EXHIBIT 2.1

OVINTIV INC.

and

OVINTIV CANADA ULC

and

LOGAN ENERGY CORP.

and

LOGAN OIL CORP.

ARRANGEMENT AGREEMENT

Dated as of October 26, 2026

TABLE OF CONTENTS

Page

ARTICLE 1 INTERPRETATION		2
1.1	Definitions	2
1.2	Interpretation Not Affected by Headings, etc.	18
1.3	Number, etc.	18
1.4	Date for Any Action	18
1.5	Entire Agreement	19
1.6	Currency	19
1.7	Accounting Matters	19
1.8	Disclosure in Writing	19
1.9	References to Legislation	19
1.10	Knowledge	19
1.11	No Strict Construction	19
1.12	Schedules	20

ARTICLE 2 THE ARRANGEMENT AND MEETING		21
2.1	Plan of Arrangement	21
2.2	Logan Board Recommendation	23
2.3	Circular and Meeting	24
2.4	Court Proceedings	25
2.5	Effective Date	26
2.6	Payment of Consideration	27
2.7	Logan Employee Matters	27
2.8	Treatment of Logan Incentives	28
2.9	Applicable U.S. Securities Laws	30
2.10	Income Tax Matters and Withholdings Obligations	31
2.11	Treatment of Logan Warrants	32

ARTICLE 3 COVENANTS AND ADDITIONAL AGREEMENTS		32
3.1	Covenants of Parent and Purchaser Regarding Conduct	32
3.2	Conduct of Business of Logan	32
3.3	Covenants Regarding the Arrangement	37
3.4	Additional Covenants of Parent and Purchaser	41
3.5	Additional Covenants of Logan	42
3.6	Competition Act Approval	45
3.7	Sufficiency of Funds	46
3.8	Parent Guarantee	46
3.9	Newco Transactions	46
3.10	Newco Transaction Warrants and Listing	48
3.11	Newco Indemnity	49
3.12	Covenants of Newco	50
3.13	Non-Competition	51
3.14	Non-Solicitation	52
3.15	Restrictive Covenants	52

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER		53
4.1	Representations and Warranties of Parent and Purchaser	53
4.2	Investigation	53
4.3	Disclaimer	53

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4.4	Survival of Representations and Warranties	53

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF LOGAN AND NEWCO		53
5.1	Representations and Warranties of Logan	53
5.2	Representations and Warranties of Newco	54
5.3	Investigation	54
5.4	Disclaimer	54
5.5	Survival of Representations and Warranties	54

ARTICLE 6 CONDITIONS PRECEDENT		54
6.1	Mutual Conditions Precedent	54
6.2	Additional Conditions to Obligations of Parent and Purchaser	55
6.3	Additional Conditions to Obligations of Logan	56
6.4	Notice and Cure Provisions	57
6.5	Merger of Conditions	58

ARTICLE 7 ADDITIONAL AGREEMENTS		58
7.1	Covenants Regarding Non-Solicitation	58
7.2	Purchaser Disposition of Rights	63
7.3	Purchaser Expense Reimbursement	64
7.4	Quantum of Purchaser Termination Amount and Specific Performance	65
7.5	Fees and Expenses	65
7.6	Access to Information; Confidentiality	65
7.7	Insurance and Indemnification	66
7.8	Financial Advisors	67
7.9	Privacy Issues	67

ARTICLE 8 AMENDMENT		69
8.1	Amendment	69

ARTICLE 9 TERMINATION		69
9.1	Termination	69
9.2	Notice and Effect of Termination	70
9.3	Waiver	70

ARTICLE 10 NOTICES		71
10.1	Notices	71

ARTICLE 11 GENERAL		72
11.1	Binding Effect	72
11.2	Assignment and Enurement	72
11.3	Disclosure	73
11.4	Severability	73
11.5	Further Assurances	73
11.6	Time of Essence	74
11.7	Governing Law	74
11.8	Specific Performance	74
11.9	Third Party Beneficiaries	74
11.10	Counterparts	74

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SCHEDULES

Schedule "A"	Plan of Arrangement
Schedule "B"	Forms of Logan Transaction Resolution and Newco Resolutions
Schedule "C"	Representations and Warranties of Parent and Purchaser
Schedule "D"	Representations and Warranties of Logan
Schedule "E"	Representations and Warranties of Newco
Schedule "F"	Form of Conveyance Agreement
Schedule "G"	Restricted Area Map
Schedule "H"	Transition Services Agreement

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ARRANGEMENT AGREEMENT

THIS ARRANGEMENT AGREEMENT dated the 26th day of October, 2026

AMONG:

OVINTIV INC., a corporation existing under the laws of the State of Delaware ("Parent")

- and -

OVINTIV CANADA ULC, a corporation existing under the laws of the Province of British Columbia ("Purchaser")

- and -

LOGAN ENERGY CORP., a corporation existing under the laws of the Province of Alberta ("Logan")

- and -

LOGAN OIL CORP., a corporation existing under the laws of the Province of Alberta ("Newco")

WHEREAS Parent, Purchaser and Logan wish to complete a transaction involving the acquisition by Purchaser of all the issued and outstanding Logan Shares in accordance with the terms set out herein;

AND WHEREAS Newco is a wholly-owned subsidiary of Logan which will complete the Newco Transactions, and the Parties wish that, as part of the Arrangement and immediately prior to the acquisition of the Logan Shares by Purchaser, the Newco Shares and the Newco Transaction Warrants be distributed to the Logan Shareholders;

AND WHEREAS Parent, Purchaser and Logan wish to carry out the transactions contemplated by this Agreement by way of a plan of arrangement of Logan under Section 193 of the ABCA;

AND WHEREAS the Parent Board, the Purchaser Board and the Logan Board have each unanimously determined that it would be in the best interests of Parent, Purchaser and Logan, respectively, to enter into this Agreement and to complete the transactions contemplated herein;

AND WHEREAS the Logan Board, acting upon the unanimous recommendation of the Special Committee and upon, among other things, the advice of its Financial Advisor and legal advisors, has unanimously determined: (i) that the Arrangement is fair to the Logan Shareholders; and (ii) to recommend that the Logan Shareholders vote in favour of the Logan Transaction Resolution, the Newco Financing Resolution, the Newco Option Plan Resolution and the Newco Share Award Plan Resolution, and that the holders of Logan Options, the holders of Logan RSAs and the holders of Logan Warrants vote in favour of the Logan Transaction Resolution;

AND WHEREAS concurrently with the execution of this Agreement, Purchaser has entered into the Logan Support Agreements with the Supporting Logan Shareholders, pursuant to which, among other things, the Supporting Logan Shareholders have agreed, subject to the terms and conditions thereof, to vote their Logan Shares, Logan Options, Logan RSAs and Logan Warrants, as applicable, in favour of the Logan Transaction Resolution;

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AND WHEREAS the Parties have entered into this Agreement to provide for the matters referred to in the foregoing recitals and for other matters related to the transactions herein provided for;

NOW THEREFORE in consideration of the covenants and agreements herein contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Parties covenant and agree as follows:

Article 1
INTERPRETATION

1.1	Definitions

Whenever used in this Agreement, including the preamble and recitals hereto, unless there is something in the context or subject matter inconsistent therewith, the following defined words and terms have the indicated meanings and grammatical variations of such words and terms have corresponding meanings:

"2026 Performance Bonus" has the meaning ascribed thereto in Section 2.7(d);

"ABCA" means the Business Corporations Act, RSA 2000, c B-9;

"Acquisition Proposal" means, other than the transactions contemplated by this Agreement and other than any transaction involving only Logan and one or more of its wholly-owned subsidiaries, any inquiry or the making of any proposal, expression of interest, or offer to Logan or to the Logan Shareholders, whether or not in writing from, or public announcement of an intention by, any Person or group of Persons "acting jointly or in concert" within the meaning of National Instrument 62-104 – Take-Over Bids and Issuer Bids (other than Purchaser, Parent or their respective affiliates) which constitutes, or may reasonably be expected to lead to (in either case whether in one transaction or a series of transactions):

(a)	a direct or indirect sale, issuance or acquisition of shares or other securities (including securities convertible into or exchangeable or exercisable for shares or other securities) of Logan that, when taken together with the shares and other securities of Logan held by the proposed acquiror and any Person acting jointly or in concert with such acquiror, represent 20% or more of any class of equity or voting securities of Logan or rights or interests therein and thereto;
(b)	a direct or indirect acquisition (or any lease, joint venture, acquisition of royalty interest, farm-in, farm-out, development agreement, long-term supply agreement or other arrangement having the same economic effect as a purchase or sale) of any of the assets of Logan and/or any of its subsidiaries (and, for greater certainty, assets shall include shares of subsidiaries owned by Logan) to which 20% or more of Logan's revenues or earnings on a consolidated basis are attributable;
(c)	an amalgamation, arrangement, merger, share exchange, business combination, consolidation, recapitalization, liquidation, dissolution, winding up, reorganization or similar transaction involving Logan and/or any of its subsidiaries that collectively own assets (including, for greater certainty, securities of any direct or indirect subsidiary of Logan) to which 20% or more of Logan's revenues or earnings on a consolidated basis are attributable;
(d)	a take-over bid, issuer bid, exchange offer, recapitalization, liquidation, dissolution, winding-up, reorganization or similar transaction involving Logan and/or any of its
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subsidiaries that, if consummated, would result in a Person or group of Persons acting jointly or in concert with such Person acquiring beneficial ownership of, or exercising control or direction over, 20% or more of any class of equity or voting securities of Logan; or

(e)	any other transaction, the consummation of which would or could reasonably be expected to impede, interfere with, prevent or delay the Arrangement, or which would or could reasonably be expected to materially reduce the benefits to Parent or Purchaser on a consolidated basis under the Arrangement;

"affiliate" means any Person that is affiliated with another Person in accordance with the meaning of the Securities Act, provided, however, that for the purposes of this Agreement: (i) prior to the Effective Time, Logan and Newco and each of their respective subsidiaries will be affiliates of one another; and (ii) from and after the Effective Time, Logan and Newco will not be affiliates of one another, Logan's subsidiaries will not be affiliates of Newco or any of Newco's subsidiaries, and Newco's subsidiaries will not be affiliates of Logan or any of Logan's subsidiaries, and for greater certainty, from and after such time, Purchaser, Parent and their respective affiliates (including Logan) will not be affiliates of Newco or any of Newco's subsidiaries;

"Agreement", "herein", "hereof", "hereto", "hereunder" and similar expressions mean and refer to this Arrangement Agreement (including the Schedules hereto) as supplemented, modified or amended, and not to any particular article, section, schedule or other portion hereof;

"Agreement Date" means October 26, 2026;

"Andora" means Andora Energy Corporation, a corporation existing under the laws of the Province of Alberta and, following completion of the Andora Acquisition, a wholly-owned subsidiary of Newco (or, following any amalgamation of Andora with Newco, Newco as the corporation continuing from such amalgamation);

"Andora Acquisition" means the acquisition by Newco of all of the issued and outstanding shares of Andora from CanAsia Energy Corp. pursuant to the Andora SPA;

"Andora Amalgamation" means the amalgamation of Newco and Andora under Section 184(1) of the ABCA pursuant to the Newco Reorganization, to be completed on January 1, 2027, with the corporation continuing from such amalgamation to continue under the name of Newco;

"Andora Assets" means all of the assets, properties, rights and interests of Andora, including its interests in the Sawn Lake area of Alberta and under the KIGAM Agreement (as defined in the Andora SPA), whether held at the Andora Effective Date or acquired thereafter;

"Andora Effective Date" means August 1, 2026, being the "Effective Date" under and as defined in the Andora SPA;

"Andora SPA" means the share purchase agreement dated August 14, 2026 between Newco, as purchaser, and CanAsia Energy Corp., as vendor, in respect of the Andora Acquisition;

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"Andora Transaction Agreements" means, collectively, the Andora SPA, the conditional payment agreement dated August 14, 2026 among Newco, Andora and CanAsia Energy Corp., the deferred payment guaranty delivered by Andora under the Andora SPA, the assignment of the KIGAM Agreement and any replacement parent company guarantee delivered in connection therewith, and all other agreements, instruments, certificates and documents entered into or delivered in connection with the Andora Acquisition, in each case as amended, supplemented or replaced from time to time;

"Anti-Corruption Laws" means, collectively, the FCPA, the Corruption of Foreign Public Officials Act (Canada), the Money Laundering Laws and the rules and regulations under any other Applicable Laws of any jurisdiction covering a similar subject matter;

"Applicable Canadian Securities Laws" means, collectively, the Securities Act or similar statutes of each of the provinces and territories of Canada and the respective rules and regulations under such laws, together with applicable published national, multilateral and local policy statements, instruments, notices and blanket orders of the provinces and territories of Canada and all rules, by-laws and regulations governing the TSXV and the Toronto Stock Exchange;

"Applicable Laws" means, in any context that refers to one or more Persons or its or their respective businesses, activities, properties, assets, undertakings or securities, the Laws that apply to such Person or Persons or its or their respective businesses, activities, properties, assets, undertakings or securities and emanate from a Governmental Authority having jurisdiction over the Person or Persons or its or their respective businesses, activities, properties, assets, undertakings or securities and, for greater certainty, includes Applicable Canadian Securities Laws and Applicable U.S. Securities Laws;

"Applicable U.S. Securities Laws" means, collectively, federal and state securities legislation of the United States (including the U.S. Securities Act and the U.S. Exchange Act) and all rules, regulations and bylaws governing the New York Stock Exchange;

"ARC" means an advance ruling certificate issued by the Commissioner under Section 102 of the Competition Act;

"Arrangement" means the arrangement pursuant to Section 193 of the ABCA, on the terms set out in the Plan of Arrangement, as supplemented, modified or amended in accordance with the Plan of Arrangement or made at the direction of the Court in the Final Order, provided that such supplement, modification or amendment is acceptable to the Parties, each acting reasonably;

"Articles of Arrangement" means the articles of arrangement in respect of the Plan of Arrangement required under Section 193(4.1) of the ABCA to be filed with the Registrar after the Final Order has been granted and all other conditions precedent to the Arrangement have been satisfied or waived, to give effect to the Arrangement;

"Business Day" means any day, other than a Saturday, Sunday or a statutory holiday in the Province of Alberta;

"Certificate" means the certificate or other proof of filing to be issued by the Registrar pursuant to Section 193(11) of the ABCA in respect of the Articles of Arrangement;

"Circular" means the management information circular of Logan to be sent by Logan to the Logan Shareholders, the holders of Logan Options, the holders of Logan RSAs and the

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holders of Logan Warrants (and any other Persons required by the Interim Order) in connection with the Meeting, together with any amendments thereto or supplements thereof;

"Commissioner" means the Commissioner of Competition appointed under the Competition Act or any Person authorized to exercise the powers and perform the duties of the Commissioner of Competition and includes the Commissioner's representatives where the context requires;

"Competition Act" means the Competition Act, RSC 1985, c C-34;

"Competition Act Approval" means the occurrence of one or more of the following, in respect of the transactions contemplated by this Agreement:

(a)	the Commissioner shall have issued an ARC; or
(b)	both: (i) either the waiting period has expired or been terminated by the Commissioner under Sections 123(1) or 123(2), respectively, of the Competition Act, or the obligation to provide a pre-merger notification in accordance with Part IX of the Competition Act has been waived by the Commissioner under Section 113(c) thereof; and (ii) unless waived by Purchaser at Purchaser's sole discretion, the Commissioner shall have issued a No Action Letter, on terms and conditions satisfactory to Purchaser, acting reasonably;

"Confidentiality Agreement" means the confidentiality agreement between Parent and Logan dated August 24, 2026, as amended from time to time;

"Consideration" means $1.40 in cash per Logan Share or New Logan Share, as applicable, being the consideration payable pursuant to the Plan of Arrangement to a Person who is a Logan Shareholder;

"Contract" means, with respect to a Party, a contract, lease, instrument, note, bond, debenture, mortgage, agreement, arrangement or understanding, written or oral, to which such Party, or any of its subsidiaries, is a party or under which such Party or any of its subsidiaries is bound, has unfulfilled obligations or contingent liabilities or is owed unfulfilled obligations, whether known or unknown, and whether asserted or not;

"Conveyance" means the conveyance by Logan to Newco of the Conveyed Assets, on the terms and conditions set out in the Conveyance Agreement;

"Conveyance Agreement" means the conveyance agreement to be entered into between Logan and Newco prior to the Effective Time, substantially in the form attached as Schedule "F" hereto, with such changes thereto as the Parties may agree, each acting reasonably;

"Conveyed Assets" means the assets of Logan described in Schedule "F" and the Disclosure Letter that are to be conveyed by Logan to Newco pursuant to the Conveyance Agreement;

"Court" means the Court of King's Bench of Alberta;

"Data Room" means all documents made available by Logan to Parent and its Representatives in the electronic data room accessible at Datasite, as it existed as of 12:00 p.m. (Calgary, Alberta time) on October 23, 2026;

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"Depositary" means the Person appointed by the Parties in connection with the Arrangement for the purpose of receiving deposits of certificates formerly representing Logan Shares and paying the Consideration and delivering the Newco Securities;

"Disclosing Party" has the meaning ascribed thereto in Section 7.9(a);

"Disclosure Letter" means the disclosure letter dated the Agreement Date from Logan to Parent and Purchaser;

"Dissent Rights" has the meaning ascribed thereto in the Plan of Arrangement;

"Economic Sanctions" means the economic sanctions administered by OFAC, Global Affairs Canada or Public Safety Canada or any Applicable Law or executive order relating thereto;

"EDGAR" means the Electronic Data Gathering, Analysis and Retrieval System administered by the United States Securities and Exchange Commission;

"Effective Date" means the date the Arrangement becomes effective in accordance with the ABCA;

"Effective Time" means the time on the Effective Date at which the Articles of Arrangement are filed in accordance with Section 193(4.1) of the ABCA;

"Encumbrance" means any mortgage, pledge, assignment, charge, lien, security interest, adverse interest in property, other third party interest or encumbrance of any kind whether contingent or absolute, and any agreement, option, right or privilege (whether by Law, Contract or otherwise) capable of becoming any of the foregoing and "Encumber" shall have the correlative meaning;

"Environment" means the natural components of the earth and includes: (i) any land (including land surface or subsurface strata), soil or underground space, surface water, ground water, body of water, sediment, and air (including all layers of the atmosphere); (ii) all organic and inorganic matter and living organisms; (iii) the interacting natural systems that include components referred to in clauses (i) and (ii); (iv) the environment or natural environment as defined in any Environmental Laws; and (v) any other environmental medium or natural resource, and includes indoor spaces;

"Environmental Laws" means, with respect to any one or more Persons or its or their business, activities, property, assets or undertakings, all Laws relating to the Environment and the protection of the Environment of the jurisdictions applicable to such Person or Persons or its or their business, activities, property, assets or undertakings, including Laws relating to the storage, use, handling, manufacture, processing, labelling, transportation, treatment, Release or disposal of, or exposure to, Hazardous Substances;

"Exercise Advance" has the meaning ascribed thereto in Section 2.8(g);

"Exercise Agreements" means the agreements to be entered into by Logan and each of the holders of Logan Options, Logan Warrants and Logan RSAs, in a form satisfactory to Purchaser, acting reasonably, pursuant to which each such holder agrees to exercise or settle, as applicable, all of its Logan Options, Logan Warrants and Logan RSAs before the Effective Time in accordance with the Plan of Arrangement (which exercise may be funded in whole or in part by the Exercise Advance) in accordance with Sections 2.8 and 2.11;

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"Extraordinary Written Consent" has the meaning ascribed thereto in Section 2.1(c)(iv);

"Fairness Opinion" means the opinion of National Bank Financial Inc., as financial advisor to the Special Committee and the Logan Board, to the effect that, as of the date of such opinion, and subject to the assumptions made and limitations and qualifications included therein, the consideration (being the Consideration, Newco Shares and Newco Transaction Warrants) to be received by Logan Shareholders pursuant to the Arrangement is fair, from a financial point of view, to Logan Shareholders (other than directors and officers of Logan);

"FCPA" means the United States Foreign Corrupt Practices Act of 1977;

"Final Order" means the order of the Court approving the Arrangement pursuant to Section 193(4) of the ABCA, as such order may be affirmed, amended or modified by any court of competent jurisdiction prior to the Effective Time, provided that any such amendment or modification is acceptable to both Logan and Parent, each acting reasonably;

"Financial Advisor" means: (i) in the case of Logan, National Bank Financial Inc.; and (ii) in the case of Parent, RBC Dominion Securities Inc.;

"Governmental Authority" means any: (i) domestic or foreign, multinational, national, federal, territorial, provincial, state, regional, municipal or local government or governmental, regulatory, legislative, executive or administrative authority, department, court, commission, board or tribunal, arbitral body, bureau, ministry, agency, regulator, legislature or instrumentality or official, including any political subdivision thereof; (ii) quasi-governmental or private body exercising regulatory, expropriation or taxing authority under or for the account of any of the foregoing; or (iii) any stock exchange;

"Hazardous Substances" means all material, substance and waste that is prohibited, listed, defined, designated, classified or regulated under or pursuant to any Environmental Laws, including any pollutant, substance, dangerous substance, toxic substance, hazardous material, hazardous substance, waste, hazardous waste, dangerous good or contaminant, whether natural or artificial, and all breakdown substances, and specifically including petroleum and all derivatives thereof and synthetic substitutes therefor, asbestos or asbestos-containing materials in any form or condition, and polychlorinated biphenyls;

"Hedging Transaction" means: (i) any transaction which is a rate swap transaction, basis swap, forward rate transaction, commodity loan, commodity consignment, commodity lease, commodity swap, commodity option, commodity purchase or sale (including, a forward Contract and whether settled by physical or financial delivery), equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, transaction to buy, sell, borrow or lend securities or any other similar transaction (including any option with respect to any of these transactions); and (ii) any derivative or combination of these transactions;

"IFRS" means International Financial Reporting Standards issued by the International Accounting Standards Board;

"Independent Contractors" means those Persons engaged by Logan to provide services to Logan, either in their personal capacity or through a corporation, and as disclosed in the Disclosure Letter;

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"Information Technology" means all: (i) computer, information technology, data processing, and communications systems, components, facilities, and services, including all software, hardware, networks, interfaces, platforms, databases and related data, switches, telecommunications equipment, operating systems, websites, website content, links; and (ii) equipment relating to the transmission, storage, maintenance, organization, presentation, generation, processing, or analysis of data and information, whether or not in electronic format;

"Intellectual Property Rights" means any right or protection existing from time to time in any jurisdiction throughout the world, whether registered or not, under any patent Law or other invention or discovery Law, copyright Law, industrial design Law, confidential information Law (including breach of confidence), trade secret Law, trademark Law, rights in internet domain names, and any other industrial or intellectual property Laws, including all registrations, applications for registration, divisionals and renewals for any of the foregoing (as applicable), legislation by competent Governmental Authorities and judicial decisions under common law or equity, and rights and remedies against past, present, and future infringement, misappropriation, or other violation of any such right or protection;

"Interim Order" means the interim order of the Court concerning the Arrangement under Section 193(4) of the ABCA, containing declarations and directions with respect to the Arrangement and the holding of the Meeting, as such order may be affirmed, amended or modified by any court of competent jurisdiction prior to the Effective Time, provided that any such amendment or modification is acceptable to both Logan and Parent, each acting reasonably;

"ISDA" has the meaning ascribed thereto in Section (aa)(ii)(D) of Schedule "D";

"Laws" means all laws (including, for greater certainty, common law), statutes, regulations, by-laws, rules, Orders, ordinances, protocols, codes, guidelines, notices and directions (in each case having the force of law) enacted, promulgated, enforced, issued or entered by a Governmental Authority (including all Applicable Canadian Securities Laws and all Applicable U.S. Securities Laws) and the terms and conditions of any grant of approval, permission, judgment, decision, ruling, award, authority or license of any Governmental Authority or self-regulatory authority;

"Logan" means Logan Energy Corp., a corporation existing under the laws of the Province of Alberta;

"Logan Balance Sheet" has the meaning ascribed thereto in Section (gg)(i) of Schedule "D";

"Logan Bilateral Credit Facility" means the amended and restated offering letter dated March 18, 2024 between Logan and National Bank of Canada, as the same may be amended, restated, supplemented or modified from time to time;

"Logan Board" means the board of directors of Logan;

"Logan Board Recommendation" has the meaning ascribed thereto in Section 2.2(a);

"Logan Capital Program" means the capital program of Logan set out in the Disclosure Letter;

"Logan Credit Agreement" means the third amended and restated credit agreement dated March 10, 2026, among Logan, as borrower, the financial institutions party thereto from time

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to time, as lenders, and National Bank of Canada, as administrative agent for the lenders, as amended by a first amending agreement made effective as of August 12, 2026, and as the same may be further amended, restated, supplemented or modified from time to time;

"Logan Credit Documents" means, collectively, the Logan Bilateral Credit Facility, the Logan Credit Agreement and the Logan Letter of Credit Facility;

"Logan Documents" has the meaning ascribed thereto in Section (bb) of Schedule "D";

"Logan Employee Plans" has the meaning ascribed thereto in Section (zz) of Schedule "D" and, for greater certainty, includes the employment agreements, change of control and severance policies and other arrangements with the officers and employees of Logan disclosed in the Disclosure Letter;

"Logan Employees" means individuals employed by Logan on a full-time, part-time or temporary basis, and for greater certainty includes officers of Logan, but excludes individuals employed by Newco or any Newco Subsidiary;

"Logan Financial Statements" means, together: (i) the audited financial statements of Logan as at and for the years ended December 31, 2025 and 2024, together with the notes thereto and the auditor's report thereon; and (ii) the interim unaudited financial statements of Logan as at and for the three and six months ended June 30, 2026;

"Logan Group" has the meaning ascribed thereto in Section 3.2(a);

"Logan Incentive Plans" means, collectively, the Logan Share Award Plan and the Logan Option Plan;

"Logan Incentives" means, collectively, the Logan RSAs and the Logan Options;

"Logan Indemnified Parties" has the meaning ascribed thereto in Section 3.11(a);

"Logan Information" means the information prepared and provided by Logan and required to be included or incorporated by reference in the Circular under Applicable Canadian Securities Laws other than Parent Information and, following the Effective Time, Newco Information;

"Logan IP" has the meaning ascribed thereto in Section (eee) of Schedule "D";

"Logan IT" has the meaning ascribed thereto in Section (eee) of Schedule "D";

"Logan Letter of Credit Facility" means, collectively, the unsecured demand letter of credit facility agreement entered into by Logan with National Bank of Canada dated June 7, 2024, the EDC PSG Offer Letter (as defined therein) dated May 2, 2024 and the EDC Indemnity Agreement (as defined therein) dated April 10, 2024, as amended June 5, 2024, as the same may be amended, restated, supplemented or modified from time to time;

"Logan Material Contracts" means the Contracts described in Section (aa) of Schedule "D", together with all exhibits, schedules, amendments, modifications, supplements and renewals to such Contracts;

"Logan Option Plan" means Logan's stock option plan dated April 14, 2023, as amended;

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"Logan Options" means the stock options issued pursuant to the Logan Option Plan;

"Logan Q3 2026 Financial Statements" means the management prepared unaudited interim condensed financial statements of Logan as at and for the three and nine months ended September 30, 2026, together with the notes thereto, included in the Disclosure Letter;

"Logan Required Approval" has the meaning ascribed thereto in Section 2.1(c)(iii);

"Logan Reserves Report" means the report prepared by McDaniel dated February 17, 2026, evaluating Logan's proved and probable reserves as at December 31, 2025;

"Logan RSAs" means the restricted share awards issued pursuant to the Logan Share Award Plan;

"Logan Share Award Plan" means Logan's share award incentive plan dated April 14, 2023, as amended;

"Logan Shareholder" means a holder of Logan Shares;

"Logan Shares" means the common shares in the capital of Logan;

"Logan Subsidiaries" means Newco and, following their acquisition pursuant to the Newco Transactions, the Newco Subsidiaries;

"Logan Support Agreements" means the support agreements entered into between the Supporting Logan Shareholders and Purchaser, dated as of the Agreement Date;

"Logan Transaction Resolution" means the special resolution in respect of the Arrangement to be considered and voted on by the Logan Shareholders, the holders of Logan Options, the holders of Logan RSAs and the holders of Logan Warrants at the Meeting, substantially in the form included in Part A of Schedule "B" attached hereto, including any amendments or variations made thereto in accordance with this Agreement or at the direction of the Court in the Interim Order, provided any amendments made at the direction of the Court are acceptable to the Parties, each acting reasonably;

"Logan Warrants" means the outstanding certificated common share purchase warrants of Logan, each entitling the holder thereof to acquire one Logan Share at an exercise price of $0.35;

"Losses" means all losses, liabilities, damages, costs, expenses (including reasonable legal fees and disbursements), fines, penalties, Taxes, judgments, claims, demands, Proceedings and obligations of any nature whatsoever, whether absolute, accrued, contingent or otherwise;

"Matching Period" has the meaning ascribed thereto in Section 7.1(d)(iv);

"Material Adverse Change" or "Material Adverse Effect" means, with respect to Logan, any fact or state of facts, circumstance, change, effect, occurrence or event that individually is or in the aggregate are, or would individually or in the aggregate reasonably be expected to be, material and adverse to the business, operations, results of operations, assets, properties, capitalization, liabilities, obligations (whether absolute, accrued, conditional or otherwise) or condition (financial or otherwise) of Logan and its subsidiaries, taken as a

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whole, other than any fact or state of facts, circumstance, change, effect, occurrence or event resulting from or arising in connection with:

(a)	any change, development or condition generally affecting the industries, businesses or segments thereof in which Logan and its subsidiaries operate;
(b)	any change, development or condition in or relating to global, international, national or regional political conditions (including strikes, lockouts, riots, blockades or facility takeover for emergency purposes) or in general economic, business, banking, regulatory, currency exchange, interest rate, rates of inflation or market conditions or in national or global financial, credit or capital markets;
(c)	any change, development or condition resulting from any act of terrorism or any outbreak of hostilities or declared or undeclared war, or any escalation or worsening of such acts of terrorism, hostilities or war;
(d)	any adoption, proposal, implementation or change in Law or in any interpretation, application or non-application of any Laws by any Governmental Authority (including, for greater certainty, any change to the Tax Act, the Internal Revenue Code or other applicable taxing legislation or to Tax rates);
(e)	any change in applicable generally accepted accounting principles, including IFRS, or changes in regulatory accounting requirements applicable to the oil and gas exploration, development and production businesses;
(f)	any climatic, earthquake or other natural event or condition (including weather conditions and any natural disaster);
(g)	any epidemic, pandemic, disease outbreak, other health crisis or public health event;
(h)	any decline in the market price for crude oil, natural gas or related hydrocarbons on a current or forward basis;
(i)	any change to any existing, or the imposition of any new, import or export restriction, prohibition, tariff, duty, charge or Tax imposed by:
(i)	the federal or a state or other government of the United States of America on goods (including petroleum products) imported from or exported to Canada; or
(ii)	the federal or a provincial or other government of Canada on goods (including petroleum products) imported from or exported to the United States of America;
(j)	any actions taken (or omitted to be taken) at the written request of Parent or Purchaser;
(k)	any action taken by Logan or any of its subsidiaries that is required pursuant to this Agreement (excluding any obligation to act in the ordinary course of business);
(l)	any matter which has been disclosed in writing by Logan to Parent or Purchaser or in a document filed by Logan since January 1, 2026 until two (2) Business Days prior to the Agreement Date with any securities commission or similar regulatory authority in
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compliance, or intended compliance, with Applicable Canadian Securities Laws, which is available for public viewing on Logan's profile on SEDAR+ at www.sedarplus.ca;

(m)	the execution, announcement, pendency or performance of this Agreement or the consummation of the Arrangement;
(n)	the failure of Logan to meet any internal, published, public or analyst projections, forecasts, guidance or estimates, including of revenues, earnings or cash flows (it being understood that the causes underlying such failure (unless otherwise excluded under another subsection of this definition) may be taken into account in determining whether a Material Adverse Effect has occurred); or
(o)	any change in the market price or trading volume of any securities of Logan (it being understood that the causes underlying such change in market price or trading volume (unless otherwise excluded under another subsection of this definition) may be taken into account in determining whether a Material Adverse Effect has occurred), provided, however, that: (i) with respect to clauses (a) through and including (i), such matter does not have a materially disproportionate effect on the business, operations, results of operations, assets, properties, capitalization, liabilities, obligations (whether absolute, accrued, conditional or otherwise) or condition (financial or otherwise) of Logan and its subsidiaries taken as a whole, relative to other comparable companies and entities operating in the oil and gas industry (in which case the incremental disproportionate effect may be taken into account in determining whether there has been, or is reasonably expected to be, a Material Adverse Effect); (ii) unless expressly provided in any particular section of this Agreement, references in certain sections of this Agreement to dollar amounts are not intended to be, and shall not be deemed to be, illustrative or interpretive for purposes of determining whether a "Material Adverse Effect" has occurred; and (iii) for the purposes of determining whether a Material Adverse Effect or Material Adverse Change has occurred, such determination shall be made solely by reference to the business, operations, results of operations, assets, properties, capitalization, liabilities, obligations (whether absolute, accrued, conditional or otherwise) and condition (financial or otherwise) of Logan as it will exist following the completion of the Newco Transactions, and shall expressly exclude any fact, state of facts, circumstance, change, effect, occurrence or event relating solely and exclusively to (A) the Newco Assets, (B) the Newco Subsidiaries, or (C) the Newco Transactions, provided, in each case, such facts, circumstances, change, effect, occurrence or event shall not, and would not reasonably be expected to: (x) interfere with, prevent, impede or materially delay the consummation of the Arrangement or any of the other transactions contemplated by this Agreement; (y) adversely affect, in any material respect, the business, operations, assets, liabilities, properties, condition (financial or otherwise) of Logan following the Effective Time or the ability of Newco to fulfill its indemnification obligations hereunder or under the Conveyance Agreement; or (z) result in any liability, cost, expense, obligation or commitment of Logan, Purchaser or Parent following the Effective Time;

"material change" has the meaning ascribed thereto in the Securities Act;

"Material Subsidiary" means a direct or indirect subsidiary, the total assets of which constitute more than 10% of the consolidated assets of Logan as at December 31, 2025, the total liabilities of which constitute more than 10% of the consolidated liabilities of Logan as at

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December 31, 2025, or the total revenues of which constitute more than 10% of the consolidated revenues of Logan for the year ended December 31, 2025;

"McDaniel" means McDaniel & Associates Consultants Ltd.;

"Meeting" means the special meeting of Logan Shareholders, holders of Logan Options, holders of Logan RSAs and holders of Logan Warrants to be called and held in accordance with this Agreement and the Interim Order to permit the Logan Shareholders, holders of Logan Options, holders of Logan RSAs and holders of Logan Warrants to consider the Logan Transaction Resolution and to permit the Logan Shareholders to consider the Newco Resolutions, and related matters, and any adjournment(s) or postponement(s) thereof;

"misrepresentation" has the meaning ascribed thereto in the Securities Act;

"Money Laundering Laws" means, collectively, the applicable anti-money laundering Laws thereunder and any related or similar applicable rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority having jurisdiction over the Person or Persons or its or their respective businesses, activities, properties, assets, undertakings or securities;

"New Logan Shares" means the Class A common shares in the capital of Logan to be created pursuant to the Plan of Arrangement;

"Newco Assets" means all of the assets, properties, rights and interests of Newco and the Newco Subsidiaries (including Andora and the Andora Assets) at the Effective Time, including the Conveyed Assets and the other assets acquired or to be acquired by Newco pursuant to the Newco Transactions;

"Newco Financing" means the non-brokered private placement by Newco of Newco Shares and Newco Units at the Newco Financing Price for aggregate gross proceeds of not less than $100,000,000, to be completed as soon as reasonably practicable following the Effective Time;

"Newco Financing Price" means $1.00 per Newco Share or Newco Unit, being the price determined by the Logan Board to be equal to the net asset value per Newco Share of the Newco Assets, as disclosed in the Circular;

"Newco Financing Resolution" means the ordinary resolution of the Logan Shareholders approving the Newco Financing (including the participation therein of insiders of Logan and Newco) to be considered and voted on by the Logan Shareholders at the Meeting, substantially in the form included in Part B of Schedule "B" attached hereto;

"Newco Financing Warrants" means the Newco Share purchase warrants forming part of the Newco Units, each entitling the holder thereof to acquire one Newco Share at an exercise price equal to the Newco Financing Price for a period of five years from the date of issuance, subject to the performance vesting conditions described in the Circular;

"Newco Incentive Plans" means, collectively, the Newco Option Plan and the Newco Share Award Plan;

"Newco Information" means all information required by Applicable Canadian Securities Laws and the policies of the TSXV to be included in the Circular describing Newco and its business, operations and affairs, including the Newco Assets, the Newco Transactions, the

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distribution of the Newco Securities, the Newco Financing, the Newco Incentive Plans and the board of directors and management of Newco following the Effective Time, prepared and provided by Logan and Newco, but specifically excluding the Parent Information;

"Newco Option Plan" means the stock option plan to be adopted by Newco prior to the Effective Time providing for the grant of options to purchase Newco Shares to directors, officers, employees and consultants of Newco, substantially in the form described in the Circular;

"Newco Option Plan Resolution" means the ordinary resolution of the Logan Shareholders approving the Newco Option Plan (and, if and to the extent required by the policies of the TSXV, any grants to be made thereunder prior to the listing of the Newco Shares on the TSXV), to be considered and voted on by the Logan Shareholders at the Meeting, substantially in the form included in Part C of Schedule "B" attached hereto;

"Newco Reorganization" means the transactions and steps described in Section 3.9(a) to be completed prior to the Effective Time;

"Newco Resolutions" means, collectively, the Newco Financing Resolution, the Newco Option Plan Resolution and the Newco Share Award Plan Resolution;

"Newco Securities" means, collectively, the Newco Shares and the Newco Transaction Warrants to be issued by Newco to Logan and distributed by Logan to the Logan Shareholders, in exchange for their Logan Shares, pursuant to the Plan of Arrangement;

"Newco Share Award Plan" means the share award incentive plan to be adopted by Newco prior to the Effective Time providing for the grant of restricted and performance share awards to directors, officers, employees and consultants of Newco, substantially in the form described in the Circular;

"Newco Share Award Plan Resolution" means the ordinary resolution of the Logan Shareholders approving the Newco Share Award Plan (and, if and to the extent required by the policies of the TSXV, any grants to be made thereunder prior to the listing of the Newco Shares on the TSXV), to be considered and voted on by the Logan Shareholders at the Meeting, substantially in the form included in Part D of Schedule "B" attached hereto;

"Newco Shares" means the common shares in the capital of Newco;

"Newco Subsidiaries" means Andora and any other subsidiary of Newco from time to time (and, where Andora or any other Newco Subsidiary amalgamates with Newco, references to Newco include the corporation continuing from such amalgamation);

"Newco Transaction Costs" means all liabilities, costs, expenses, obligations and commitments of Logan incurred, paid, payable, accrued or reasonably expected to become payable, whether before, on or after the Effective Time, in connection with the Newco Transactions, and includes, for greater certainty, the amount of any intercompany balance or advance owing by Newco or any Newco Subsidiary to Logan that is forgiven, released, capitalized, contributed or otherwise settled at or prior to the Effective Time other than by repayment in cash to Logan, but excludes any liability or obligation of Newco or a Newco Subsidiary under the Andora Transaction Agreements or any other Contract in respect of the Newco Transactions (including the Holdback, the Deferred Payment and any amount payable under the Conditional Payment Agreement referred to in Section 3.11(a)(ii)), except to the extent paid, payable or funded by Logan at or prior to the Effective Time; provided

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that, notwithstanding the foregoing exclusion, Newco Transaction Costs shall include, for greater certainty, any liability or obligation of Logan (as guarantor, surety or indemnitor, by operation of Law or otherwise) in respect of any such liability or obligation of Newco or a Newco Subsidiary, whether arising before, on or after the Effective Time. The Newco Transaction Costs incurred or committed as of the Agreement Date, and the basis on which the Newco Transaction Costs have been estimated for the purposes of this Agreement, are set out in the Disclosure Letter, provided that such disclosure is for information purposes only and shall not limit, qualify or otherwise affect the scope of this definition, the obligations of Logan and Newco under Section 3.9 or the obligations of Newco under Section 3.11;

"Newco Transaction Warrants" means the non-transferable Newco Share purchase warrants to be issued by Newco to Logan pursuant to the Plan of Arrangement and distributed to the Logan Shareholders pursuant to the Plan of Arrangement, each entitling the holder thereof to acquire one Newco Share at an exercise price equal to the Newco Financing Price at any time prior to 5:00 p.m. (Calgary time) on the date that is 60 days following the Effective Date, on the terms set out in the Newco Warrant Indenture;

"Newco Transactions" means, collectively: (i) the Newco Reorganization (including the Andora Acquisition and the Andora Amalgamation); (ii) the Newco Financing; (iii) the issuance by Newco of the Newco Securities to Logan and the subsequent distribution of the Newco Securities by Logan to the Logan Shareholders in exchange for their Logan Shares; (iv) the listing of the Newco Shares on the TSXV; (v) the Conveyance; and (vi) the other transactions and steps described in the Disclosure Letter as "Newco Transactions", together with all agreements, instruments and documents entered into in connection with any of the foregoing;

"Newco Units" means units of Newco to be issued pursuant to the Newco Financing to directors, officers and employees of Newco and to such additional subscribers as may be identified by them, each Newco Unit comprising one Newco Share and one Newco Financing Warrant;

"Newco Warrant Indenture" means the warrant indenture to be entered into prior to the Effective Time between Newco and Odyssey Trust Company, as warrant agent, governing the Newco Transaction Warrants, in form satisfactory to Logan and Newco and reasonably satisfactory to Parent;

"No Action Letter" means a written confirmation from the Commissioner that he does not, at that time, intend to make an application under Section 92 of the Competition Act;

"OFAC" means the Office of Foreign Assets Control of the U.S. Treasury Department;

"OHSL" means Occupational Health and Safety Laws applicable to Logan;

"Order" means all judicial, arbitral, administrative, ministerial, departmental or regulatory judgments, injunctions, orders, decisions, rulings, determinations, awards, or decrees of any Governmental Authority (in each case, whether temporary, preliminary or permanent);

"Other Party" means: (i) with respect to Parent and Purchaser, Logan and/or Newco; and (ii) with respect to Logan and Newco, Purchaser and/or Parent, as the context requires;

"Outside Date" means February 26, 2027, provided that if the Competition Act Approval has not been obtained by that date and the Competition Act Approval has not been denied by a non-appealable decision of a Governmental Authority, the Outside Date may be extended by up to two (2) one (1) month periods by either Party delivering a notice to the Other Party of

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its election of such extension delivered on or before the Outside Date then in effect, and thereafter the Outside Date may be extended by the mutual agreement of the Parties in writing;

"Parent" means Ovintiv Inc., a corporation existing under the Laws of the State of Delaware;

"Parent Board" means the board of directors of Parent;

"Parent Information" means all information prepared and provided by Parent and Purchaser for inclusion or incorporation by reference in the Circular;

"Parties" or "Party" means Parent, Purchaser, Logan and Newco, as the case may be;

"Permitted Assignee" has the meaning ascribed thereto in Section 11.2;

"Personal Information" means any information that is defined as "personal information" under Applicable Law;

"Plan of Arrangement" means the plan of arrangement in the form attached hereto as Schedule "A", as the same may be amended or supplemented from time to time in accordance with the terms hereof, thereof or at the direction of the Court in the Final Order provided that such amendment or supplement is acceptable to the Parties, each acting reasonably;

"Proceeding" shall mean any actual or threatened claim (including a claim of a violation of Applicable Law), cause of action, action, charge, complaint, audit, demand, litigation, suit, proceeding, investigation, citation, inquiry, originating application to a tribunal, arbitration or other proceeding at Law or in equity or order or ruling, in each case whether civil, criminal, administrative, investigative or otherwise, whether in contract, in tort or otherwise, and whether or not such claim, cause of action, action, charge, complaint, audit, demand, litigation, suit, proceeding, investigation, citation, inquiry, originating application to a tribunal, arbitration or other proceeding or order or ruling results in a formal civil or criminal litigation or regulatory action;

"Purchaser" means Ovintiv Canada ULC, a corporation existing under the Laws of the Province of British Columbia;

"Purchaser Board" means the board of directors of Purchaser;

"Purchaser Disposition Event" has the meaning ascribed thereto in Section 7.2;

"Purchaser Expense Reimbursement Amount" has the meaning ascribed thereto in Section 7.3;

"Purchaser Expense Reimbursement Event" has the meaning ascribed thereto in Section 7.3;

"Purchaser Termination Amount" has the meaning ascribed thereto in Section 7.2;

"Recipient" has the meaning ascribed thereto in Section 7.9(a);

"Registrar" means the Registrar of Corporations or a Deputy Registrar of Corporations appointed under Section 263 of the ABCA;

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"Release" means any release, spill, leak, pumping, addition, pouring, emission, emptying, discharge, migration, injection, escape, leaching, disposal, dumping, deposit, spraying, burial, abandonment, incineration, seepage, placement or introduction of a Hazardous Substance, whether accidental or intentional, into or through the Environment that would constitute a violation of Environmental Law;

"Representatives" means, in respect of a Party, its subsidiaries and its and their respective directors, officers, employees, financial advisors, legal counsel, accountants, agents and other advisors and representatives;

"Resignations and Mutual Releases" has the meaning ascribed thereto in Section 2.7(b);

"Restricted Area" has the meaning ascribed thereto in Section 3.13(a);

"Restricted Business" has the meaning ascribed thereto in Section 3.13(a);

"Restricted Period" has the meaning ascribed thereto in Section 3.13(a);

"Restrictive Covenant" has the meaning ascribed thereto in Section 3.15;

"Return" means any written or electronic report, return, statement, claim for refund, election, designation, form, declaration of estimated tax, information statement and information return required to be filed or actually filed with a Governmental Authority in connection with any Taxes;

"Securities Act" means the Securities Act, RSA 2000, c S-4;

"SEDAR+" means the System for Electronic Data Analysis and Retrieval +;

"Special Committee" means the special committee of independent directors of the Logan Board constituted to, among other things, review and consider the Arrangement and make recommendations to the Logan Board in respect thereof;

"subsidiary" has the meaning ascribed thereto in the Securities Act;

"Superior Proposal" means an unsolicited bona fide written Acquisition Proposal:

(a)	that complies with all Applicable Canadian Securities Laws and Applicable U.S. Securities Laws and did not result from a breach of Section 7.1;
(b)	that is not subject to a financing condition;
(c)	that is not subject to any due diligence condition and/or access condition;
(d)	to acquire not less than all of the outstanding Logan Shares or not less than substantially all of the assets, properties, permits, rights or other privileges (whether contractual or otherwise) of Logan;
(e)	that the Logan Board has determined in good faith (after receipt of advice from its financial advisors and legal counsel) is reasonably likely to be consummated without undue delay within the time and on the terms of such Acquisition Proposal (including, the terms of any proposed financing arrangements), taking into account all legal,
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financial, regulatory and other aspects of such Acquisition Proposal and the Person making such Acquisition Proposal; and

(f)	that the Logan Board determines in good faith, after receipt of advice from its financial advisors, would be, if consummated within the time and in accordance with its terms (including, the terms of any proposed financing arrangements), and without assuming away the risk of non-completion, more favourable, from a financial point of view, to the Logan Shareholders than the Arrangement;

"Supporting Logan Shareholders" means each of the directors and executive officers of Logan;

"Tax" or "Taxes" means all taxes, duties, fees, premiums, assessments, imposts, levies and other similar charges in the nature of tax imposed by any Governmental Authority and howsoever denominated, together with all interest, penalties, fines, additions to tax or other additional amounts imposed in respect thereof, including those levied on, or measured by, or referred to as, income, gross receipts, profits, capital, large corporation, capital gain, minimum, transfer, land transfer, sales, goods and services, harmonized sales, provincial sales, use, value-added, excise, stamp, withholding, business, franchising, property, environmental, estimated, employer health, payroll, employment, employment insurance, health and health insurance, social services, education and social security taxes, fuel taxes or levies, all surtaxes, all customs duties and import and export taxes, pension plan and workers compensation premiums or contributions, carbon taxes or levies and other obligations of the same or of a similar nature to any of the foregoing;

"Tax Act" means the Income Tax Act, RSC 1985, c 1 (5th Supp);

"Tax Attributes" means undepreciated capital cost of any particular class of depreciable property, cumulative Canadian exploration expense, cumulative Canadian development expense, cumulative Canadian oil and gas property expense, any positive balance described in paragraph 20(1)(e) of the Tax Act and non-capital losses;

"Transferred Employees" has the meaning ascribed thereto in Section 2.7(f);

"Transferred Information" has the meaning ascribed thereto in Section 7.9(a);

"Transition Services Agreement" means the transition services agreement to be entered into between Logan and Newco prior to the Effective Time, substantially in the form attached as Schedule "H" hereto, with such changes thereto as the Parties may agree, each acting reasonably;

"TSXV" means the TSX Venture Exchange;

"U.S. Exchange Act" means the United States Securities Exchange Act of 1934;

"U.S. Securities Act" means the United States Securities Act of 1933; and

"Withholding Taxes" has the meaning ascribed thereto in Section 2.10(a).

1.2	Interpretation Not Affected by Headings, etc.

The division of this Agreement into articles and sections is for convenience of reference only and shall not affect the construction or interpretation of this Agreement. The terms "this Agreement",

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"hereof", "herein", "hereto" and "hereunder" and similar expressions refer to this Agreement (including the Schedules hereto) and not to any particular article, section or other portion hereof and include any agreement or instrument supplementary or ancillary hereto.

1.3	Number, etc.

Words importing the singular number include the plural and vice versa, and words importing the use of any gender include all genders. Where the word "including" or "includes" is used in this Agreement, it means "including (or includes) without limitation". If a term is defined in this Agreement, a derivative of that term will have a corresponding meaning.

1.4	Date for Any Action

If any date on which any action is required to be taken hereunder is not a Business Day, such action shall be taken on the next succeeding day that is a Business Day.

1.5	Entire Agreement

This Agreement and the Confidentiality Agreement (to the extent that the provisions of the Confidentiality Agreement have not been superseded by the provisions of this Agreement), together with the agreements and documents referred to herein and therein, constitute the entire agreement between the Parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, between the Parties with respect to the subject matter hereof. For greater certainty, the Logan Support Agreements, the Exercise Agreements, the Conveyance Agreement and the Transition Services Agreement are separate agreements between the parties thereto and are unaffected by this Section 1.5.

1.6	Currency

Unless otherwise indicated, all sums of money referred to in this Agreement are expressed in lawful money of Canada.

1.7	Accounting Matters

Unless otherwise stated, all accounting terms used in this Agreement relating to Logan shall have the meanings attributable thereto under IFRS and all determinations of an accounting nature relating to Logan that are required to be made shall be made in a manner consistent with IFRS.

1.8	Disclosure in Writing

Reference to "disclosure in writing" or similar references herein shall be references exclusively to the Disclosure Letter.

1.9	References to Legislation

References in this Agreement to any statute or sections thereof shall include such statute as amended or substituted and any rules, regulations and Orders promulgated thereunder from time to time in effect.

1.10	Knowledge

In this Agreement, references to "to the knowledge of" means the actual knowledge of the Executive Officers of Parent, Purchaser or Logan, as the case may be, after reasonable inquiry. For

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purposes of this Section 1.10, "Executive Officers" in the case of Parent or Purchaser means Parent's President and Chief Executive Officer, Executive Vice President and Chief Financial Officer, Executive Vice President, Midstream & Marketing & General Counsel and Vice President, Business Development, and in the case of Logan means Logan's Chief Executive Officer, President and Chief Operating Officer, Chief Financial Officer, Vice-President, Finance, Vice President, Operations, Vice President, Geoscience and Vice-President, Engineering.

1.11	No Strict Construction

The Parties acknowledge that their respective legal counsel have reviewed and participated in settling the terms of this Agreement, and the Parties hereby agree that any rule of construction to the effect that any ambiguity is to be resolved against the drafting Party will not be applicable in the interpretation of this Agreement.

1.12	Schedules

The following Schedules attached hereto are incorporated into, and form an integral part of, this Agreement:

Schedule "A" - Plan of Arrangement

Schedule "B" - Forms of Logan Transaction Resolution and Newco Resolutions

Schedule "C" - Representations and Warranties of Parent and Purchaser

Schedule "D" - Representations and Warranties of Logan

Schedule "E" - Representations and Warranties of Newco

Schedule "F" - Form of Conveyance Agreement

Schedule "G" - Restricted Area Map

Schedule "H" - Transition Services Agreement

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Article 2
THE ARRANGEMENT AND MEETING

2.1	Plan of Arrangement
(a)	Subject to the terms and conditions of this Agreement, the Parties agree to carry out the Arrangement in accordance with the terms of the Plan of Arrangement.
(b)	As soon as reasonably practicable after the date hereof, but in any event by no later than November 25, 2026, subject to the availability of the Court, Logan will apply to the Court, in a manner acceptable to Parent, acting reasonably, for the Interim Order and thereafter will diligently seek the Interim Order in cooperation with Parent. Upon receipt of the Interim Order, Logan will promptly carry out the terms of the Interim Order to the extent applicable to it.
(c)	The application for an Interim Order referred to in Section 2.1(b) shall request that the Interim Order provide, among other things:
(i)	for the classes of Persons to whom notice is to be provided in respect of the Arrangement and the Meeting and for the manner in which such notice is to be provided;
(ii)	the calling and holding of the Meeting;
(iii)	that the requisite approval for the Logan Transaction Resolution to be placed before the Logan Shareholders, the holders of Logan Options, the holders of Logan RSAs and the holders of Logan Warrants at the Meeting shall be:
(A)	66²⁄₃% of the votes cast on the Logan Transaction Resolution by Logan Shareholders present in person (or virtually) or represented by proxy at the Meeting (and that each Logan Shareholder is entitled to one vote for each Logan Share held);
(B)	66²⁄₃% of the votes cast on the Logan Transaction Resolution by Logan Shareholders, holders of Logan Options, holders of Logan RSAs and holders of Logan Warrants (voting together as a single class) present in person (or virtually) or represented by proxy at the Meeting (and that each Logan Shareholder, holder of Logan Options, holder of Logan RSAs and holder of Logan Warrants is entitled to one vote for each such security held); and
(C)	if required under Applicable Canadian Securities Laws, a simple majority of the votes cast on the Logan Transaction Resolution by Logan Shareholders present in person (or virtually) or represented by proxy at the Meeting after excluding the votes cast by those Persons whose votes are required to be excluded in accordance with Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions,

(collectively, the "Logan Required Approval");

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(iv)	that the approval of the Logan Transaction Resolution by the holders of Logan Options, the holders of Logan RSAs or the holders of Logan Warrants, as applicable, may, at the election of Logan, be evidenced by a written resolution executed by all of the holders of such class of securities (an "Extraordinary Written Consent") in lieu of a vote of such holders at the Meeting, in which case: (A) the Logan Options, Logan RSAs or Logan Warrants, as applicable, that are the subject of such Extraordinary Written Consent shall be deemed to have been voted in favour of the Logan Transaction Resolution at the Meeting for the purposes of the Logan Required Approval; and (B) Logan shall not be required to solicit proxies from, or to hold a vote of, the holders of such class of securities at the Meeting;
(v)	for the method and manner in which amendments, revisions or supplements to the Circular (and any other materials sent by Logan in connection with the Meeting), including material changes, may be mailed, filed or otherwise publicly disseminated to the Logan Shareholders, the holders of Logan Options, the holders of Logan RSAs, the holders of Logan Warrants and such other Persons as may be required by the Interim Order;
(vi)	that, in all other respects, other than as ordered by the Court, the terms, restrictions and conditions of the constating documents of Logan, including quorum requirements and all other matters, shall apply in respect of the Meeting;
(vii)	for the grant of Dissent Rights to the registered Logan Shareholders as set forth in the Plan of Arrangement;
(viii)	that the Meeting may be adjourned or postponed from time to time in accordance with the terms of this Agreement without the need for additional approval of the Court and that notice of such adjournment or postponement may be given by such method as Logan determines is appropriate in the circumstances and that the time period required by any such adjournment or postponement shall be for such time period or periods as Logan deems advisable;
(ix)	confirmation of the record date for the purposes of determining the Logan Shareholders, holders of Logan Options, holders of Logan RSAs and holders of Logan Warrants entitled to receive materials and vote at the Meeting in accordance with the Interim Order;
(x)	that such record date will not change in respect of any adjournment(s) or postponement(s) of the Meeting, unless required by Applicable Laws;
(xi)	for the notice requirements with respect to the presentation of the application to the Court for the Final Order; and
(xii)	for such other matters as the Parties may agree in writing, each acting reasonably.
(d)	In the application referred to in Section 2.1(b), Logan shall inform the Court that the Parties intend to rely on the exemption provided by Section 3(a)(10) of the U.S. Securities Act for the issuance by Logan of the New Logan Shares to the Logan
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Shareholders, the issuance by Newco to Logan of the Newco Shares and Newco Transaction Warrants, and the subsequent distribution by Logan of such Newco Shares and Newco Transaction Warrants to the Logan Shareholders, in exchange for their Logan Shares, pursuant to the Arrangement. In connection therewith, the Court will be required to approve the substantive and procedural fairness of the terms and conditions of the Arrangement to each Person to whom New Logan Shares, Newco Shares and Newco Transaction Warrants will be issued or distributed pursuant to the Arrangement. Each such Person, including each holder of Logan Options, Logan RSAs or Logan Warrants, to whom New Logan Shares, Newco Shares and Newco Transaction Warrants will be issued or distributed on completion of the Arrangement will be given adequate notice in accordance with the Interim Order advising them of their right to attend and appear before the Court at the hearing of the Court for the Final Order and providing them with adequate information to enable such Person to exercise such right.

(e)	On the condition that all necessary approvals for the Logan Transaction Resolution are obtained from the Logan Shareholders, the holders of Logan Options, the holders of Logan RSAs and the holders of Logan Warrants, Logan shall, as soon as reasonably practicable following the Meeting but in any event not later than five (5) Business Days after the Logan Transaction Resolution is duly passed, but in all cases subject to the availability of the Court, submit the Arrangement to the Court and apply for the Final Order.
2.2	Logan Board Recommendation

Logan represents and warrants to Parent and Purchaser that:

(a)	upon, among other things, the unanimous recommendation of the Special Committee and the advice of its Financial Advisor and legal advisors, the Logan Board has unanimously:
(i)	determined that the Arrangement and the entry into this Agreement are in the best interests of Logan;
(ii)	determined that the Arrangement is fair to Logan Shareholders;
(iii)	approved this Agreement and the transactions contemplated hereby, including the Newco Transactions; and
(iv)	resolved to recommend that Logan Shareholders vote in favour of the Logan Transaction Resolution, the Newco Financing Resolution, the Newco Option Plan Resolution and the Newco Share Award Plan Resolution, and that holders of Logan Options, holders of Logan RSAs and holders of Logan Warrants vote in favour of the Logan Transaction Resolution (collectively (a)(i), (ii), (iii) and (iv) "Logan Board Recommendation"); and
(b)	the Special Committee has received the oral Fairness Opinion in connection with its review and recommendation, and the Logan Board has received the oral Fairness Opinion, a written copy of which will be delivered to the Special Committee and the Logan Board on or before the date of the Circular.
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2.3	Circular and Meeting
(a)	As soon as practicable following the execution of this Agreement and in compliance with the Interim Order and Applicable Laws, Logan shall, with assistance from and the participation of Parent: (i) prepare the Circular together with any other documents required by Applicable Laws in connection with the Meeting and cause the Circular and such other documents to be mailed to the Logan Shareholders, the holders of Logan Options, the holders of Logan RSAs, the holders of Logan Warrants and such other Persons as required by the Interim Order and filed with applicable securities regulatory authorities and other Governmental Authorities in all jurisdictions where the same are required to be filed, by no later than November 25, 2026; and (ii) convene and conduct the Meeting no later than January 4, 2027, at which Meeting the Logan Transaction Resolution and the Newco Resolutions shall be submitted to the Logan Shareholders and, in the case of the Logan Transaction Resolution, the holders of Logan Options, the holders of Logan RSAs and the holders of Logan Warrants, in each case entitled to vote upon such resolutions for approval.
(b)	Logan shall not adjourn, postpone or cancel the Meeting (or propose the same) without the prior written consent of Parent, such consent not to be unreasonably withheld, conditioned or delayed, except:
(i)	in the case where the Meeting is adjourned or postponed (but not cancelled) as required for quorum purposes in which case, the Meeting shall be held within ten (10) Business Days of the date then scheduled for the Meeting;
(ii)	at the request of Parent for the purpose of attempting to obtain the Logan Required Approval in which case, the Meeting shall be held within ten (10) Business Days of the date then scheduled for the Meeting and provided that Parent may only request two (2) such adjournments or postponements;
(iii)	where such adjournment or postponement of the Meeting is pursuant to Section 7.1(d) of this Agreement; or
(iv)	if required by Applicable Laws or by a Governmental Authority.
(c)	Logan shall, with the assistance from and participation of Parent, cause the Circular to be prepared in compliance, in all material respects, with Applicable Canadian Securities Laws, the ABCA and the policies of the TSXV and to provide the Logan Shareholders, holders of Logan Options, holders of Logan RSAs and holders of Logan Warrants and each other Person entitled to receive New Logan Shares, Newco Shares and Newco Transaction Warrants pursuant to the Arrangement with information in sufficient detail to permit them to form a reasoned judgment concerning the matters to be considered at the Meeting, and shall include or incorporate by reference: (i) the Logan Information; (ii) the Newco Information, including the financial statements of Newco and the oil and gas reserves and operational information and other disclosure required under Applicable Canadian Securities Laws and the policies of the TSXV to be included in the Circular in connection with the Newco Transactions, the distribution of the Newco Securities to the Logan Shareholders, the Newco Financing and the Newco Incentive Plans, and the details of the board of directors and management of Newco following the Effective Time as determined in accordance with Section 3.10(d); (iii) a copy of the Fairness Opinion; (iv) subject to the terms of this Agreement, the Logan Board Recommendation; (v) the Parent Information; (vi) a
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summary of the terms of the Logan Support Agreements; (vii) a copy, and summary of the terms and conditions, of this Agreement; and (viii) a copy of the Interim Order.

(d)	Parent shall, in a timely manner, provide Logan with the Parent Information, and such other information relating to Parent and Purchaser as Logan may reasonably request for inclusion in the Circular, so as to permit compliance with the timeline set out in Section 2.3(a).
(e)	Logan shall, subject to compliance with Applicable Canadian Securities Laws, incorporate the Parent Information into the Circular substantially in the form provided by Parent, and Logan shall provide Parent and its Representatives with a reasonable opportunity to review and comment on the Circular and any other relevant documentation and shall give reasonable consideration to all comments made by Parent and its Representatives (subject to any Applicable Laws).
(f)	Logan shall use its reasonable commercial efforts to ensure that the Circular (other than the Parent Information), including the Newco Information, does not, at the time of the mailing of the Circular, contain any misrepresentation.
(g)	Parent shall use its reasonable commercial efforts to ensure that Parent Information does not, at the time of the mailing of the Circular, contain any misrepresentation.
(h)	Each Party shall promptly notify the Other Party if it becomes aware that the Circular contains a misrepresentation, or otherwise requires an amendment or supplement. The Parties shall cooperate in the preparation of any such amendment or supplement as is required or appropriate, and Logan shall promptly mail, file or otherwise publicly disseminate any such amendment or supplement to the Logan Shareholders, holders of Logan Options, holders of Logan RSAs and holders of Logan Warrants and such other Persons if and to the extent required by the Interim Order and, if required by the Court or by Applicable Laws, file the same with the applicable securities regulatory authorities and other Governmental Authorities as required.
(i)	Logan shall consult with Parent in fixing the record date of the Meeting and shall not change such record date for the Logan Shareholders, holders of Logan Options, holders of Logan RSAs and holders of Logan Warrants entitled to vote at the Meeting in connection with any adjournment or postponement of the Meeting unless required by Law or with the prior written consent of Parent.
(j)	Logan shall provide notice to Parent of the Meeting and allow Parent, Purchaser and their respective Representatives to attend such meeting.
(k)	Logan shall advise Parent, as Parent may reasonably request, and on a daily basis on each of the last ten (10) Business Days prior to the proxy cut-off date for the Meeting, as to the aggregate tally of the proxies received by Logan in respect of the Logan Transaction Resolution and any other matters to be considered at the Meeting.
2.4	Court Proceedings

In connection with the Court proceedings relating to obtaining the Interim Order and the Final Order, Logan shall:

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(a)	provide Parent and its legal counsel with reasonable opportunity to review and comment upon drafts of all material to be filed with the Court in connection with the Plan of Arrangement, prior to the filing of that material, and give reasonable consideration to all comments of Parent and its legal counsel;
(b)	provide Parent and its legal counsel on a timely basis with a description of any information required to be supplied by Parent for inclusion in any material to be filed with the Court in connection with the Arrangement, prior to the filing of that material, and accept the reasonable comments of Parent and its legal counsel with respect to any such information required to be supplied by Parent and included in such material and any other matters contained therein;
(c)	provide counsel to Parent, on a timely basis, with copies of any notice of appearance and evidence served on Logan or its counsel in respect of the application for the Interim Order and the application for the Final Order or any appeal therefrom, and of any notice (written or oral) received by Logan indicating an intention to appear or oppose the granting of the Interim Order or the Final Order or to appeal the Interim Order or the Final Order;
(d)	not object to legal counsel to Parent making such submissions on the application for the Interim Order and the application for the Final Order as such legal counsel considers appropriate, acting reasonably, provided that Logan is advised of the nature of any submissions prior to the hearing and such submissions are consistent in all material respects with this Agreement and the terms of the Arrangement;
(e)	subject to Applicable Laws, not file any material with, or make any written submissions to, the Court in connection with the Arrangement or serve any such material, and will not agree to modify or amend materials so filed or served, except as contemplated hereby or with Parent's prior written consent, such consent not to be unreasonably withheld, conditioned or delayed, on the condition that nothing herein shall require Parent to agree or consent to, and Parent shall not be deemed to agree or consent to, any increased purchase price or other consideration or other modification or amendment to such filed or served materials that expands or increases Parent's obligations, or diminishes or limits Parent's rights, set forth in any such filed or served materials or under this Agreement;
(f)	oppose any proposal from any Person that the Interim Order or the Final Order contain any provision inconsistent with this Agreement, and if required by the terms of the Interim Order or the Final Order or by Applicable Law to return to Court with respect to the Interim Order or the Final Order do so only after notice to, and in consultation and cooperation with, Parent; and
(g)	if at any time after the issuance of the Final Order and prior to the Effective Date, Logan is required by the terms of the Final Order or by Applicable Law to return to Court with respect to the Final Order, it shall do so after notice to, and in consultation and cooperation with, Parent.
2.5	Effective Date

The Arrangement shall become effective at the Effective Time on the Effective Date. The Certificate shall be conclusive evidence that the Arrangement has become effective as of the Effective Time. The Parties shall use their reasonable commercial efforts to cause the Effective Date to occur no later than three (3) Business Days following the satisfaction or waiver, where applicable, of the

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conditions set out in Article 6 (excluding conditions that, by their terms, cannot be satisfied by the Effective Time, subject to the satisfaction or, where applicable, waiver of those conditions as of the Effective Time) and, in any event, not later than the Outside Date, unless otherwise agreed to by the Parties in writing; provided, however, that notwithstanding the foregoing, in no event shall the Effective Date occur prior to January 1, 2027 without the prior written consent of the Parties, and if such conditions are satisfied or waived prior to such date, the Effective Date shall be the third (3rd) Business Day following January 1, 2027, or such other date on or after January 1, 2027 as the Parties may agree in writing.

2.6	Payment of Consideration

Purchaser shall, following receipt of the Final Order and prior to the filing of the Articles of Arrangement with the Registrar, provide, or cause to be provided, to the Depositary sufficient funds to be held in escrow (the terms and conditions of such escrow to be satisfactory to Logan and Parent, each acting reasonably) to satisfy the aggregate Consideration payable to the Logan Shareholders in accordance with the Plan of Arrangement (other than, for greater certainty, Consideration for Logan Shareholders that have validly exercised Dissent Rights).

2.7	Logan Employee Matters
(a)	From and after the Effective Time, Parent and any successor to Parent shall honour, comply with and perform or cause Logan, or any successor thereto, to perform, all obligations of Logan under Applicable Law in relation to the Logan Employees (other than Logan officers and the Transferred Employees).
(b)	Prior to the Effective Time, Logan shall use commercially reasonable efforts to obtain resignations and mutual releases (the "Resignations and Mutual Releases") (in a form satisfactory to Parent, Logan and such resigning individual acting reasonably), effective and conditional upon the completion of the Arrangement, from the directors of the Logan Board and each of the Logan officers, and Logan shall deliver such Resignations and Mutual Releases to Parent on or prior to the Effective Date. Such officers of Logan that execute their respective Resignations and Mutual Releases shall, on the Effective Date, be paid their full entitlements under the Logan Employee Plans (including their change of control and severance entitlements) and in respect of the Logan Incentives, in accordance with the terms thereof and Section 2.8, respectively, in each case as set forth in the Disclosure Letter.
(c)	On the Effective Date, Logan shall, in exchange for a customary and reasonable release and such other acknowledgements (consistent with this Section 2.7(c)) as Parent may reasonably require, in each case, in form and substance satisfactory to Parent, acting reasonably, and provided that no such release shall be executed and delivered prior to the Effective Date (or, where the employment or engagement of the applicable Person with Logan is terminated, prior to the last day of such employment or engagement), in addition to the payment of all earned entitlements, including accrued salary, contractor fees, accrued and unused vacation and reimbursable expenses, pay, to each Logan Employee (other than Logan officers, and whether or not the employment of such Logan Employee continues following the Effective Time with Logan, Parent or any of their affiliates) all change of control, severance, retention and other payments and entitlements set forth in the Disclosure Letter in respect of such Logan Employee, and to each Independent Contractor all payments and entitlements set forth in the Disclosure Letter in respect of such Independent Contractor. The Parties acknowledge and agree that: (i) such payments and entitlements become payable in full on the Effective Date as a result of the
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completion of the Arrangement, without any requirement that the employment or engagement of any such Person be terminated; and (ii) following the payment thereof, any continued employment or engagement of any Logan Employee or Independent Contractor by Logan, Parent or any of their affiliates after the Effective Time shall be treated for all purposes as a new period of employment or engagement commencing on the Effective Date, such that no Logan Employee or Independent Contractor shall be entitled to any further change of control, severance or termination payment or entitlement in respect of, or calculated by reference to, any period of employment or engagement prior to the Effective Time, except as required by Applicable Law or as otherwise agreed in writing by Parent.

(d)	Without limiting Section 2.7(c) but without duplication of any amount payable thereunder, on the Effective Date: (i) each Logan Employee shall be entitled to and shall receive: (A) their full entitlement in respect of their respective Logan Incentives as provided for in Section 2.8; and (B) the payments and entitlements set forth in the Disclosure Letter, inclusive of the 2026 Performance Bonus (as defined below); and (ii) each Independent Contractor shall be entitled to and shall receive the payments and entitlements set forth in the Disclosure Letter. If the Effective Date has not occurred on or before January 31, 2027, Logan may pay to each Logan Employee, on or after that date and in the ordinary course, such Logan Employee's performance bonus in respect of the 2026 financial year (the "2026 Performance Bonus"), provided that the aggregate 2026 Performance Bonuses so paid shall not exceed the amount set forth in the Disclosure Letter, and any 2026 Performance Bonus so paid shall be deducted from the amounts otherwise payable to such Logan Employee on the Effective Date pursuant to Section 2.7(d)(i)(B), which shall be considered satisfied and no longer due on the Effective Date to that extent.
(e)	The Parties acknowledge and agree that no provision of this Section 2.7 shall give any Logan Employee any right to continued employment or impair in any way the rights of Logan or, following the Effective Date, Parent, to terminate the employment of any Logan Employee.
(f)	The Logan Employees identified in the Disclosure Letter as transferring to Newco (the "Transferred Employees") shall cease to be employed by Logan and shall become employed by Newco or a Newco Subsidiary at or prior to the Effective Time, and Logan shall deliver to Parent, not later than ten (10) Business Days prior to the Effective Date, a list of the Transferred Employees. Newco shall assume and be solely responsible for, and shall indemnify and save harmless Parent, Purchaser, Logan and their respective affiliates from and against, all liabilities, costs, expenses and obligations in respect of the Transferred Employees arising from or relating to: (i) their employment or engagement by Newco or a Newco Subsidiary from and after the time of transfer, including all compensation, benefits, incentive, retention, severance and termination entitlements accruing or arising thereafter; and (ii) the transfer of their employment to Newco or a Newco Subsidiary, including any claim by a Transferred Employee against Logan arising from such transfer; provided that, for greater certainty, the Transferred Employees shall remain entitled to receive from Logan on the Effective Date the payments and entitlements set forth in the Disclosure Letter in respect of them pursuant to Sections 2.7(c), 2.7(d) and 2.8.
2.8	Treatment of Logan Incentives
(a)	The particulars of the Logan Incentives outstanding as at the Agreement Date are set forth in the Disclosure Letter, including the names of holders of Logan Incentives and
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the number and type of Logan Incentives held by each such holder, and in respect of each such holder and such holder's Logan Incentives: (i) the grant date(s); (ii) the vesting date(s); and (iii) the exercise price, if any.

(b)	The Parties acknowledge that the completion of the Arrangement will result in a "Change of Control" under the Logan Share Award Plan and the Logan Option Plan and the Logan RSAs and Logan Options outstanding thereunder.
(c)	Each Logan Incentive outstanding at the Effective Time will be dealt with in accordance with the Plan of Arrangement. Logan shall take all reasonable steps required or advisable to give effect to the foregoing.
(d)	All amounts payable in respect of the Logan Incentives pursuant to the Plan of Arrangement shall be paid to the applicable recipient in accordance with the Plan of Arrangement.
(e)	Conditional upon the completion of the Arrangement:
(i)	all Logan RSAs held by the Logan Employees or directors of Logan shall vest, and shall be settled in accordance with the Plan of Arrangement (with the applicable Withholding Taxes to be satisfied by the holders thereof, including by means of the Exercise Advance), whereupon Logan shall cause the Logan Share Award Plan to terminate, so that the Logan Shares so issued shall be issued and outstanding before the Effective Time and shall participate in the Arrangement as Logan Shares; and
(ii)	Logan shall use all reasonable commercial efforts to obtain an Exercise Agreement from each holder of Logan Options, pursuant to which such holder shall agree to exercise all of its Logan Options prior to the Effective Time in order to qualify as Exercised Options (as defined in the Plan of Arrangement) by payment to Logan in cash of the aggregate exercise price thereof plus any additional amount as Logan determines is required to satisfy applicable Withholding Taxes (which payments may be funded in whole or in part by the Exercise Advance), and the Logan Board shall, in accordance with the Logan Option Plan, accelerate the expiry of all Logan Options such that any Logan Option that has not been exercised prior to the Effective Time shall expire and be cancelled, without any payment or other consideration therefor, immediately prior to the Effective Time, and the Logan Board shall cause the Logan Option Plan to terminate.
(f)	Notwithstanding any provision herein to the contrary, prior to the Effective Date and notwithstanding the terms of the Logan Incentive Plans, Logan or the Logan Board (or, if appropriate, any committee thereof), as applicable, will, in each case in a form satisfactory to Purchaser, acting reasonably, adopt appropriate resolutions and take all other actions as may be reasonably required, as determined by Logan and the Logan Board, respectively, in order to give effect to the transactions set out in this Section 2.8 and the provisions of the Plan of Arrangement related to the Logan Incentives, including any amendment to any of the Logan Incentive Plans that is required in connection therewith, and the termination of the Logan Incentive Plans and all other agreements relating to the Logan Incentives.
(g)	Purchaser shall, conditional upon the completion of the Arrangement, as a step in the Plan of Arrangement, advance to each holder of Logan RSAs and each holder of
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Logan Options whose Logan Options are Exercised Options, by way of a non-interest bearing loan (the "Exercise Advance"), an amount equal to the aggregate exercise price and Withholding Taxes payable in respect of the exercise of the Exercised Options (as defined in the Plan of Arrangement) and the Withholding Taxes payable in respect of the settlement of the Logan RSAs pursuant to the Exercise Agreements, which amount Logan shall apply on behalf of the applicable holders in satisfaction of such exercise price and Withholding Taxes. The Exercise Advance shall be repaid by each such recipient of an Exercise Advance to the Purchaser at the Effective Time by set-off against the Consideration otherwise payable by Purchaser to such individuals under the Plan of Arrangement, and the Plan of Arrangement shall provide for the foregoing.

2.9	Applicable U.S. Securities Laws

The Arrangement shall be structured and executed such that, assuming the Court considers the fairness of the terms and conditions of the Arrangement and grants the Final Order, the issuance by Logan of the New Logan Shares to the Logan Shareholders, the issuance by Newco to Logan of the Newco Shares and Newco Transaction Warrants, and the subsequent distribution by Logan of such Newco Shares and Newco Transaction Warrants to the Logan Shareholders, in exchange for their Logan Shares, pursuant to the Arrangement will not require registration under the U.S. Securities Act, in reliance upon Section 3(a)(10) thereof. Each Party agrees to act in good faith, consistent with the intent of the Parties and the intended treatment of the Arrangement as set out in this Section 2.9. In order to ensure the availability of the exemption under Section 3(a)(10) of the U.S. Securities Act, the Parties agree that the Arrangement will be carried out on the following basis:

(a)	the Arrangement will be subject to the approval of the Court;
(b)	the Court will be advised as to the intention of the Parties to rely on the exemption under Section 3(a)(10) of the U.S. Securities Act based on the Court's approval of the Arrangement, prior to the hearing required to approve the Interim Order;
(c)	the Court will be required to satisfy itself as to the procedural and substantive fairness of the terms and conditions of the Arrangement to those to whom New Logan Shares, Newco Shares and Newco Transaction Warrants will be issued or distributed pursuant to the Arrangement;
(d)	each Person entitled to receive New Logan Shares, Newco Shares and Newco Transaction Warrants pursuant to the Arrangement will be given adequate notice by way of disclosure in the Circular advising them of their right to attend the hearing of the Court to give approval of the Arrangement and providing them with sufficient information necessary for them to exercise that right;
(e)	each Person entitled to receive New Logan Shares, Newco Shares and Newco Transaction Warrants will be advised by way of disclosure in the Circular that such securities issued or distributed pursuant to the Arrangement have not been registered under the U.S. Securities Act and that the New Logan Shares will be issued by Logan, and the Newco Shares and Newco Transaction Warrants will be issued by Newco to Logan and subsequently distributed by Logan to such Persons, in reliance on the exemption under Section 3(a)(10) of the U.S. Securities Act;
(f)	the Final Order approving the Arrangement that is obtained from the Court will expressly acknowledge that the Arrangement is substantively and procedurally fair to
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those to whom New Logan Shares, Newco Shares and Newco Transaction Warrants will be issued or distributed pursuant to the Arrangement;

(g)	the Interim Order approving the Meeting will specify that each Logan Shareholder, holder of Logan Options, holder of Logan RSAs and holder of Logan Warrants and each other Person entitled to receive New Logan Shares, Newco Shares and Newco Transaction Warrants pursuant to the Arrangement will have the right to appear before the Court at the hearing of the Court to give approval of the Arrangement so long as they enter an appearance within the time prescribed by the Interim Order;
(h)	the Court will hold a hearing before approving the procedural and substantive fairness of the terms and conditions of the Arrangement to each Person entitled to receive New Logan Shares, Newco Shares and Newco Transaction Warrants pursuant to the Arrangement; and
(i)	the Final Order shall include a statement to substantially the following effect: "The Court was advised that the parties intend to rely upon this Order as a basis of a claim to an exemption, pursuant to Section 3(a)(10) of the United States Securities Act of 1933, as amended, from the registration requirement otherwise imposed by such Act, regarding the issuance by Logan of the New Logan Shares to the Logan Shareholders, the issuance by Newco to Logan of the Newco Shares and Newco Transaction Warrants, and the subsequent distribution by Logan of such Newco Shares and Newco Transaction Warrants to the Logan Shareholders, in exchange for their Logan Shares, pursuant to the Plan of Arrangement."
2.10	Income Tax Matters and Withholdings Obligations
(a)	Logan, Newco, Parent, Purchaser and the Depositary, as applicable, shall be entitled to deduct and withhold, or cause to be deducted and withheld, from any consideration or amount otherwise payable or deliverable to any Person under the Plan of Arrangement (including from any Newco Securities deliverable or distributable and including to any Person exercising Dissent Rights), such amounts as Logan, Newco, Parent, Purchaser or the Depositary, as applicable, is required to deduct and withhold, or reasonably believes to be required to deduct and withhold, with respect to such payment, issuance, distribution or transfer under the Tax Act or any provision of federal, provincial, territorial, state, local or foreign tax Law, including in respect of the value of any Newco Securities delivered to such Person ("Withholding Taxes"). To the extent that amounts are so deducted or withheld, such deducted or withheld amounts shall be treated, for all purposes hereof, as having been paid or delivered to the Person in respect of whom such deduction or withholding was made, provided that such deducted or withheld amounts (or the net proceeds therefrom) are timely remitted to the appropriate Governmental Authority.
(b)	Any amount required to be deducted or withheld in respect of the consideration payable or deliverable to any Person under the Plan of Arrangement (including in respect of the Newco Securities delivered to such Person) shall first be satisfied from the cash portion, if any, of the consideration otherwise payable to such Person. Only if, and only to the extent that, the amount so required or reasonably believed to be required to be deducted or withheld exceeds the cash portion, if any, of the consideration otherwise payable to such Person, Logan, Newco, Parent, Purchaser or the Depositary, as applicable, is hereby authorized to retain and sell or otherwise dispose of, on behalf of such Person, or to retain and make arrangements with a broker or other similar third party to sell or otherwise dispose of, on behalf of such
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Person, such portion of the Newco Shares otherwise deliverable to such Person as is necessary to provide sufficient funds to enable Logan, Newco, Parent, Purchaser or the Depositary, as applicable, to comply with such deduction or withholding requirement. Logan, Newco, Parent, Purchaser or the Depositary, as applicable, shall notify such Person thereof and remit the applicable portion of the net proceeds of such sale (after deduction of all fees, commissions and costs in respect of such sale, which, for greater certainty, shall be paid and borne by such Person) to the appropriate Governmental Authority and shall remit to such Person any unapplied balance of the net proceeds of such sale. Any such sale will be made at prevailing market prices and none of Logan, Newco, Parent, Purchaser or the Depositary shall be under any obligation to obtain a particular price for, or to indemnify any Person in respect of a particular price for, or shall be liable to any Person for any deficiency in respect of the proceeds of, the Newco Shares so sold.

(c)	Logan, working in good faith together with Newco and Purchaser, shall be entitled in its sole discretion to file an election pursuant to subsection 256(9) of the Tax Act in respect of Logan’s fiscal period ending as a result of the Arrangement for the purpose of respecting the sequencing of the transactions set forth in this Agreement and the Plan of Arrangement.
2.11	Treatment of Logan Warrants
(a)	The particulars of the Logan Warrants outstanding as at the Agreement Date are set forth in the Disclosure Letter, including the names of the holders thereof, the number of Logan Warrants held by each such holder and the vesting conditions applicable thereto.
(b)	Logan shall use all reasonable commercial efforts to obtain an Exercise Agreement from each holder of Logan Warrants, pursuant to which such holder shall agree to exercise all of its Logan Warrants prior to the Effective Time by payment to Logan in cash of the aggregate exercise price thereof. Logan shall enforce the Exercise Agreements in accordance with their terms and shall cause the exercise of the Logan Warrants and the issuance of the resulting Logan Shares to be completed no later than two (2) Business Days prior to the Effective Date.
(c)	Each Logan Warrant that is outstanding as of immediately prior to the Effective Time will be dealt with in accordance with the Plan of Arrangement. Logan shall take all reasonable steps required or advisable to give effect to the foregoing.

Article 3
COVENANTS AND ADDITIONAL AGREEMENTS

3.1	Covenants of Parent and Purchaser Regarding Conduct

From the Agreement Date until the earlier of the Effective Time or the termination of this Agreement in accordance with Article 9, except as otherwise expressly permitted or specifically contemplated by this Agreement (including the Plan of Arrangement), or as otherwise required by Applicable Laws or except with the prior written consent of Logan (such consent not to be unreasonably withheld, conditioned or delayed), Parent and Purchaser shall maintain, and shall take all such actions as may be necessary to maintain, sufficient funds available to Purchaser to satisfy the aggregate Consideration payable under the Arrangement and the other amounts payable by Parent and Purchaser hereunder, in accordance with Section 3.7.

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3.2	Conduct of Business of Logan

From the Agreement Date until the earlier of the Effective Time or the termination of this Agreement in accordance with Article 9, except as otherwise expressly permitted or specifically contemplated by this Agreement (including the Plan of Arrangement and the Conveyance Agreement), or as otherwise required by Applicable Laws, or except with the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed):

(a)	the business of Logan and its subsidiaries (collectively, the "Logan Group") shall be conducted only in, and the members of the Logan Group shall not take any action except in the ordinary course of business and substantially consistent with its past practice, and Logan shall use all reasonable commercial efforts to maintain and preserve its and their business organization, assets, material government authorizations and permits, employees and advantageous business relationships, including, for greater certainty, insofar as is reasonably necessary to effect the actions and transactions contemplated by the Logan Capital Program;
(b)	Logan shall not, and shall not permit any other member of the Logan Group to, directly or indirectly: (i) amend Logan's constating documents or amend in any material respect the constating documents of any other member of the Logan Group; (ii) amend its existing accounting policies, practices, methods and principles or adopt new accounting principles, in each case, except as required by IFRS; (iii) declare, set aside or pay any dividend or other distribution or payment in cash, shares or property in respect of the securities of Logan; (iv) issue, grant, sell or pledge or agree to issue, grant, sell or pledge any securities of Logan or a subsidiary thereof, or securities convertible into or exchangeable or exercisable for, or otherwise evidencing a right to acquire, securities of Logan or a subsidiary thereof other than the Logan Shares issuable pursuant to the terms of Logan Incentives and Logan Warrants outstanding on the Agreement Date; (v) split, consolidate, redeem, purchase or otherwise acquire any of the outstanding shares or other securities of Logan or a subsidiary thereof; (vi) amend the terms of any of its securities; (vii) adopt a plan of liquidation or resolutions providing for the liquidation, dissolution, merger, consolidation or reorganization of Logan or a subsidiary thereof; or (viii) enter into, modify or terminate any Contract, agreement, commitment or arrangement with respect to any of the foregoing, except as permitted above;
(c)	except as disclosed in the Disclosure Letter, Logan shall not, and shall not permit any other member of the Logan Group to, directly or indirectly: (i) sell, pledge, dispose of, license or Encumber any assets of the Logan Group with a value individually or in the aggregate exceeding [limit redacted] other than the sale of petroleum products in the ordinary course of business; (ii) surrender, release or abandon the whole or any part of the assets of the Logan Group (excluding abandonment and reclamation activities in the ordinary course of business and oil and natural gas lease expiries); (iii) perform any abandonment or reclamation activities except to the extent necessary to avoid any breach of Applicable Laws; (iv) acquire (by merger, amalgamation, consolidation or acquisition of shares or assets) any corporation, partnership, joint venture or other business organization or division thereof or make any investment either by purchase of shares or securities, contributions of capital or, other than the purchase of petroleum products in the ordinary course of business, purchase of any property or assets of any other individual or entity: (A) with a value individually or in the aggregate exceeding [limit redacted] or (B) that would reasonably be expected to prevent, materially impede or materially delay the receipt of the Competition Act Approval; (v) (A) incur any
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indebtedness for borrowed money (including any refinancing thereof), or (B) issue any debt securities or assume, guarantee, endorse or otherwise as an accommodation become responsible for, the obligations of any other individual or entity, or make any loans or advances, except in each case as required to perform or fulfill the Logan Capital Program; (vi) settle, pay, discharge or satisfy any claims, liabilities or obligations (including any regulatory investigation) which are or could reasonably be expected to be material to the business of Logan, other than the settlement, payment, discharge or satisfaction, in the ordinary course of business consistent with past practice, of liabilities reflected or reserved against in Logan's most recently publicly available financial statements as of the Agreement Date; (vii) release or relinquish, or authorize or propose to do so, any contractual right which is material to the business of Logan; (viii) waive, release, grant or transfer any rights of value or modify, terminate or change any existing license, lease, Contract or other document which is material to the business of Logan, other than in the ordinary course of business consistent with past practice; (ix) enter into, amend or terminate any Hedging Transaction, other than a Hedging Transaction entered into, amended or terminated in the ordinary course of business consistent with past practice and in accordance with Logan's hedging policy as disclosed in the Disclosure Letter; (x) endorse or enter into, or materially change, amend or modify any Contract, arrangement or undertaking with any Person (other than Newco) in which such member of the Logan Group holds a direct or indirect equity interest; or (xi) authorize or propose any of the foregoing, or enter into or modify any Contract, agreement, commitment or arrangement to do any of the foregoing;

(d)	except as disclosed in the Disclosure Letter, Logan shall not, and shall not permit any other member of the Logan Group to, enter into any Contract which individually could require payments by Logan or any other member of the Logan Group of more than [limit redacted] annually or that in aggregate together with other Contracts entered into after the Agreement Date could require payments by Logan or any other member of the Logan Group of more than [limit redacted] annually;
(e)	except as disclosed in the Disclosure Letter, Logan shall not, and shall not permit any other member of the Logan Group to, enter into any Contract that has take or pay, ship or pay or minimum revenue obligations or any other similar obligations of any nature whatsoever which individually could require payments by Logan or any other member of the Logan Group of more than [limit redacted] annually or that in aggregate together with other Contracts with take or pay obligations of any nature whatsoever entered into after the Agreement Date could require payments by Logan or any other member of the Logan Group of more than [limit redacted] annually;
(f)	Logan shall not, and shall not permit any other member of the Logan Group to, enter into any agreement that would constitute a Logan Material Contract if it were entered into as of the Agreement Date, except where such Logan Material Contract pertains to a transaction that is expressly permitted by another provision of this Section 3.2;
(g)	except for the aggregate amount set forth in the Logan Capital Program which has been disclosed in writing by Logan to Parent or as may be necessary in situations of emergency to preserve life, property or the environment, Logan shall not, and shall not permit any other member of the Logan Group to, incur or commit to capital expenditures prior to the Effective Date individually or in the aggregate exceeding [limit redacted];
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(h)	except as otherwise disclosed in the Disclosure Letter, Logan shall not, and shall not permit a Logan Subsidiary to:
(i)	hire or retain, as applicable, any new employee, independent contractor or consultant; provided, however, that Logan or a Logan Subsidiary shall not be prohibited from hiring or retaining, as applicable, new employees (other than at the vice-president level or higher), independent contractors or consultants in the ordinary course of business on terms consistent with similarly situated employees, independent contractors or consultants, as applicable, and provided further that nothing in this Section 3.2(h) shall prohibit Newco or a Newco Subsidiary from hiring or retaining the individuals identified in the Disclosure Letter, or such other employees, independent contractors or consultants as Newco may reasonably require in connection with the Newco Transactions, provided that the costs thereof are borne by Newco (or, to the extent funded by Logan, form part of the Newco Transaction Costs) and such hiring or retention complies with Section 3.14;
(ii)	enter into any new, or amend, in any material respect, any existing, offer letter or employment agreement with any director, officer or employee (at the vice-president level or higher) of any member of the Logan Group;
(iii)	grant to any of its directors, officers or employees (at the vice-president level or higher) an increase in compensation in any form;
(iv)	grant any general salary increases;
(v)	make any loan to any officer or director;
(vi)	(A) grant any change of control, severance, retention or termination pay to any current directors, officers or employees (at the vice-president level or higher) of any member of the Logan Group; or (B) take any action with respect to any increase of benefits payable under their respective current change of control, severance or termination pay policies; or
(vii)	transfer any Logan Employee to Newco or a Newco Subsidiary (other than the Transferred Employees in accordance with Section 2.7(f));
(i)	no member of the Logan Group shall adopt or amend or make any contribution to any bonus, profit sharing, option, pension, retirement, benefit, deferred compensation, insurance, retention, incentive compensation, other compensation or other similar plan, agreement, trust, fund or arrangement for the benefit of employees, except as is necessary to comply with non-discretionary requirements of pre-existing plans (including making matching contributions under the employee savings plan) or take any action to amend or accelerate the vesting or lapsing of restrictions or payment, fund or in any other way secure the payment of compensation or benefits under the Logan Employee Plans, except as required pursuant to the provisions of the Logan Employee Plans disclosed pursuant to Section (zz) of Schedule "D";
(j)	Logan shall not, and shall not permit a Logan Subsidiary to, waive the confidentiality, non-disclosure or other restrictive covenant obligations of any employee, independent contractor, or consultant of Logan or any Logan subsidiary;
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(k)	Logan shall not, and shall not permit any other member of the Logan Group to, initiate any Proceeding outside the ordinary course of business or waive, release, assign, settle or compromise or offer or propose to waive, release, assign, settle or compromise, any Proceedings except solely for monetary payments payable by Logan or any Logan subsidiary of no more than [limit redacted] individually or [limit redacted] in the aggregate on a basis that would not prevent or materially delay consummation of the Arrangement;
(l)	Logan shall use its reasonable commercial efforts (taking into account insurance market conditions and offerings and industry practices) to cause its current insurance (or re-insurance) policies, including directors' and officers' insurance, not to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance or re-insurance companies of nationally recognized standing having comparable deductibles and providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect;
(m)	Logan shall maintain a system of internal control over financial reporting (as such term is defined in National Instrument 52-109 – Certification of Disclosure in Issuers' Annual and Interim Filings) providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with IFRS and will otherwise comply with National Instrument 52-109 – Certification of Disclosure in Issuers' Annual and Interim Filings, except where the failure to maintain such a system would not materially affect the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with IFRS;
(n)	Logan shall, and shall cause each Logan Subsidiary to, continue to withhold from each payment to be made to any of its present or former employees (which includes officers) and directors and to all other Persons (including all Persons who are non-residents of Canada for the purposes of the Tax Act), all amounts that are required to be so withheld by any Applicable Laws and Logan shall, and shall cause each Logan Subsidiary to, remit such withheld amounts to the proper Governmental Authority within the times prescribed by such Applicable Laws;
(o)	Logan shall, and shall cause each Logan Subsidiary to: (i) duly and on a timely basis file all material Returns required to be filed by it on or before the Effective Date and all such Returns will be true, complete and correct in all material respects; (ii) timely pay all material Taxes which are due and payable by it on or before the Effective Date (whether or not reflected on any Return) except any amounts not required to be paid because the Tax is or will be validly contested in good faith through appropriate proceedings and for which adequate reserves in respect thereof have been established on the financial statements of Logan in accordance with IFRS; (iii) not make, rescind or revoke any material express or deemed election relating to Taxes in a manner inconsistent with past practices, file any material amended Returns or make any material Tax filings outside the ordinary course of business or in a manner inconsistent with past practice, except as required by Applicable Law; (iv) not make a request for a Tax ruling with any Governmental Authority with respect to any material Taxes; (v) not agree to any extension of time for the filing of any material Returns (except for automatic extensions not requiring the consent of the relevant Governmental Authority) or with respect to the assessment or reassessment of material Taxes; (vi) not enter into a settlement agreement or settle or compromise
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any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes in respect of any matter where the aggregate amount of Tax exceeds $500,000; (vii) not change in any material respect any of its methods, principles, policies or practices of reporting income, deductions or accounting for Tax purposes from those employed in the preparation of its income tax Returns for the taxation year ending December 31, 2025; (viii) not enter into any Tax sharing, Tax allocation, Tax indemnification agreement or similar Tax arrangement, understanding or agreement (other than any such agreement entered into in the ordinary course of business the primary purpose of which does not relate to Taxes); and (ix) properly reserve (and reflect such reserves in its books and records and financial statements) in a manner consistent with past practice, and in accordance with IFRS and Applicable Law, for all material Taxes accruing in respect of Logan and each Logan Subsidiary, as applicable, which are not due or payable prior to the Effective Date; and

(p)	Logan shall not, and shall not permit a Logan Subsidiary to, agree, resolve or commit to do anything that it is prohibited from doing under the foregoing provisions of this Section 3.2. Nothing in this Agreement is intended to or shall result in Parent or Purchaser exercising influence over the operations of Logan. For greater certainty, prior to the Effective Date, Logan will exercise, consistent with the terms of this Agreement, complete control and supervision over the Logan Group's operations.
(q)	Notwithstanding any other provision of this Section 3.2, nothing in this Section 3.2 shall prevent, restrict or apply to any matters, actions, decisions or transactions that relate solely to Newco or any Newco Subsidiary if and to the extent that such matters, actions, decisions or transactions do not, and would not reasonably be expected to: (i) interfere with, prevent, impede or materially delay the consummation of the Arrangement or any of the other transactions contemplated by this Agreement; (ii) adversely affect, in any material respect, the business, operations, assets, liabilities, properties or condition (financial or otherwise) of Logan following the Effective Time or the ability of Newco to fulfill its indemnification obligations hereunder or under the Conveyance Agreement; (iii) result in any liability, cost, expense, obligation or commitment (including a guarantee or other form of credit support) of Logan that, when taken together with all other Newco Transaction Costs would exceed $65,800,000; or (iv) give rise to any Tax payable by Logan or reduce the Tax Attributes of Logan below the amounts set forth in the Disclosure Letter.
3.3	Covenants Regarding the Arrangement

Subject to Applicable Laws, from the Agreement Date until the earlier of the Effective Time or the termination of this Agreement in accordance with Article 9, except as otherwise expressly permitted or specifically contemplated by this Agreement (including the Plan of Arrangement), or as otherwise required by Applicable Laws or except with the prior written consent of the Other Party (such consent not to be unreasonably withheld, conditioned or delayed):

(a)	other than in connection with obtaining the Competition Act Approval, which approval shall be governed by the provisions of Section 3.6, each Party will comply promptly with all requirements imposed by Applicable Law on it with respect to this Agreement and the Arrangement;
(b)	each Party will use its reasonable commercial efforts to assist the Other Party in obtaining the Interim Order and the Final Order and to carry out the intent or effect of this Agreement and the Arrangement;
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(c)	other than in connection with obtaining the Competition Act Approval, which approval shall be governed by the provisions of Section 3.6, each Party shall use its reasonable commercial efforts to satisfy (or cause the satisfaction of) the conditions precedent to its obligations under this Agreement (to the extent the satisfaction of the same is within the control of such Party) and to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable under Applicable Laws to complete and give effect to the transactions contemplated by this Agreement and the Arrangement, including using its reasonable commercial efforts to promptly:
(i)	obtain and maintain all necessary waivers, consents, permits, exemptions, Orders, agreements, amendments (including, if applicable, in respect of the Interim Order), confirmations and approvals required to be obtained from any Person in connection with the Arrangement and the Conveyance (including from counterparties to any material Contracts); and notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent from any Person (other than a Governmental Authority) with respect to any transaction contemplated by this Agreement: (A) not, without the prior written consent of the Other Party (such consent not to be unreasonably withheld, conditioned or delayed), pay or commit to pay to such Person whose approval or consent is being solicited any material amount of cash or other consideration, or make any material commitment or incur any liability or other obligation due to such Person to the extent that such payments are not provided for in a Contract with such Person; and (B) neither Party nor any of their respective affiliates shall be required to pay or commit to pay to such Person whose approval or consent is being solicited any material amount of cash or other consideration, or make any commitment or incur any liability or other obligation to such Person to the extent that such payments are not provided for in a Contract with such Person;
(ii)	obtain all necessary consents, assignments, waivers and amendments to, or terminations of, any instruments or other documents to which it is a party, or by which it is bound, that may be necessary to permit it to carry out the transactions contemplated by this Agreement and to take such other steps and actions as may be necessary or appropriate to fulfill its obligations hereunder;
(iii)	effect all necessary registrations, filings and submissions of information required by any Governmental Authority from such Party and its subsidiaries relating to the Arrangement;
(iv)	obtain all necessary exemptions, consents, Orders, approvals and authorizations as are required by it under all Applicable Laws to permit it to carry out the transactions contemplated by this Agreement and/or necessary to complete the Arrangement; and
(v)	upon reasonable consultation with the Other Party, oppose, lift or rescind any injunction, restraining or other Order, decree or ruling seeking to restrain, enjoin or otherwise prohibit or adversely affect, delay or interfere with the consummation of the Arrangement and resist, contest and defend, or cause to be defended, all lawsuits or other legal, regulatory or other Proceedings
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challenging or affecting the Arrangement or this Agreement or the consummation of the transactions contemplated hereby;

(d)	Logan will promptly provide to Parent, for review by Parent and its counsel, prior to filing or issuance of the same, any proposed public disclosure document, including any news release or material change report, subject to Logan's obligations under Applicable Canadian Securities Laws to make continuous disclosure and timely disclosure of material information, and Parent agrees to keep such information confidential in accordance with the terms of the Confidentiality Agreement until it is filed as part of Logan's public disclosure record on SEDAR+;
(e)	none of Logan, Purchaser, Parent nor their respective subsidiaries, as applicable, shall take any action, refrain from taking any reasonable commercial action, or permit any action to be taken or reasonable commercial action to not be taken, which is inconsistent with this Agreement or which would reasonably be expected to prevent, materially impede or significantly delay the consummation of the Arrangement or the transactions contemplated hereby, or which would render, or may reasonably be expected to render, any representation or warranty made by such Party in this Agreement untrue in any material respect;
(f)	each Party will promptly notify the Other Party in writing of:
(i)	any notice or other communication from any Person (other than Governmental Authorities in connection with the Competition Act Approval) alleging that the consent or a waiver, permit, exemption, Order, approval, agreement, amendment or confirmation of such Person (or another Person) is or may be required in connection with this Agreement or the Arrangement and the response thereto from such Party, its subsidiaries or its Representatives;
(ii)	any substantive communication from any Governmental Authority in connection with the transactions and Competition Act Approval contemplated by this Agreement and the response thereto from such Party, its subsidiaries or its Representatives subject to the provisions of Section 3.6;
(iii)	any substantive Governmental Authority or third-party complaints, investigations or hearings (or communications indicating that the same may be contemplated) in respect of Logan or its subsidiaries, or the Arrangement, and any material change in relation thereto;
(iv)	all substantive matters relating to material claims, actions, enquiries, applications, suits, demands, arbitrations, charges, indictments, hearings or other civil, criminal, administrative or investigative proceedings, or other investigations or examinations pending or, to the knowledge of such Party, threatened, against Logan or its subsidiaries, or related to the Arrangement; and
(v)	any material change (actual, anticipated, contemplated or, to the knowledge of Logan, threatened) in Logan's business, operations, affairs, assets, capitalization, financial condition, licenses, permits, rights, privileges or liabilities, whether contractual or otherwise, or of any change in any representation or warranty provided by Logan in this Agreement which change is or may be of such a nature to render any representation or
39

warranty misleading or untrue in any material respect, and Logan shall in good faith discuss with Parent any change in circumstances (actual, anticipated, contemplated or, to the knowledge of Logan, threatened) which is of such a nature that there may be a reasonable question as to whether notice needs to be given to Parent pursuant to this Section 3.3(f);

(g)	Logan will use its reasonable commercial efforts to maintain its status as a "reporting issuer" not in default under Applicable Canadian Securities Laws in the provinces and territories where it is a reporting issuer as at the Agreement Date;
(h)	Parent shall indemnify and save harmless Logan and the Logan Subsidiaries and their respective directors, officers, employees, representatives and agents from and against any and all liabilities, claims, demands, losses, costs, damages and expenses (excluding any loss of profits or consequential damages) to which any of Logan, the Logan Subsidiaries and their respective directors, officers, employees, representatives and agents may be subject or may suffer or incur, whether under the provisions of any Applicable Law or otherwise, in any way caused by, or arising, directly or indirectly, from or in consequence of:
(i)	any misrepresentation or alleged misrepresentation contained in Parent Information (which shall include a misrepresentation or alleged misrepresentation resulting from any omission of information in respect of Parent or Purchaser which is required under Applicable Canadian Securities Laws) in the Circular under Applicable Laws or in any material filed by Parent in compliance or intended compliance with any Applicable Laws; or
(ii)	any Order made or any inquiry, investigation or proceeding by any securities commission or other competent authority based upon any untrue statement or omission of a material fact or alleged untrue statement or omission of a material fact or any misrepresentation or any alleged misrepresentation by Parent in the Parent Information (which shall include a misrepresentation or alleged misrepresentation resulting from any omission of information in respect of Parent or Purchaser which is required under Applicable Canadian Securities Laws) in the Circular under Applicable Laws, except that Parent shall not be liable in any such case to the extent that any such liabilities, claims, demands, losses, costs, damages and expenses arise out of or are based solely upon any misrepresentation or any alleged misrepresentation in the Circular that is based solely on the Logan Information or in any material filed by or on behalf of Logan in compliance or intended compliance with any Applicable Laws;

(i)	Logan shall indemnify and save harmless Parent and Purchaser and their respective directors, officers, employees, representatives and agents from and against any and all liabilities, claims, demands, losses, costs, damages and expenses (excluding any loss of profits or consequential damages) to which any of Parent and Purchaser and their respective directors, officers, employees, representatives and agents may be subject or may suffer or incur, whether under the provisions of any Applicable Law or otherwise, in any way caused by, or arising, directly or indirectly, from or in consequence of:
(i)	any misrepresentation or alleged misrepresentation contained in the Logan Information (which shall include a misrepresentation or alleged misrepresentation resulting from any omission of information in respect of
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Logan which is required under Applicable Canadian Securities Laws) in the Circular under Applicable Laws or in any material filed by Logan in compliance or intended compliance with any Applicable Laws; or

(ii)	any Order made or any inquiry, investigation or proceeding by any securities commission or other competent authority based upon any untrue statement or omission of a material fact or alleged untrue statement or omission of a material fact or any misrepresentation or any alleged misrepresentation by Logan in the Logan Information (which shall include a misrepresentation or alleged misrepresentation resulting from any omission of information in respect of Logan which is required under Applicable Canadian Securities Laws) contained in the Circular, except that Logan shall not be liable in any such case to the extent that any such liabilities, claims, demands, losses, costs, damages and expenses arise out of or are based solely upon any misrepresentation or any alleged misrepresentation in the Circular that is based solely on the Parent Information or in any material filed by or on behalf of Parent in compliance or intended compliance with any Applicable Laws;

(j)	Newco shall indemnify and save harmless Parent, Purchaser, Logan and each such Party's subsidiaries and their respective directors, officers, employees, representatives and agents from and against any and all liabilities, claims, demands, losses, costs, damages and expenses (excluding any loss of profits or consequential damages) to which Parent, Purchaser, Logan, a subsidiary of any such Party or a director, officer, employee, representative or agent thereof may be subject or may suffer or incur, whether under the provisions of any Applicable Law or otherwise, in any way caused by, or arising, directly or indirectly, from or in consequence of:
(i)	any misrepresentation or alleged misrepresentation (which shall include a misrepresentation or alleged misrepresentation resulting from any omission of information in respect of Newco which is required to be disclosed under Applicable Canadian Securities Laws) contained in the Newco Information under Applicable Laws; or
(ii)	any Order made or any inquiry, investigation or proceeding by any securities commission or other competent authority based upon any untrue statement or omission of a material fact or alleged untrue statement or omission of a material fact or any misrepresentation or any alleged misrepresentation (which shall include a misrepresentation or alleged misrepresentation resulting from any omission of information in respect of Newco which is required to be disclosed under Applicable Canadian Securities Laws) by Newco in the Newco Information under Applicable Laws, except that Newco shall not be liable in any such case to the extent that any such liabilities, claims, demands, losses, costs, damages or expenses arise out of or are based solely upon any misrepresentation or any alleged misrepresentation in the Circular that is based solely on the Parent Information or in any material filed by or on behalf of Parent or Purchaser in compliance or intended compliance with any Applicable Laws; and

(k)	except for letters of transmittal and non-substantive communications with the holders of its securities and communications that Logan is required to keep confidential pursuant to Applicable Law, Logan shall furnish promptly to Parent, or Parent's
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counsel, a copy of each notice, report, schedule or other document delivered, filed or received by or from, as applicable, Logan Shareholders, holders of Logan Options, holders of Logan RSAs, holders of Logan Warrants or regulatory agencies in connection with: (i) the Arrangement; (ii) the Meeting; (iii) any filings under Applicable Laws in connection with the transactions contemplated by this Agreement; and (iv) any dealings with stock exchanges or regulatory agencies, in connection with the transactions contemplated by this Agreement.

3.4	Additional Covenants of Parent and Purchaser

Parent and Purchaser shall perform all obligations required to be performed under this Agreement and cooperate with Logan in connection therewith and, without limiting the generality of the foregoing:

(a)	Parent shall assist Logan in the preparation of the Court documents related to the Interim Order and the Final Order;
(b)	subject to Applicable Laws or as contemplated by this Agreement, Parent shall not file any material with, or make any submissions to, the Court in connection with the Arrangement or serve any such material, and will not agree to modify or amend materials so filed or served, except as contemplated hereby or with Logan's prior written consent, such consent not to be unreasonably withheld, conditioned or delayed, on the condition that nothing herein shall require Logan to agree or consent to any decreased purchase price or other consideration or other modification or amendment to such filed or served materials that expands or increases Logan's obligations, or diminishes or limits Logan's rights, set forth in any such filed or served materials or under this Agreement;
(c)	Parent shall provide, or cause to be provided, to Logan the Parent Information in a timely manner; and
(d)	Purchaser shall deposit, or Parent shall cause Purchaser to deposit, the funds required by Section 2.6 with the Depositary in accordance with Section 2.6.
3.5	Additional Covenants of Logan

Logan shall perform and shall cause the Logan Subsidiaries to perform all obligations required to be performed under this Agreement and cooperate with Parent in connection therewith and, without limiting the generality of the foregoing:

(a)	Logan will forthwith carry out the terms of the Interim Order and the Final Order;
(b)	Logan shall deliver to Parent prior to the Effective Time, duly executed payoff letters, each in form reasonably satisfactory to Parent, setting forth the total amounts payable pursuant to the Logan Credit Documents, in each case, to fully satisfy all principal, interest, fees, costs and expenses owed to each holder of indebtedness thereunder (including to fully cash collateralize all outstanding letters of credit thereunder, as applicable) as of the anticipated Effective Date (and the daily accrual thereafter), together with appropriate wire instructions, and the agreement from the applicable lenders that upon payment in full of all such amounts owed to such lenders, all indebtedness under the applicable Logan Credit Document shall be discharged and satisfied in full (other than contingent obligations not then due, obligations which survive the termination of the applicable Logan Credit Documents
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and obligations in respect of letters of credit and hedging arrangements with respect to which arrangements will be made to the satisfaction of the applicable issuing banks and hedge counterparties, respectively, and Purchaser and Logan), all loan documents entered into in connection with the applicable Logan Credit Documents shall be terminated with respect to Logan (or the assets of which secure such indebtedness, if applicable) and all Encumbrances on Logan and its assets (other than Encumbrances securing obligations in respect of letters of credit and hedging arrangements that may survive pursuant to the terms of such payoff letter) shall be released and terminated, together with any applicable documents necessary to evidence the release and termination of all Encumbrances on Logan and its assets securing, and any guarantees by Logan in respect of, the applicable Logan Credit Documents. Purchaser shall make adequate arrangements such that, at the Effective Time, all outstanding indebtedness under the Logan Credit Documents, as described above, shall be repaid in full to the appropriate lenders so as to permit the full repayment and termination of the Logan Credit Documents as contemplated therein immediately prior to or concurrent with the Effective Time;

(c)	Logan will use its reasonable commercial efforts to maintain the listing of the Logan Shares on the TSXV until the Effective Time;
(d)	Logan shall terminate the Logan Energy Corp. Employee Stock Purchase Plan dated effective June 20, 2023 (the “Logan ESPP”) effective no later than the Business Day before the Effective Date, shall not permit any new enrolments in, or increases in contributions under, the Logan ESPP after the Agreement Date, and shall deliver to Parent, prior to the Effective Date, evidence of such termination satisfactory to Parent, acting reasonably;
(e)	unless this Agreement shall have been terminated in accordance with Section 9.1, Logan shall convene and hold the Meeting, at which meeting the Logan Transaction Resolution and the Newco Resolutions shall be submitted to the Logan Shareholders and, in the case of the Logan Transaction Resolution, the holders of Logan Options, the holders of Logan RSAs and the holders of Logan Warrants, in each case entitled to vote upon such resolutions for approval, even if the Logan Board shall have withdrawn, amended, modified or qualified the Logan Board Recommendation;
(f)	Logan shall conduct the Meeting in accordance with the by-laws of Logan, the terms of this Agreement, and any instrument of a Governmental Authority governing or having authority over such meeting (including the Interim Order) and otherwise in accordance with Applicable Laws;
(g)	Logan shall not, without the written consent of Parent, propose or submit for consideration at the Meeting any business other than the Logan Transaction Resolution and the Newco Resolutions;
(h)	subject to the terms of this Agreement, Logan shall solicit proxies to be voted at the Meeting in favour of the Logan Transaction Resolution and the Newco Resolutions, and against any resolution submitted by any Person that is inconsistent with such resolutions and the completion of any of the transactions contemplated by this Agreement and, if requested by Parent, will retain a proxy solicitation firm acceptable to the Parties, acting reasonably, to assist with its proxy solicitation;
(i)	Logan shall provide Parent with copies of or access to information regarding the Meeting generated by the registrar and transfer agent for the Logan Shares or any
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proxy solicitation firm retained by Logan, as may be reasonably requested from time to time by Parent;

(j)	Logan shall permit Parent to, at Parent's expense, directly or through a proxy solicitation firm, actively solicit proxies in favour of the Logan Transaction Resolution and against any resolution submitted by any Person that is inconsistent with the Logan Transaction Resolution or the completion of any of the transactions contemplated in this Agreement in compliance with Applicable Law, and disclose in the Circular that Parent may make such solicitations;
(k)	as reasonably requested from time to time by Parent in connection with any solicitation of proxies conducted pursuant to Section 3.5(j), Logan shall provide Parent with a list of the registered holders of Logan Shares, participants and book-based nominee registrants such as CDS & Co., and non-objecting beneficial owners of Logan Shares, together with their addresses and respective holdings of Logan Shares, as applicable, and the names, addresses and holdings of all holders of Logan Options, Logan RSAs and Logan Warrants; and Logan shall, and shall instruct the registrar and transfer agent for the Logan Shares to, furnish Parent with such additional information, including updated or additional lists of Logan Shareholders, holders of Logan Options, holders of Logan RSAs and holders of Logan Warrants and other assistance, as Parent may reasonably request from time to time in furtherance of the solicitation of proxies in respect of the Meeting;
(l)	Logan shall promptly inform Parent as soon as it is aware of the number of Logan Shareholders for which Logan receives notices of dissent or written objections to the Arrangement, whether or not such notices or objections are valid or in proper form, and provide Parent with copies of such notices and written objections on an as received basis and, subject to Applicable Laws, shall provide Parent with an opportunity to review and comment upon any written communications proposed to be sent by or on behalf of Logan to any Logan Shareholder exercising or purporting to exercise Dissent Rights in relation to the Logan Transaction Resolution and reasonable consideration shall be given to any comments made by Parent and its legal counsel prior to sending any such written communications. Logan shall not settle any claims with respect to Dissent Rights without the prior written consent of Parent, not to be unreasonably withheld, conditioned or delayed;
(m)	Logan shall use its reasonable commercial efforts to cause the delisting of the Logan Shares from the TSXV, and Logan and Newco shall use their reasonable commercial efforts to cause the listing of the Newco Shares on the TSXV, in each case to be effective as soon as reasonably practicable following the Effective Date;
(n)	Logan shall ensure that it has available funds to pay the Purchaser Termination Amount pursuant to Section 7.2, having regard to its other liabilities and obligations, and will take all such actions as may be necessary to ensure that it maintains such availability to ensure that it is able to pay such amount if required; and
(o)	[Redacted]
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3.6	Competition Act Approval
(a)	In connection with the Competition Act Approval:
(i)	within five (5) Business Days following the Agreement Date, Parent shall, with the assistance of and in consultation with Logan, prepare and file with the Commissioner a request for an ARC or, in the alternative, a No Action Letter, in respect of the transactions contemplated by this Agreement, as well as a waiver of the obligation to file notifications under Part IX of the Competition Act pursuant to Section 113(c) of the Competition Act; and
(ii)	if the Competition Act Approval is not obtained within twenty (20) days of the submission of the request for an ARC or, in the event that the Commissioner will not issue an ARC or a waiver of the obligation to file notifications under Part IX of the Competition Act, upon written request by Parent or Logan, each of Parent and Logan shall, and shall cause their respective affiliates, if applicable, to file with the Commissioner a notification under Part IX of the Competition Act within ten (10) Business Days following receipt of such request.
(b)	Each Party shall, and shall cause its respective affiliates to, use its commercially reasonable efforts to obtain the Competition Act Approval as soon as reasonably practicable, but in any event no later than three (3) Business Days prior to the Outside Date; provided, however, that neither Purchaser nor Parent nor any of their affiliates shall be required to divest or hold separate, or to take any action or behavioral remedy: (i) in respect of any business or assets of Purchaser, Parent, Logan or any of their affiliates; or (ii) that would reasonably be expected to reduce the benefits of the Arrangement, in each case, which may otherwise be required or necessary to secure the Competition Act Approval.
(c)	In connection with obtaining the Competition Act Approval, if any objection by a Governmental Authority is asserted with respect to the transactions contemplated by this Agreement, or if any proceeding is instituted by any Governmental Authority challenging any of the transactions contemplated by this Agreement, Parent shall, and shall cause its affiliates to, use their commercially reasonable efforts to defend against, resist and resolve, any such objection or proceeding so as to allow the Effective Date to occur prior to the Outside Date.
(d)	In connection with obtaining the Competition Act Approval, subject to Applicable Law and Section 3.6(b), each Party shall, and shall cause its affiliates to: (i) cooperate with the Other Party and provide such information and assistance to the Other Party as the Other Party may reasonably request; (ii) respond as soon as practicable to any requests for information, documents, interviews or testimony (including in respect of any submissions or supplementary information requests) or requests for meetings by any Governmental Authority in connection with the transactions contemplated by this Agreement; (iii) permit the Other Party an advance opportunity
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to review and comment upon any proposed substantive written communications to any Governmental Authority in connection with the transactions contemplated by this Agreement, consider in good faith the comments of the Other Party, and provide the Other Party with final copies thereof; (iv) not participate in any substantive meetings or discussions (whether in person, by e-mail, by telephone or otherwise) with any Governmental Authority in connection with the transactions contemplated by this Agreement without giving the Other Party a reasonable opportunity to attend and participate thereat (except where the Governmental Authority expressly requests that a Party should not be present at the meeting or discussion or part or parts of the meeting or discussion); (v) keep the Other Party informed of the status of the Competition Act Approval and promptly notify the Other Party of receipt of any substantive communications (oral or written) of any nature from a Governmental Authority in connection with the transactions contemplated by this Agreement and provide the Other Party with copies thereof; (vi) refrain from extending or consenting to any extension of any applicable waiting or review period or enter into any agreement or commitment with a Governmental Authority to delay or not consummate the transactions contemplated by this Agreement, except upon the prior written consent of the Other Party (which consent shall not be unreasonably withheld); and (vii) not do anything that would reasonably be expected to prejudice the Competition Act Approval from being obtained as soon as practicable or otherwise adversely affect or prevent the receipt of the Competition Act Approval. The Parties will coordinate and cooperate in good faith in respect of any strategic decisions relating to the Competition Act Approval; however, in the event of a disagreement between the Parties, Parent will have final authority and sole discretion with respect to the strategic decisions relating to the Competition Act Approval, subject to Parent's compliance with its obligations under this Section 3.6.

(e)	Notwithstanding any requirement in this Agreement, including this Section 3.6 and Section 7.6, or any other provision in this Agreement, where a Party is required to provide information to the Other Party that is competitively sensitive, the disclosing Party may restrict the provision of such competitively sensitive information only to the external legal counsel of the Other Party, provided that the disclosing Party also provides a redacted version of any such information to the Other Party.
(f)	Parent shall pay all filing fees payable to any Governmental Authority in respect of the Competition Act Approval.
3.7	Sufficiency of Funds

Parent and Purchaser represent, warrant and covenant to Logan that Purchaser has, and will have at the Effective Time, sufficient immediately available funds to pay the aggregate Consideration payable under the Arrangement, to repay the indebtedness outstanding under the Logan Credit Documents in accordance with Section 3.5(b), and to pay all other amounts payable by Parent and Purchaser under this Agreement and in connection with the Arrangement, and the obligations of Parent and Purchaser under this Agreement are not subject to any condition regarding the ability of Parent or Purchaser to obtain financing.

3.8	Parent Guarantee

Parent shall cause Purchaser to perform all of its obligations under this Agreement and hereby unconditionally and irrevocably guarantees the due and punctual performance by Purchaser of each and every obligation of Purchaser arising under this Agreement and the Arrangement, including,

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without limitation, the due and punctual payment and delivery of the Consideration pursuant to the Arrangement.

3.9	Newco Transactions
(a)	Prior to the Effective Time, Logan shall, and shall cause Newco to, complete the following (collectively, the "Newco Reorganization"), in each case on the terms described in the Disclosure Letter:
(i)	the Andora Acquisition (to be completed on or about October 30, 2026 and funded by the contribution by Logan to Newco, as a contribution of capital, of the proceeds of borrowings incurred by Logan under the Logan Credit Agreement) and, if Logan so determines and pursuant to Applicable Law, the making by Logan and Newco of a joint election under subsection 85(1) of the Tax Act for the transfer of "eligible property" within the meaning of subsection 85(1.1) of the Tax Act in respect of such transactions;
(ii)	on January 1, 2027, the Andora Amalgamation, such that each of Newco and Andora has a taxation year ending on December 31, 2026 and the corporation continuing from the Andora Amalgamation holds the Andora Assets;
(iii)	the settlement, repayment or assumption by Newco of all intercompany balances between Logan, on the one hand, and Newco or any Newco Subsidiary, on the other hand, including the repayment or assumption by Newco of all advances made by Logan to Newco in connection with the Newco Transactions (other than amounts contributed by Logan to Newco as contributions of capital or in consideration for the issuance of Newco Shares, all of which amounts shall, for greater certainty, consist of Newco Transaction Costs), and the full and unconditional release, termination or replacement (without any continuing liability to Logan) of all guarantees, indemnities, letters of credit, security interests, surety or performance bonds and other credit support provided by Logan, on the one hand, for the benefit of or in respect of any obligation of Newco or any Newco Subsidiary, such that at the Effective Time no amount is owing by Newco or any Newco Subsidiary to Logan or by Logan to Newco or any Newco Subsidiary and no such guarantee, indemnity, letter of credit or other credit support remains outstanding;
(iv)	the execution of the Newco Warrant Indenture; and
(v)	the other steps described in the Disclosure Letter as forming part of the Newco Reorganization.
(b)	Logan shall keep Parent fully informed, on a timely basis, of the status of the Newco Transactions (including any material developments in respect thereof), shall promptly respond to all reasonable inquiries of Parent and its Representatives in respect of the Newco Transactions and shall provide Parent and its Representatives with a reasonable opportunity to review and comment on drafts of all documents in respect of the Newco Transactions and shall consider such comments in good faith, and shall promptly provide Parent with copies of the definitive agreements in respect of the Newco Transactions and any material amendments thereto.
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(c)	Logan shall: (i) cause the Newco Transactions to be structured and completed such that they do not, and would not reasonably be expected to; and (ii) not enter into or amend, as applicable, the Andora Transaction Agreements or the other Contracts providing for the Newco Transactions in a manner that would reasonably be expected to: (x) other than Newco Transaction Costs not exceeding $65,800,000 in the aggregate, result in Logan retaining, following the Effective Time, any ownership interest in, or any liability or obligation (whether absolute, accrued, conditional or otherwise) in respect of the business, operations, results of operations, assets, properties, capitalization, liabilities, obligations or condition (financial or otherwise) of Newco, any Newco Subsidiary, the Newco Assets or the Newco Transactions, (y) give rise to any Tax payable by Logan or reduce the Tax Attributes of Logan below the amounts set forth in the Disclosure Letter, other than as described in the Disclosure Letter, or (z) prevent, materially impede or materially delay the completion of the Arrangement, in each case without the prior written consent of Parent, not to be unreasonably withheld, conditioned or delayed.
(d)	Logan shall cause the Newco Transactions to be structured and completed such that, at the Effective Time, after giving effect to the Newco Reorganization, the Newco Transaction Costs do not exceed $65,800,000.
(e)	All costs, expenses and other amounts owing or payable by Logan in connection with the Newco Transactions (including all costs and expenses of preparing the Newco Information) that, when taken together with all other Newco Transaction Costs are in excess of $65,800,000, shall be borne by Newco. Without limiting the foregoing, not later than two (2) Business Days prior to the Effective Date, Newco shall: (i) pay to Logan in cash, in immediately available funds, the amount of any such excess that has been paid or funded by Logan; and (ii) assume, pay or otherwise satisfy, without recourse to Logan, the amount of any such excess that remains unpaid. Logan shall deliver to Parent, not later than five (5) Business Days prior to the Effective Date, a statement setting out in reasonable detail its good faith estimate of the Newco Transaction Costs and any such excess.
3.10	Newco Transaction Warrants and Listing
(a)	The Newco Transaction Warrants shall be non-transferable (other than by operation of law), shall be exercisable at any time prior to 5:00 p.m. (Calgary time) on the date that is 60 days following the Effective Date and shall otherwise have the terms set out in the Newco Warrant Indenture. Newco shall reserve and allot for issuance a sufficient number of Newco Shares to permit the exercise of all Newco Transaction Warrants and Newco Financing Warrants.
(b)	Logan and Newco shall use their reasonable commercial efforts to obtain, prior to the Effective Time, the conditional approval of the TSXV for the listing of the Newco Shares (including the Newco Shares issuable on exercise of the Newco Transaction Warrants and the Newco Financing Warrants) on the TSXV, and to cause the Newco Shares to be listed and posted for trading on the TSXV as soon as reasonably practicable following the Effective Date.
(c)	The issuance by Newco to Logan of the Newco Shares and Newco Transaction Warrants, and the subsequent distribution by Logan of such Newco Shares and Newco Transaction Warrants to the Logan Shareholders, in exchange for their Logan Shares, pursuant to the Plan of Arrangement shall be effected in reliance upon exemptions from the prospectus requirements of Applicable Canadian Securities
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Laws and, in the United States, in reliance upon the exemption from the registration requirement of the U.S. Securities Act provided by Section 3(a)(10) thereof, and Logan and Newco shall ensure that the Circular contains the disclosure required in respect thereof. For greater certainty, the Section 3(a)(10) exemption will not be available for the issuance of Newco Shares upon the subsequent exercise of the Newco Transaction Warrants. The Newco Transaction Warrants may not be exercised by or on behalf of any Person in the United States unless an exemption from the registration requirements of the U.S. Securities Act and applicable state securities laws is available, and the Newco Warrant Indenture shall so provide.

(d)	The board of directors and management of Newco following the Effective Time shall be determined by the Logan Board, in its sole discretion, and shall be disclosed in the Circular. Prior to the Effective Time, Newco shall adopt the Newco Incentive Plans, which shall be subject to the approval of the Newco Option Plan Resolution and the Newco Share Award Plan Resolution, respectively, by the Logan Shareholders at the Meeting and the acceptance of the TSXV, and no grants shall be made under the Newco Incentive Plans prior to the Effective Time except as described in the Circular and approved by the applicable Newco Resolution.
3.11	Newco Indemnity
(a)	From and after the Effective Time, Newco shall indemnify, defend and save harmless Logan, Parent, Purchaser and their respective affiliates and their respective directors, officers, employees, agents and Representatives, and their respective successors and assigns (collectively, the "Logan Indemnified Parties") from and against any and all Losses suffered or incurred by any of the Logan Indemnified Parties in any way caused by, arising from or relating to, directly or indirectly: (i) Newco, the Newco Subsidiaries (including Andora), the Newco Assets (including the Andora Assets and the Conveyed Assets) or the business, operations, affairs or liabilities of any of them (excluding Losses in respect of Taxes); (ii) the Newco Transactions (including the Andora Acquisition, the Conveyance, the Newco Reorganization and the Newco Financing) or any of the agreements, instruments and documents entered into in connection therewith (including the Andora Transaction Agreements and the Conveyance Agreement), including any obligation of Newco or Andora to pay the Holdback, the Deferred Payment or any amount under the Conditional Payment Agreement (each as defined in the Andora SPA or the conditional payment agreement referred to in the definition of Andora Transaction Agreements, as applicable), any obligation under the deferred payment guaranty or any replacement parent company guarantee delivered in connection with the KIGAM Agreement, and any obligation in respect of the employees of Newco or any Newco Subsidiary (excluding Losses in respect of Taxes); (iii) the distribution of the Newco Securities pursuant to the Arrangement, including the Tax consequences thereof to Logan and any failure of such distribution to comply with Applicable Canadian Securities Laws or the U.S. Securities Act (other than as a result of any act or omission of Parent or Purchaser or any Parent Information); (iv) any Environmental Laws, abandonment, decommissioning or reclamation obligations or Taxes relating to Newco, any Newco Subsidiary or the Newco Assets, or arising from the Newco Transactions, where such Loss results in a reduction in the Tax Attributes of Logan with such reduction for such Tax Losses being indemnified on a dollar for dollar basis of Tax Attributes so reduced; (v) any guarantee, indemnity, letter of credit or other credit support provided by Logan in respect of any obligation of Newco or any Newco Subsidiary; and (vi) any breach by Newco of any of its covenants in this Agreement, in each case whether existing or arising before, as of or following the Effective Time
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and whether the facts giving rise to such Losses occurred before, as of or following the Effective Time (including, for certainty, any obligations owing by the Logan Group to former employees of the Logan Group who are employees or intended employees of Newco following the Effective Time).

(b)	The indemnities in this Section 3.11 shall survive the completion of the Arrangement indefinitely, are in addition to and not in substitution for any other right or remedy of the Logan Indemnified Parties, and there shall be no obligation on any Logan Indemnified Party to first pursue any right or remedy against any other Person before seeking indemnification from Newco hereunder. Newco shall pay any amount owing under this Section 3.11 within twenty (20) Business Days of written demand, without set-off or deduction. Logan shall hold the benefit of this Section 3.11 in trust for the Logan Indemnified Parties that are not Parties and the provisions of this Section 3.11 shall be enforceable by each of them.
(c)	A Logan Indemnified Party seeking indemnification under this Section 3.11 in respect of a claim by a third party shall give Newco prompt written notice of such claim (provided that any failure to give such notice shall not relieve Newco of its obligations hereunder except to the extent Newco is materially prejudiced thereby), and Newco shall be entitled, at its expense and upon first acknowledging in writing its obligation to indemnify the Logan Indemnified Parties in respect of such claim, to assume the defence of such claim with counsel reasonably satisfactory to the Logan Indemnified Party, provided that: (i) if Newco does not assume the defense of such claim within fifteen (15) days following receipt of notice thereof (or such shorter period as may be required to respond to such claim), or, having assumed such defense, fails to conduct such defense actively, diligently and in good faith, the Logan Indemnified Party shall be entitled, upon written notice to Newco, to assume and control the defense of such claim with counsel of its choosing, and all reasonable costs and expenses of such defense shall be borne by Newco and shall constitute Losses for which Newco is liable hereunder; (ii) the Logan Indemnified Party may participate in the defense of any claim at its own expense; and (iii) Newco shall not settle any such claim without the prior written consent of the Logan Indemnified Party (not to be unreasonably withheld) unless such settlement involves only the payment of money by Newco and includes an unconditional release of the Logan Indemnified Parties.
(d)	For greater certainty, nothing in this Section 3.11 shall require Newco to indemnify any Logan Indemnified Party in respect of any Losses relating to the assets, business or liabilities retained by Logan following the Effective Time, other than Losses arising from the matters described in Section 3.11(a).
3.12	Covenants of Newco
(a)	Newco covenants and agrees with Parent and Purchaser that it shall: (i) at the Effective Time, deliver to Purchaser all books and records of Logan in the possession or control of Newco or any Newco Subsidiary, and from and after the Effective Time, provide Logan, Parent and Purchaser with reasonable access, upon reasonable notice and during normal business hours, to the books and records of Newco and the Newco Subsidiaries (and copies thereof) for any reasonable purpose, including the preparation of Returns and financial statements and the conduct of any Proceeding; and (ii) not, and shall cause the Newco Subsidiaries not to, hold itself out as being affiliated with Logan, Parent or Purchaser following the Effective Time.
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(b)	Nothing in this Agreement shall constitute Parent or Purchaser as a shareholder of, or confer on Parent or Purchaser any right to approve, consent to or control, Newco, the Newco Assets, the Newco Transactions or the business and affairs of Newco, except as expressly provided in this Agreement.
(c)	From and after the Effective Time, Newco shall, and shall cause the Newco Subsidiaries and its and their respective directors, officers, employees and consultants (including any such Person who was formerly a director, officer, employee or consultant of Logan) to, hold in confidence and not use or disclose any confidential or proprietary information of or relating to Logan, Parent, Purchaser or their respective affiliates or businesses (other than information relating solely to Newco, the Newco Subsidiaries or the Newco Assets), except to the extent such information is or becomes generally available to the public other than as a result of a breach of this Section 3.12(c), or is required to be disclosed by Applicable Law (in which case Newco shall, to the extent legally permitted, give Parent prompt prior notice of such disclosure).
3.13	Non-Competition
(a)	Subject to Section 3.13(b), for a period of one (1) year following the Effective Date (the "Restricted Period"), Newco shall not, and shall cause the Newco Subsidiaries not to, directly or indirectly, whether on its own account or as a partner, joint venturer, agent, consultant, operator or manager of or for any other Person:
(i)	acquire, hold, lease, explore for, develop, produce or otherwise participate in the ownership or operation of any petroleum and natural gas rights, wells, facilities or other interests in the Montney formation underlying the lands within the area outlined in red on the map attached as Schedule "G" (the "Restricted Area"), including by bidding on or acquiring any Crown or freehold petroleum and natural gas leases or licences, or entering into any farm-in, joint venture, participation or similar arrangement, in each case in respect of rights in the Montney formation underlying the Restricted Area (collectively, the "Restricted Business");
(ii)	invest in, lend money to, guarantee the debts or obligations of, promote or assist, financially or otherwise, any Person for the purposes of carrying on, engaging in, advising, managing or otherwise participating in the Restricted Business; or
(iii)	in respect of any Person in which Newco or any Newco Subsidiary owns an interest, approve, promote or encourage such Person to do any of the foregoing.
(b)	Nothing contained in Section 3.13(a) will prohibit or restrict Newco or any Newco Subsidiary from: (i) acquiring or directly or indirectly owning at any one time, solely as a passive investment, securities of any Person listed on a recognized stock exchange representing less than 10% of the aggregate issued and outstanding securities of any class of such Person, provided that none of Newco, any Newco Subsidiary or any Person acting jointly or in concert with Newco is involved in any manner whatsoever with the management of such Person; (ii) acquiring or holding an interest in any Person, or the assets of any Person, that holds interests in the Restricted Business where the fair market value of such interests represents less than 10% of the total fair market value of the assets of such Person, provided that
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neither Newco nor any Newco Subsidiary shall cause such Person to acquire additional interests in the Restricted Business during the Restricted Period; (iii) acquiring or holding petroleum and natural gas rights in any formation other than the Montney formation within the Restricted Area, notwithstanding that the lease, licence or other instrument under which such rights are held may also include rights in the Montney formation, provided that Newco and the Newco Subsidiaries do not explore for, develop or produce petroleum and natural gas from the Montney formation underlying the Restricted Area in reliance on this clause (iii); or (iv) in respect of any Person that acquires control of Newco after the Effective Time, carrying on the business carried on by such Person and its affiliates (other than Newco and the Newco Subsidiaries) as of immediately prior to such acquisition of control.

(c)	Newco acknowledges that the covenants in Section 3.13(a) are reasonable and necessary to allow Parent and Purchaser to receive the full benefit of the goodwill of the business of Logan acquired pursuant to the Arrangement, that Parent and Purchaser have relied on such covenants in entering into this Agreement, that such covenants are an integral part of the Arrangement under which Newco and the Logan Shareholders receive significant benefit, and that any breach of such covenants would cause Parent and Purchaser irreparable harm not compensable in damages. Newco agrees that Parent and Purchaser shall be entitled to injunctive relief in respect of any breach or threatened breach of Section 3.13(a) without being required to show irreparable harm, in addition to any other remedy available at law or in equity. If a court determines that the duration of the Restricted Period, the scope of the Restricted Area or the scope of the Restricted Business is unreasonable, the Parties agree that such duration or scope shall be reduced to the extent necessary for such covenants to be reasonable and enforceable, and the Parties shall request that the court apply notional severance or "blue-pencil" severance accordingly.
(d)	The covenants in this Section 3.13 are given by Newco (and, through Newco, the Newco Subsidiaries) only. For greater certainty, no director, officer, employee or consultant of Logan, Newco or any Newco Subsidiary shall be bound by, or shall be required to enter into any agreement with Parent or Purchaser containing, any non-competition, area of exclusion or similar restrictive covenant in connection with this Agreement or the Arrangement, and nothing in this Section 3.13 shall restrict any such individual in his or her personal capacity.
3.14	Non-Solicitation
(a)	During the Restricted Period, Newco shall not, and shall cause the Newco Subsidiaries not to, either individually or in partnership or jointly or in conjunction with any other Person, as principal, agent, consultant, contractor, employer, employee or in any other manner, directly or indirectly, solicit, entice away or in any other manner persuade or attempt to persuade any Person who is employed or engaged by Logan or any of its affiliates (including, following the Effective Time, Parent and Purchaser) (other than the Transferred Employees, any other Person disclosed in the Disclosure Letter as becoming a director, officer, employee or consultant of Newco in connection with the Newco Transactions, and any Person whose employment or engagement is terminated by Logan, Parent or any of their affiliates following the Effective Time): (i) for any reason that is adverse to or competitive with the business of Logan; and/or (ii) to discontinue or alter his or her relationship with Logan or any of its affiliates.
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(b)	Newco shall not be in default under this Section 3.14 by virtue of making general solicitations of employment in the ordinary course of business (such as general newspaper or social media advertisements for available positions) not specifically directed at employees of Logan or its affiliates.
3.15	Restrictive Covenants

The Parties each acknowledge and confirm that, and their collective intention is that (a) for tax purposes, no part of any consideration that is payable or receivable by any Party or the Logan Shareholders pursuant to this Agreement and/or the Arrangement is or shall be allocated to any provision of this Agreement that is a restrictive covenant (a "Restrictive Covenant") as defined in section 56.4 of the Tax Act granted by Newco or the Newco Subsidiaries pursuant to this Agreement; and (b) any Restrictive Covenant contained in this Agreement (including as described in Section 3.13 and Section 3.14) is integral to this Agreement and the Arrangement and is being granted to maintain or preserve the value of the Logan Shares and the New Logan Shares disposed of to Purchaser.

Article 4
REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

4.1	Representations and Warranties of Parent and Purchaser

Parent and Purchaser, jointly and severally, hereby make to, and in favour of, Logan the representations and warranties set out in Schedule "C" and acknowledge that Logan is relying upon such representations and warranties in connection with the matters contemplated by this Agreement.

4.2	Investigation

Any investigation by Logan and its advisors shall not mitigate, diminish or affect the representations and warranties of Parent and Purchaser pursuant to this Agreement.

4.3	Disclaimer

Logan agrees and acknowledges that, except as set forth in this Agreement, neither Parent nor Purchaser makes any representation or warranty, express or implied, at law or in equity, with respect to Parent, Purchaser, or their respective businesses, past, current or future financial condition or their assets, liabilities or operations, or their past, current or future profitability, performance or cash flows, individually or in the aggregate, and any such other representations or warranties are hereby expressly disclaimed.

4.4	Survival of Representations and Warranties

The representations and warranties of Parent and Purchaser contained in this Agreement shall expire and be terminated on the earlier of the Effective Date and the date on which this Agreement is terminated in accordance with its terms.

Article 5
REPRESENTATIONS AND WARRANTIES OF LOGAN and Newco

5.1	Representations and Warranties of Logan

Logan hereby makes to, and in favour of, Parent and Purchaser the representations and warranties set out in Schedule "D" and acknowledges that Parent and Purchaser are relying upon such

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representations and warranties in connection with the matters contemplated by this Agreement. The representations and warranties in Schedule "D" (other than Sections (c), (d) and (hhh) thereof) are made in respect of Logan and the business, assets and liabilities to be retained by Logan following the Effective Time, and are not made in respect of Newco, any Newco Subsidiary, the Newco Assets or the Newco Transactions, except to the extent that any of the foregoing results in, or would reasonably be expected to result in, any liability, cost, expense, obligation or commitment (including a guarantee or other form of credit support) of Logan following the Effective Time, or gives rise to, or would reasonably be expected to give rise to, any Tax payable by Logan or a reduction of the Tax Attributes of Logan below the amounts set forth in the Disclosure Letter.

5.2	Representations and Warranties of Newco

Newco hereby makes to, and in favour of, Parent and Purchaser the representations and warranties set out in Schedule "E" and acknowledges that Parent and Purchaser are relying upon such representations and warranties in connection with the matters contemplated by this Agreement.

5.3	Investigation

Any investigation by Parent, Purchaser and their respective advisors shall not mitigate, diminish or affect the representations and warranties of Logan or Newco pursuant to this Agreement.

5.4	Disclaimer

Parent and Purchaser agree and acknowledge that, except as set forth in this Agreement, neither Logan nor Newco makes any representation or warranty, express or implied, at law or in equity, with respect to such Party, its business, its past, current or future financial condition or its assets, liabilities or operations, or its past, current or future profitability, performance or cash flows, individually or in the aggregate, and any such other representations or warranties are hereby expressly disclaimed.

5.5	Survival of Representations and Warranties

The representations and warranties of Logan and Newco contained in this Agreement shall expire and be terminated on the earlier of the Effective Date and the date on which this Agreement is terminated in accordance with its terms.

Article 6
CONDITIONS PRECEDENT

6.1	Mutual Conditions Precedent

The respective obligations of the Parties to consummate the transactions contemplated by this Agreement, and in particular to complete the Arrangement, are subject to the satisfaction, on or before the Effective Time, or such other time specified, of the following conditions:

(a)	the Interim Order shall have been granted on terms consistent with this Agreement, and such order shall not have been set aside or modified in a manner unacceptable to Parent or Logan, each acting reasonably, on appeal or otherwise;
(b)	the Logan Transaction Resolution shall have received the Logan Required Approval (including, where applicable, by Extraordinary Written Consent) at the Meeting in accordance with the Interim Order;
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(c)	the Final Order shall have been granted in form and substance satisfactory to each of Parent and Logan, acting reasonably, and such order shall not have been set aside or modified in a manner unacceptable to Parent or Logan, acting reasonably, on appeal or otherwise;
(d)	the Competition Act Approval shall have been obtained and shall be in full force and effect; and
(e)	no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Order or Law which is then in effect and has the effect of making the Arrangement illegal or otherwise preventing or prohibiting consummation of the Arrangement.

The conditions in this Section 6.1 are for the mutual benefit of the Parties and may be asserted by either Party regardless of the circumstances and may be waived by the mutual written consent of the Parties, in whole or in part, at any time and from time to time without prejudice to any other rights that the Parties may have, including the right of the Parties to rely on any other of such conditions.

6.2	Additional Conditions to Obligations of Parent and Purchaser

The respective obligations of Parent and Purchaser to consummate the transactions contemplated by this Agreement, and in particular to complete the Arrangement, are subject to the satisfaction, on or before the Effective Date or such other time specified, of the following conditions:

(a)	Logan and Newco shall have fulfilled and complied with in all material respects each of their respective covenants herein to be performed, fulfilled or complied with on or before the Effective Time, and each of Logan and Newco shall have provided to Parent a certificate of two executive officers certifying compliance with such covenants dated the Effective Date;
(b)
(i)	the representations and warranties of Logan in Sections (a) (Organization and Qualification), (b) (Authority Relative to this Agreement), (c) (Subsidiaries; Joint Ventures) and (d) (Ownership of Newco) of Schedule "D" shall be true and correct in all respects as of the Agreement Date and as of the Effective Date as if made on and as of such date (and, in the case of Sections (c) and (d), immediately prior to the Effective Time and before giving effect to the Newco Reorganization and the Arrangement) (except to the extent such representations and warranties speak of an earlier date, the accuracy of which shall be determined as of such earlier date);
(ii)	the representations and warranties of Logan in Section (v) (Capitalization) of Schedule "D" shall be true and correct in all respects (except for de minimis inaccuracies) as of the Agreement Date and shall be true and correct in all respects (except for de minimis inaccuracies and as a result of transactions, changes, conditions and events or circumstances permitted hereunder) as of the Effective Date as if made on and as of such date; and
(iii)	all other representations and warranties of Logan set forth in this Agreement shall be true and correct as of the Agreement Date and shall be true and correct as of the Effective Date as if made on and as of such date (except to
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the extent such representations and warranties speak as of an earlier date, the accuracy of which shall be determined as of that specified date), except where any failure or failures of any such representations and warranties to be so true and correct would not have, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Logan, or prevent or materially delay the completion of the transactions contemplated in this Agreement (and, for this purpose, any reference to "material", "Material Adverse Effect" or any other concept of materiality in such representations and warranties shall be ignored), and Logan shall have provided to Parent a certificate of two executive officers certifying such accuracy on the Effective Date;

(c)	between the Agreement Date and the Effective Time, there shall not have occurred a Material Adverse Change in respect of Logan;
(d)
(i)	the representations and warranties of Newco in Sections (a) (Organization and Qualification) and (b) (Authority Relative to this Agreement) of Schedule "E" shall be true and correct in all respects as of the Agreement Date and as of the Effective Date as if made on and as of such date (except to the extent such representations and warranties speak of an earlier date, the accuracy of which shall be determined as of such earlier date); and
(ii)	all other representations and warranties of Newco set forth in this Agreement shall be true and correct in all material respects as of the Agreement Date and shall be true and correct in all material respects as of the Effective Date as if made on and as of such date (except to the extent such representations and warranties speak as of an earlier date, the accuracy of which shall be determined as of that specified date) (and, for this purpose, any reference to "material", "Material Adverse Effect" or any other concept of materiality in such representations and warranties shall be ignored), and Newco shall have provided to Parent a certificate of two executive officers certifying such accuracy on the Effective Date;
(e)	holders of not greater than 5.0% of the outstanding Logan Shares shall have validly exercised Dissent Rights in respect of the Arrangement that have not been withdrawn as of the Effective Date; and
(f)	the Newco Reorganization (including, for greater certainty, the Andora Acquisition) shall have been completed in accordance with Section 3.9(a).

The conditions in this Section 6.2 are for the exclusive benefit of Parent and Purchaser and may be asserted by Parent and Purchaser regardless of the circumstances or may be waived by Parent and Purchaser in the sole discretion of Parent and Purchaser, in whole or in part, at any time and from time to time without prejudice to any other rights which Parent and Purchaser may have, including the right of Parent and Purchaser to rely on any other of such conditions.

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6.3	Additional Conditions to Obligations of Logan

The obligation of Logan to consummate the transactions contemplated by this Agreement, and in particular to complete the Arrangement, is subject to the satisfaction, on or before the Effective Date or such other time specified, of the following conditions:

(a)	Parent and Purchaser shall have fulfilled and complied with in all material respects each of their respective covenants herein to be performed, fulfilled or complied with on or before the Effective Time, and Parent on its own behalf and on behalf of Purchaser, shall have provided to Logan a certificate of two executive officers certifying compliance with such covenants dated the Effective Date;
(b)
(i)	the representations and warranties of Parent and Purchaser in Sections (a) (Organization and Qualification), (b) (Authority Relative to this Agreement and the Logan Support Agreements) and (d) (Funds Available) of Schedule "C" shall be true and correct in all respects as of the Agreement Date and as of the Effective Date as if made on and as of such date (except to the extent such representations and warranties speak of an earlier date, the accuracy of which shall be determined as of such earlier date); and
(ii)	all other representations and warranties of Parent and Purchaser set forth in this Agreement shall be true and correct as of the Agreement Date and shall be true and correct as of the Effective Date as if made on and as of such date (except to the extent such representations and warranties speak as of an earlier date, the accuracy of which shall be determined as of that specified date), except where any failure or failures of any such representations and warranties to be so true and correct would not, or would not reasonably be expected to, prevent or materially delay the completion of the transactions contemplated in this Agreement (and, for this purpose, any reference to "material", "Material Adverse Effect" or any other concept of materiality in such representations and warranties shall be ignored), and Parent on its own behalf and on behalf of Purchaser shall have provided to Logan a certificate of two executive officers certifying such accuracy on the Effective Date; and
(c)	Purchaser shall have deposited, or Parent shall have caused Purchaser to deposit, with the Depositary, sufficient funds to satisfy Purchaser's obligations under Section 2.6.

The conditions in this Section 6.3 are for the exclusive benefit of Logan and may be asserted by Logan regardless of the circumstances or may be waived by Logan in its sole discretion, in whole or in part, at any time and from time to time without prejudice to any other rights which Logan may have, including the right of Logan to rely on any other of such conditions.

6.4	Notice and Cure Provisions
(a)	Each Party shall give prompt notice to the Other Party of the occurrence, or failure to occur, at any time from the Agreement Date to the Effective Date, of any event or state of facts that would, or would be likely to:
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(i)	cause any of the representations or warranties of such Party contained herein to be untrue or inaccurate in any material respect on the Agreement Date or at the Effective Date; or
(ii)	result in the failure to comply with or satisfy any covenant or condition to be complied with or satisfied by either Party hereunder prior to or at the Effective Date, in each case to the extent that the conditions in Section 6.2(a) and Section 6.2(b), in the case of Logan's representations, warranties and covenants, and Section 6.3(a) and Section 6.3(b), in the case of Parent's and Purchaser's representations, warranties and covenants, would not be capable of being satisfied at any time from the Agreement Date until the Effective Date. No such notification shall affect the representations or warranties of the Parties or the conditions to the obligations of the Parties hereunder.
(b)	Neither Logan, Parent nor Purchaser may elect to terminate this Agreement as provided for in Section 9.1(c) unless promptly, and in any event prior to the issuance of the Certificate: (i) the Party intending to rely thereon has delivered a written notice to the Other Party specifying in reasonable detail all breaches of covenants, representations and warranties or other matters that the Party delivering such notice is asserting as the basis for the non-fulfillment of the applicable condition or conditions precedent and shall provide in such notice that the Other Party shall be entitled to cure any breach of a covenant or representation and warranty or other matters within ten (10) days after receipt of such notice (except that no cure period shall be provided and this Section 6.4(b) shall not apply in the case of a breach that, by its nature, cannot be cured and, in no event, shall any cure period extend beyond the Outside Date); and (ii) if the breaches of covenants, representations and warranties or other matters specified in such notice have not been cured by the date that is the earlier of the Outside Date and the date that is ten (10) days after receipt of such notice, such date shall be the termination date. More than one such notice may be delivered by a Party.
6.5	Merger of Conditions

The conditions set out in this Article 6 are conclusively deemed to have been satisfied, waived or released upon the issuance of a Certificate in respect of the Arrangement.

Article 7
ADDITIONAL AGREEMENTS

7.1	Covenants Regarding Non-Solicitation
(a)	Logan shall, and shall cause its subsidiaries and its and their Representatives, as applicable, to: (i) immediately cease and cause to be terminated all existing solicitations, encouragements, discussions or negotiations (including through any of the Representatives of Logan), if any, initiated before the Agreement Date with respect to any Person (other than Parent) that has made, indicated any interest in making or may reasonably be expected to make, an Acquisition Proposal; (ii) as and from the Agreement Date until termination of this Agreement pursuant to Article 9, immediately discontinue providing access to and disclosure of any of its confidential information and not allow or establish further access to any of its confidential information, or any data room, virtual or otherwise, to any Person (other than Parent or its Representatives); (iii) pursuant to and in accordance with each applicable
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confidentiality agreement, promptly request the return or destruction of all information provided to any third parties that have entered into a confidentiality agreement with Logan and the destruction of all material including or incorporating or otherwise reflecting such confidential information regarding Logan or any of its subsidiaries, and shall use reasonable commercial efforts to cause such requests to be honoured; and (iv) enforce and not release, waive, terminate or otherwise forbear in the enforcement of, amend or modify, or enter into or participate in any discussions, negotiations or agreements to release, waive or otherwise forbear or amend or modify, any rights or other benefits under any confidentiality agreements to which Logan or a Logan Subsidiary is a party, including any "standstill provisions" and similar covenants thereunder. Logan undertakes to use commercially reasonable efforts to enforce all standstill, non-disclosure, non-disturbance, non-solicitation and similar covenants or agreements that it has entered into with third parties prior to the Agreement Date.

(b)	Logan shall not, directly or indirectly, do, nor authorize or permit any of its Representatives to do, any of the following:
(i)	solicit, assist, initiate, entertain or knowingly facilitate or encourage or take any action to solicit, assist, initiate, entertain or knowingly facilitate or encourage any Acquisition Proposal, or engage in any communication regarding the making of any proposal or offer that constitutes, or may reasonably be expected to constitute or lead to an Acquisition Proposal, including by way of furnishing information or access to properties, facilities or books and records;
(ii)	withdraw, amend, modify or qualify, or propose to withdraw, amend, modify or qualify, in any manner adverse to Parent, the Logan Board Recommendation (insofar as it relates to the Logan Transaction Resolution) (or any related recommendation by any committee of the Logan Board);
(iii)	make any public announcement or take any other action inconsistent with the Logan Board Recommendation;
(iv)	enter into or otherwise engage or participate in any negotiations or any discussions regarding any inquiry, proposal or offer that constitutes or may constitute or may reasonably be expected to lead to an Acquisition Proposal, or furnish or provide access to any information with respect to Logan's securities, business, properties, operations or conditions (financial or otherwise) in connection with or in furtherance of an Acquisition Proposal, or otherwise cooperate in any way with, or assist or knowingly participate in, facilitate or encourage, any effort or attempt of any other Person to do or seek to do any of the foregoing;
(v)	accept, recommend, approve, agree to, endorse or propose publicly to accept, recommend, approve, agree to or endorse an Acquisition Proposal, or, for a period in excess of five (5) Business Days, take no position or a neutral position with respect to a publicly announced or publicly proposed, Acquisition Proposal; or
(vi)	accept, approve, endorse or enter into (other than a confidentiality and standstill agreement permitted by and in accordance with Section 7.1(b)(vii)) or publicly propose to accept, approve, endorse or enter into any agreement,
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understanding or arrangement (including any letter of intent or agreement in principle) in respect of or in any way related to any Acquisition Proposal or providing for the payment of any break, termination or other fees or expenses to any Person, if Logan completes the transactions contemplated hereby;

except that notwithstanding the provisions of clauses (ii) and (iii) of Section 7.1(a) or this Section 7.1(b), Logan and its Representatives may:

(vii)	at any time prior to obtaining the approval of the Logan Shareholders of the Logan Transaction Resolution, enter into, or participate in, any discussions or negotiations with an arm's length third party who (without any solicitation, initiation or encouragement, directly or indirectly, after the Agreement Date, by Logan or any of its Representatives) seeks to initiate such discussions or negotiations and, subject to execution of a confidentiality and standstill agreement and/or clean teams agreement (referred to herein as a "confidentiality and standstill agreement") with terms at least as restrictive to such counterparty as the Confidentiality Agreement (on the condition that such confidentiality and standstill agreement shall provide for the disclosure thereof, along with the information provided thereunder, to Parent), may furnish to such third party information concerning Logan and its business, affairs, properties and assets (on the condition that such third party is not furnished with greater access or information than Parent), in each case if and only to the extent that:
(A)	the third party has first made a written bona fide Acquisition Proposal, which did not result from a breach of this Section 7.1, and in respect of which the Logan Board determines in good faith, after consultation with its legal counsel and financial advisors as reflected in the minutes of the Logan Board, constitutes, or could reasonably be expected to constitute or lead to, a Superior Proposal;
(B)	prior to furnishing such information to or entering into or participating in any such negotiations or initiating any discussions with such third party, Logan promptly provides written notice to Parent to the effect that it is furnishing information to or entering into or participating in discussions or negotiations with such Person or entity and provides to Parent a true and complete copy of the final executed confidentiality and standstill agreement entered into with such Person or entity in compliance with this Section 7.1(b)(vii) and the information required to be provided under Section 7.1(c); and
(C)	Logan and the Logan Subsidiaries have been, and would be after entering into or participating in any such discussions or negotiations, in compliance with all of their obligations under this Section 7.1;
(viii)	comply with Division 3 of National Instrument 62-104 – Take-Over Bids and Issuer Bids and similar provisions under Applicable Canadian Securities Laws relating to the provision of directors' circulars and make appropriate disclosure with respect thereto to the Logan Shareholders; and
(ix)	at any time prior to obtaining the approval of the Logan Shareholders of the Logan Transaction Resolution withdraw the Logan Board Recommendation (or any recommendation by any committee of the Logan Board) and accept,
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recommend, approve or enter into an agreement to implement a Superior Proposal from a third party, but only if prior to such acceptance, recommendation, approval or implementation: (A) the Logan Board shall have concluded in good faith, after considering all proposals to adjust the terms and conditions of this Agreement as contemplated by Section 7.1(d) and after receiving the advice of its financial advisors and legal counsel, as reflected in minutes of the Logan Board, that such Superior Proposal is in the best interests of Logan and the taking of such action is necessary for the Logan Board to act in a manner consistent with its fiduciary duties under Applicable Law; (B) Logan complies with its obligations set out in Section 7.1(d); and (C) if Logan is entering into an agreement to implement a Superior Proposal, Logan terminates this Agreement in accordance with Section 9.1(e) and concurrently therewith pays the amount required by Section 7.2.

(c)	If, after the Agreement Date, Logan or any of its subsidiaries is in receipt of a bona fide Acquisition Proposal or any request (which request may be reasonably considered to be in furtherance of, or in relation to, an Acquisition Proposal) for non-public information relating to the Logan Group or its properties, facilities, books or records, the Logan Group shall promptly (and in any event within 24 hours of receipt by the Logan Group) notify Parent (at first orally and then in writing) of any Acquisition Proposal (or any amendment thereto) or any amendments to the foregoing received by the Logan Group. Such notice shall include a copy of any written Acquisition Proposal (and any amendment thereto) or any such request (which request may be reasonably considered to be in furtherance of, or in relation to, an Acquisition Proposal) for non-public information relating to the Logan Group or its properties, facilities, books or records received by the Logan Group or, if no written Acquisition Proposal has been received, a description of the material terms and conditions of, and the identity of the Person making any inquiry, proposal or offer or request (to the extent then known by the Logan Group). The Logan Group shall also provide such further and other details of the Acquisition Proposal, request or any amendment thereto as Parent may reasonably request (to the extent then known by the Logan Group). The Logan Group shall keep Parent fully and promptly informed of the status, including any change to material terms, of any Acquisition Proposal, request or any amendment thereto, shall respond promptly to all reasonable inquiries by Parent with respect thereto, and shall promptly provide to Parent copies of all substantive correspondence and other written material sent to or provided to the Logan Group by any Person in connection with such inquiry, proposal, offer or request or sent or provided by the Logan Group to any Person in connection with such inquiry, proposal, offer or request.
(d)	Following determination by the Logan Board that an Acquisition Proposal constitutes a Superior Proposal, Logan shall give Parent, orally and in writing, at least five (5) Business Days advance notice of any decision by the Logan Board to accept, recommend, approve or enter into an agreement (other than a confidentiality and standstill agreement) to implement a Superior Proposal, which notice shall:
(i)	confirm that the Logan Board has determined that such Acquisition Proposal constitutes a Superior Proposal;
(ii)	identify the third party making the Superior Proposal;
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(iii)	if Logan is proposing to enter into an agreement to implement such Superior Proposal, confirm that the entering into of a definitive agreement to implement such Superior Proposal is not subject to any financing condition, due diligence condition or access condition; and
(iv)	if Logan is proposing to enter into an agreement to implement such Superior Proposal, confirm that a definitive agreement to implement such Superior Proposal has been settled between Logan and such third party in all material respects (including in respect of the value and financial terms and the value ascribed to any non-cash consideration offered under such Acquisition Proposal), and Logan will concurrently provide a true and complete copy thereof, together with all supporting materials, including any financing documents supplied to Logan in connection therewith, and will thereafter promptly provide any amendments thereto, to Parent. During the five (5) Business Day period commencing on the delivery of a complete copy of such notice containing all of the foregoing materials (such period, the "Matching Period"), Logan agrees not to accept, recommend, approve or enter into any agreement to implement such Superior Proposal and not to release the party making the Superior Proposal from any standstill provisions and shall not change, withdraw, withhold, amend, modify or qualify, or propose publicly to change, withdraw, withhold, amend, modify or qualify, the Logan Board Recommendation. During the Matching Period, Parent shall have the opportunity (but not the obligation) to offer to amend this Agreement and the Arrangement in order for such Acquisition Proposal to cease to be a Superior Proposal. In addition, during the Matching Period, or such longer period as Logan may approve in writing for such purpose: (i) the Logan Board shall review any offer made by Parent to amend this Agreement and the Arrangement in good faith in order to determine whether such proposal would, upon acceptance, result in the Acquisition Proposal previously constituting a Superior Proposal ceasing to be a Superior Proposal; and (ii) Logan shall negotiate in good faith with Parent to make such amendments to the terms of this Agreement and the Arrangement as would enable Logan to proceed with the Arrangement as amended rather than accepting, approving or entering into a contract to implement such Superior Proposal. If the Logan Board determines that such Acquisition Proposal would cease to be a Superior Proposal: (x) Logan shall promptly so advise Parent, and Logan and Parent shall amend this Agreement to reflect such offer made by Parent, and shall take and cause to be taken all such actions as are necessary to give effect to the foregoing; and (y) the Logan Board shall not accept, recommend, approve or enter into any agreement to implement such Acquisition Proposal and shall not release the party making the Acquisition Proposal from any standstill provisions and shall not change, withdraw, withhold, amend, modify or qualify, or propose publicly to change, withdraw, withhold, amend, modify or qualify, the Logan Board Recommendation. Logan acknowledges that each successive material modification of any Superior Proposal that results in an increase in the consideration (or the value thereof) to be received by Logan Shareholders or other material terms or conditions shall constitute a new Superior Proposal for purposes of the requirement under this Section 7.1(d) to initiate a new Matching Period. In the event that an Acquisition Proposal is made or announced on a date which is less than five (5) Business Days prior to the Meeting, Logan shall be entitled to adjourn or postpone the Meeting and Parent shall be entitled to require Logan to adjourn or postpone the Meeting, in each case to a date that
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is not more than ten (10) Business Days after the latest date then scheduled for the Meeting in accordance with this Agreement, in order to address such Acquisition Proposal and if the Logan Board determines such Acquisition Proposal to be a Superior Proposal to observe and satisfy the Matching Period.

(e)	The Logan Board shall promptly and in any event within 24 hours after the determination in clause (i) or (ii) below, reaffirm the Logan Board Recommendation by news release after any Acquisition Proposal is publicly announced or made if the Logan Board determines that: (i) such Acquisition Proposal does not constitute a Superior Proposal in accordance with this Section 7.1; or (ii) an amendment to the terms of this Agreement has been agreed that results in the Acquisition Proposal not being a Superior Proposal. Logan shall provide Parent and its legal counsel with a reasonable opportunity to review the form and content of any such news release and shall make all reasonable amendments to such news release as requested by Parent and its legal counsel.
(f)	Parent agrees that all information that may be provided to it by Logan with respect to any Superior Proposal pursuant to this Section 7.1 shall be treated as if it were "Confidential Information" as that term is defined in the Confidentiality Agreement, and such information shall not be disclosed or used except in accordance with the Confidentiality Agreement or in order to enforce its rights under this Agreement in legal proceedings.
(g)	Logan shall ensure that its Representatives are aware of the provisions of this Section 7.1. Logan shall be responsible for any breach of this Section 7.1 by its Representatives.
7.2	Purchaser Disposition of Rights

If at any time after the execution and delivery of this Agreement and prior to the termination of this Agreement:

(a)	(i) the Logan Board (or any committee thereof), in respect of the Logan Transaction Resolution (and not, for greater certainty, in respect of any of the Newco Resolutions): (A) fails to make the Logan Board Recommendation as required hereunder; (B) changes, withdraws, withholds, amends, modifies or qualifies, or proposes publicly to change, withdraw, withhold, amend, modify or qualify, the Logan Board Recommendation in a manner adverse to Parent and/or Purchaser (it being understood that the taking of a neutral position or no position with respect to a publicly announced or publicly proposed Acquisition Proposal beyond the earlier of a period of five (5) Business Days following such announcement or the date which is the Business Day prior to the date proxies in respect of the Meeting must be deposited shall be considered an adverse modification to such recommendation); (C) fails to reaffirm publicly the Logan Board Recommendation in the manner and within the time period set out in Section 7.1(e) or within five (5) Business Days after having been requested to do so by Parent; or (D) resolves to do any of the foregoing, and (ii) this Agreement is terminated pursuant to Section 9.1(d);
(b)	Logan breaches any of its obligations under Section 7.1 in any material respect and this Agreement is terminated pursuant to Section 9.1(d);
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(c)	the Logan Board (or any committee thereof) accepts, recommends, approves, agrees to, endorses or enters into, or proposes publicly to accept, recommend, approve, agree to, endorse or enter into, an agreement, understanding or letter of intent to implement an Acquisition Proposal, and this Agreement is terminated pursuant to Section 9.1(d);
(d)	this Agreement is terminated by Logan or Parent pursuant to Section 9.1(b)(i) (Failure to Obtain Logan Shareholder Approval) or 9.1(b)(iii) (Occurrence of Outside Date), or by Parent pursuant to Section 9.1(c) (Failure to Satisfy Conditions), and prior to such termination, an Acquisition Proposal, or an intention to make an Acquisition Proposal, for Logan has been publicly announced, proposed, disclosed, offered or made by any Person (other than Parent or its affiliates) and, within twelve (12) months following the date of such termination:
(i)	the Logan Board recommends any Acquisition Proposal which is subsequently consummated at any time thereafter (whether or not within such twelve (12) month period);
(ii)	Logan enters into a binding definitive agreement (other than a confidentiality and standstill agreement permitted by and in accordance with Section 7.1(b)) in respect of any Acquisition Proposal which is subsequently consummated at any time thereafter (whether or not within such twelve (12) month period); or
(iii)	any Acquisition Proposal is consummated with Logan; or
(e)	prior to approval of the Logan Transaction Resolution, if Logan enters into, or the Logan Board authorizes Logan to enter into, a definitive agreement (other than a confidentiality and standstill agreement) with respect to a Superior Proposal pursuant to Section 7.1(b)(ix), provided that Logan has complied with its obligations set out in Section 7.1 and this Agreement is terminated pursuant to Section 9.1(e),

(each of the above, if not timely cured, if applicable, or waived by Parent, being (upon expiration of the applicable cure period) hereinafter referred to as a "Purchaser Disposition Event"), Logan shall pay to Purchaser $44,000,000 (the "Purchaser Termination Amount"), in consideration for the disposition of Purchaser's rights under this Agreement, in immediately available funds, to an account designated by Purchaser, as follows:

(i)	if the Purchaser Termination Amount is payable pursuant to Section 7.2(a), Section 7.2(b) or Section 7.2(c), the Purchaser Termination Amount shall be payable within two (2) Business Days following the occurrence of such Purchaser Disposition Event;
(ii)	if the Purchaser Termination Amount is payable pursuant to Section 7.2(d), the Purchaser Termination Amount shall be payable upon the consummation of the Acquisition Proposal referred to therein; or
(iii)	if the Purchaser Termination Amount is payable pursuant to Section 7.2(e), the Purchaser Termination Amount shall be payable concurrently with the termination of this Agreement.

Logan shall only be obligated to pay one Purchaser Termination Amount pursuant to this Section 7.2. For the purposes of the foregoing Sections 7.2(d)(i), 7.2(d)(ii) and 7.2(d)(iii), the

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term "Acquisition Proposal" shall have the meaning assigned to such term in paragraphs (a) through (d) of the definition of "Acquisition Proposal" set forth in Section 1.1, except that references to "20% or more of any class of equity or voting securities of Logan" shall be deemed to be references to "50% or more" and "20% or more" in relation to Logan's assets, revenues or earnings on a consolidated basis shall instead be construed to refer to "50% or more".

7.3	Purchaser Expense Reimbursement

If this Agreement is terminated by:

(a)	Parent pursuant to Section 9.1(c) (Mutual Conditions and Conditions Precedent) because of the failure of the condition in Section 6.2(f) (Newco Reorganization); or
(b)	any Party pursuant to Section 9.1(b)(iii) (Occurrence of Outside Date) and at the time of such termination there exists a state of facts or circumstances that would cause the condition set forth in Section 6.2(f) (Newco Reorganization) not to be satisfied, notwithstanding the availability of any cure period

(each of the above, if not timely cured, if applicable, or waived by Parent, being (upon expiration of the applicable cure period) hereinafter referred to as a “Purchaser Expense Reimbursement Event”), Logan shall pay to Purchaser $5,000,000 (the “Purchaser Expense Reimbursement Amount”), in consideration for the expenses incurred by Parent and Purchaser in connection with the Arrangement, in immediately available funds, to an account designated by Purchaser, within two (2) Business Days following the occurrence of such Purchaser Expense Reimbursement Event, provided that if Parent or Purchaser is in material breach of its obligations under this Agreement at the time of termination of this Agreement such amount will not be payable. Notwithstanding anything to the contrary herein, no fees or amounts shall be payable by Logan under this Section 7.3 as a result of the occurrence of a Purchaser Expense Reimbursement Event if Logan has paid or is obligated to pay the Purchaser Termination Amount.

7.4	Quantum of Purchaser Termination Amount and Specific Performance

Logan acknowledges and agrees that the payment of Purchaser Termination Amount pursuant to Section 7.2 is a payment in consideration for the disposition of the Purchaser's rights under this Agreement and agrees that such amount represents a genuine pre-estimate of the damages that the Purchaser will suffer or incur as a result of the event giving rise to the disposition of the Purchaser's rights under this Agreement and the resultant termination of this Agreement and is not a penalty. Logan irrevocably waives any right it may have to raise as a defence that any such amounts payable by it are excessive or punitive. For greater certainty, the Parties acknowledge and agree that the payment of the Purchaser Termination Amount is the sole monetary remedy of the Purchaser and the Parent in respect of the events contemplated in Section 7.2, except that this limitation shall not apply in the event of fraud or wilful or intentional breach of this Agreement by Logan and, in such circumstances, the Purchaser may pursue an action against Logan for damages. Nothing in Section 7.2, or this Section 7.4 shall, in circumstances where the Purchaser Termination Amount is not payable, otherwise preclude the Purchaser from pursuing an action against Logan for damages for a breach under this Agreement or from seeking and obtaining injunctive relief to restrain any breach or threatened breach of the covenants or agreements of Logan set out in this Agreement or the Confidentiality Agreement or otherwise to obtain specific performance of any of such acts, covenants or agreements, without the necessity of posting bond or security in connection therewith.

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7.5	Fees and Expenses

Except as expressly set out in this Agreement, each Party covenants and agrees to bear its own fees, costs and expenses in connection with the transactions contemplated by this Agreement and the Arrangement.

7.6	Access to Information; Confidentiality
(a)	From and after the Agreement Date until the earlier of the Effective Time and the termination of this Agreement, subject to compliance with Applicable Laws (including antitrust and competition Laws) and the terms of any existing Contracts (including the Confidentiality Agreement), Logan shall, and shall cause its Representatives to, provide Parent and its Representatives such access as Parent may reasonably require at all reasonable times, at Parent's sole cost and expense, only during normal business hours, including for the purpose of facilitating integration business planning, to their premises (including field offices and sites), books, Contracts, Returns, records, Information Technology, properties, assets, officers, employees, agents and management personnel, and shall furnish promptly to Parent all data and information as Parent may reasonably request in order to permit Parent to be in a position to expeditiously and efficiently integrate the business and operations of Parent and Logan after the Effective Date; provided that no investigations made by or on behalf of Parent, whether under this Section 7.6 or otherwise, shall waive, diminish the scope of, or otherwise affect, or be deemed to modify, any representation or warranty made by Logan herein. Without limiting the foregoing and subject to compliance with Applicable Law and the terms of any existing Contracts (including the Confidentiality Agreement): (i) Parent and its Representatives shall, upon reasonable prior notice, have the right to conduct inspections of the properties of Logan; (ii) Logan shall, upon Parent's request, facilitate discussions between Parent and any third party from whom consent may be required, provided that Logan shall be entitled to participate in all such discussions; and (iii) Logan and Parent shall form a committee consisting of appropriate senior officers and other representatives that shall meet on a regular basis for the purpose of integration business planning, with mechanisms in place to ensure that all pre-closing activities of Logan and Parent continue to be conducted independently and in compliance with Applicable Laws. For greater certainty, this Section 7.6 does not apply to premises, books, Contracts, Returns, records, Information Technology, properties, assets, employees, agents, data or information that relates solely and exclusively to Newco, the Newco Subsidiaries or the Newco Assets, except that Logan shall provide Parent with the information in respect of the Newco Transactions contemplated by Section 3.9(b).
(b)	Logan shall provide information and reasonable assistance to Parent in implementing a communications plan of Parent in respect of the Logan Employees. Parent shall consult with and consider the reasonable comments of Logan in connection with the implementation of such plan.
(c)	Nothing in this Section 7.6 shall require a Party to disclose information which it is prohibited from disclosing pursuant to a written confidentiality agreement or confidentiality provision of an agreement with a third party or information that, in the opinion of the Party, acting reasonably, is competitively sensitive (provided that the Parties acknowledge and agree that external counsel to the Parties may have access to such information on a privileged and confidential basis in connection with obtaining regulatory approvals required in connection with the Arrangement, including the
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Competition Act Approval) or may result in jeopardizing a Party's legal privilege in respect of such information.

(d)	The Parties acknowledge and agree that all information provided by a Party (or any of its Representatives) pursuant to this Section 7.6 shall be considered to be "Confidential Information" for purposes of the Confidentiality Agreement and shall be subject to the Confidentiality Agreement.
7.7	Insurance and Indemnification
(a)	Parent and Logan agree that all rights to indemnification, expense reimbursement or exculpation now existing in favour of present and former officers and directors of Logan shall survive completion of the Arrangement and, after the Effective Time, Logan and any successor to Logan will not take any action to terminate or adversely affect, and will fulfill its obligations pursuant to, expense advancement and exculpation arrangements and indemnities provided or available to or in favour of past and present officers and directors of Logan pursuant to the provisions of the articles, by-laws or other constating documents of Logan, applicable corporate legislation and any written indemnity agreements (and each of them), which have been entered into between Logan and its past or current officers or directors effective on or prior to the Agreement Date.
(b)	Prior to the Effective Time, Logan shall purchase run off directors' and officers' liability insurance for the benefit of its officers and directors having a coverage period of six (6) years from the Effective Time, and Parent shall cause Logan (and any successor thereto) to maintain such policy in effect for such period and not to take any action to terminate or adversely affect the coverage thereunder.
(c)	In the event that Purchaser or any of its successors or assigns shall (i) consolidate with or merge or amalgamate into any other Person and shall not be the continuing or surviving company or entity of such consolidation, merger or amalgamation or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, Parent shall cause proper provision to be made so that the successor and assign of Parent or all or substantially all of its properties and assets, as the case may be, assumes the obligations set forth in this Section 7.7.
7.8	Financial Advisors

As at the Agreement Date, Parent and Logan represent and warrant to each other that, except for RBC Dominion Securities Inc. in the case of Parent, and National Bank Financial Inc. in the case of Logan, no financial advisor, broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission, or to the reimbursement of any of its expenses, in connection with the Arrangement. Each Party has provided to the Other Party a correct and complete copy of all agreements relating to the arrangements between it and its financial advisors as are in existence at the Agreement Date and agrees: (a) not to amend the terms of any such agreements relating to the payment of fees and expenses or indemnification without the prior written approval of the Other Party; and (b) not to disclose the terms of the agreements between the Other Party and its financial advisors to such Party’s financial advisors. To the extent that such an agreement between a Party and its financial advisor does not exist at the Agreement Date, such Party shall disclose to the Other Party in writing the aggregate amount payable to such financial advisor in connection with the Arrangement.

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7.9	Privacy Issues
(a)	For the purposes of this Section 7.9, "Transferred Information" means any Personal Information to be disclosed or conveyed to one Party or any of its representatives or agents (for purposes of this Section 7.9, the "Recipient") by or on behalf of the Other Party (for purposes of this Section 7.9, the "Disclosing Party") as a result of or in conjunction with the transactions contemplated herein, and includes all such Personal Information disclosed to the Recipient on or prior to the Agreement Date.
(b)	Each Disclosing Party acknowledges and confirms that any Transferred Information which it discloses to a Recipient is necessary for the purposes of determining if the Parties shall proceed with the transactions contemplated in this Agreement, and if the determination is made to proceed with such transactions contemplated, to complete them.
(c)	Each Disclosing Party covenants and agrees to, upon request, use reasonable efforts to advise the Recipient of the purposes for which the Transferred Information was initially collected from or in respect of the individual to which such Transferred Information relates and, where applicable, any additional purposes where the Disclosing Party has notified the individual of such additional purpose, and where required by Applicable Law, obtained the consent of such individual to such collection, use or disclosure.
(d)	In addition to its other obligations hereunder, each of the Parties covenants and agrees to, and shall use reasonable commercial efforts to cause its Recipients to:
(i)	prior to the completion of the transactions contemplated herein:
(A)	use and disclose the Transferred Information solely for the purpose of reviewing and completing the transactions contemplated hereby, including for the purpose of determining whether to complete such transactions;
(B)	protect the Transferred Information by making reasonable security arrangements against such risks as unauthorized access, collection, use, disclosure, copying, modification, disposal or destruction; provided, however, that such arrangements include, at a minimum, safeguards that are appropriate to the sensitivity of the Transferred Information; and
(C)	if the transactions contemplated hereby do not proceed, return the Transferred Information to the Disclosing Party or destroy it, at the Disclosing Party's election, within a reasonable time;
(ii)	after the completion of the transactions contemplated herein:
(A)	use and disclose the Transferred Information under its control only for those purposes for which the Transferred Information was initially collected, permitted to be used or disclosed, unless:
(B)	the Disclosing Party or the Recipient has first notified the individual about whom the Transferred Information related of any additional
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purpose, and where required by Applicable Law, obtained the consent of such individual to such additional purpose; or

(C)	such use or disclosure is permitted or authorized by Applicable Law, without notice to, or consent from, such individual;
(D)	protect the Transferred Information under its control by making reasonable security arrangements against such risks as unauthorized access, collection, use, disclosure, copying, modification, disposal or destruction; provided, however, that such arrangements include, at a minimum, safeguards that are appropriate to the sensitivity of the Transferred Information; and
(E)	give effect to any withdrawal of consent made by an individual to whom the Transferred Information under its control relates; and
(iii)	notwithstanding any other provision herein, where the disclosure or transfer of Transferred Information to the Recipient requires the consent of, or the provision of notice to, the individual about whom the Transferred Information relates, the Disclosing Party shall not disclose or transfer such Transferred Information until it has first notified such individual of such disclosure or transfer and the purpose for same, and where required by Applicable Law, obtained the individual's consent to same and to only collect, use and disclose such information to the extent necessary to complete the transactions contemplated herein and as authorized or permitted by Laws.
(e)	Where required by Applicable Law, each of the Parties agrees to promptly notify the individuals about whom the Transferred Information relates that the transactions contemplated herein have taken place and that their Transferred Information has been disclosed in connection herewith.

Article 8
AMENDMENT

8.1	Amendment

Subject to the Interim Order, the Final Order and Applicable Laws, this Agreement (other than the Plan of Arrangement, which may only be amended in accordance with Article 6 thereof) may, at any time and from time to time before or after the holding of the Meeting, but prior to the Effective Time, be amended by written agreement of the Parties without further notice to, or authorization from, the Logan Shareholders and any such amendment may, without limitation:

(a)	change the time for performance of any of the obligations or acts of Parent, Purchaser or Logan hereunder;
(b)	waive any inaccuracies in, or modify, any representation or warranty contained herein or in any document delivered pursuant hereto;
(c)	waive compliance with, or modify, any of the covenants contained herein and waive or modify performance of any of the obligations of Parent, Purchaser or Logan hereunder; or
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(d)	waive satisfaction of, or modify, any of the conditions precedent set out herein, on the condition that no such amendment reduces or modifies or otherwise changes the substance or form of the consideration to be received under the Arrangement by the Logan Shareholders without approval by the Logan Shareholders given in the same manner as required for the approval of the Logan Transaction Resolution.

Article 9
TERMINATION

9.1	Termination

This Agreement may be terminated at any time prior to the Effective Date:

(a)	by mutual written agreement of the Parties;
(b)	by either Party if:
(i)	the applicable securityholders of Logan fail to approve the Logan Transaction Resolution by the Logan Required Approval at the Meeting in accordance with the Interim Order;
(ii)	a change in Law is enacted, made, enforced or amended that makes the consummation of the Arrangement illegal or otherwise prohibits or enjoins the Parties from completing the Arrangement, and such Law has, if applicable, become final and non-appealable, on the condition that: (A) the Party seeking to terminate this Agreement has used its reasonable commercial efforts to, as applicable, appeal or overturn such Law or otherwise have it lifted or rendered non-applicable in respect of the Arrangement; and (B) the enactment, making, enforcement or amendment of such Law was not primarily due to the failure of such Party to perform any of its covenants or agreements under this Agreement; or
(iii)	the Effective Time shall not have occurred on or prior to the Outside Date, except that the right to terminate this Agreement under this Section 9.1(b)(iii) shall not be available to a Party whose failure to fulfill any of its obligations under this Agreement has been the principal cause of, or resulted in, the failure of the Effective Time to occur by such date;
(c)	if any of the conditions set forth in Sections 6.1 (other than Section 6.1(b)) or 6.2 in the case of Parent and Purchaser, or in Sections 6.1 (other than Section 6.1(b)) or 6.3, in the case of Logan, has not been satisfied or waived by the Outside Date or such condition is incapable of being satisfied by the Outside Date; provided that the Party seeking termination is in compliance with its obligations as provided in Section 6.4(b), if applicable, and on the condition that the failure to satisfy the particular condition precedent being relied upon as a basis for termination of this Agreement did not occur as a result of a breach by the Party seeking to rely on the condition precedent of any of its covenants or obligations under the Agreement;
(d)	by Parent upon the occurrence of a Purchaser Disposition Event, as provided in Section 7.2(a), 7.2(b) or 7.2(c);
(e)	by Logan, upon the occurrence of a Purchaser Disposition Event as provided in Section 7.2(e); or
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(f)	by Parent if there has occurred a Material Adverse Effect with respect to Logan which is incapable of being cured on or before the Outside Date.
9.2	Notice and Effect of Termination
(a)	The Party desiring to terminate this Agreement pursuant to Section 9.1 (other than pursuant to Section 9.1(c) in circumstances in which Section 6.4(b) is applicable and has been complied with) shall give written notice of such termination to the Other Party, specifying in reasonable detail the basis for such Party's exercise of its termination right.
(b)	If this Agreement is terminated in the circumstances set out in Section 9.1, this Agreement shall forthwith become void and neither Party shall have any liability or further obligation to the Other Party hereunder, except with respect to the obligations set forth in this Section 9.2, Article 1, Sections 3.3(h), 3.3(i), 3.3(j), 3.9(e), 3.11, 3.12(b), 7.2, 7.3, 7.4, 7.5, 7.6(d) and 7.9, Article 10 and Article 11, where applicable, which shall survive any termination hereof. Nothing contained in this Section 9.2 shall relieve either Party from liability for any fraud, or wilful or intentional breach of any provision of this Agreement prior to the termination of this Agreement. No termination of this Agreement shall affect the obligations of the Parties pursuant to the Confidentiality Agreement, except to the extent specified therein.
9.3	Waiver

Either Logan or Parent may: (a) extend the time for the performance of any of the obligations or other acts of the Other Party; (b) waive compliance with any of the Other Party's agreements or the fulfillment of any conditions to its own obligations contained herein; and (c) waive inaccuracies in any of the Other Party's representations or warranties contained herein or in any document delivered by the Other Party; provided, however, that any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party and such waiver shall apply only to the specific matters identified in such instrument. No failure or delay by either Party in exercising any right, power or privilege under this Agreement will operate as a waiver thereof, nor will any single or partial exercise preclude any other or further exercise of any right, power or privilege under this Agreement.

Article 10
NOTICES

10.1	Notices

Any notice that is required to be given pursuant to any provision of this Agreement shall be given or made in writing and shall be delivered personally (including by courier) or sent by email to the Party to whom it is addressed, as follows:

(a)	if to Parent and/or Purchaser, addressed to it at:

Ovintiv Inc.
Suite 1700 – 370 17th Street
Denver, Colorado 80202

Attention: [name and position redacted]
Email: [email address redacted]

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with a copy to:

Blake, Cassels & Graydon LLP
Suite 3500, 855 2nd Street S.W.
Calgary, Alberta T2P 4J8

Attention: Jeff Bakker and Michael Barrett
Email: jeff.bakker@blakes.com and michael.barrett@blakes.com with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019

Attention: Scott Barshay and Laura Turano
Email: sbarshay@paulweiss.com and lturano@paulweiss.com

(b)	if to Logan or Newco, addressed to it at:

Logan Energy Corp.
900, 355-4th Avenue SW
Calgary, Alberta T2P 0J1

Attention: [name and position redacted]
Email: [email address redacted]

with a copy to:

Stikeman Elliott LLP
4200, 888 3rd Street S.W.
Calgary, Alberta T2P 5C5

Attention: Sony Gill
Email: sgill@stikeman.com,

or to such other address as a Party may, from time to time, advise to the Other Party by notice in writing. The date or time of receipt of any such notice shall be deemed to be the date of delivery or the time such email is received.

Article 11
GENERAL

11.1	Binding Effect

This Agreement shall be binding upon and enure to the benefit of the Parties and their respective successors and permitted assigns.

11.2	Assignment and Enurement

Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either Party without the prior written consent of the Other Party; provided, however, that Newco may assign all, but not less than all, of its rights and obligations under this Agreement to any of its

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affiliates (a "Permitted Assignee") if: (i) such affiliate will not be an affiliate of Logan immediately following the Effective Time (after giving effect to the Arrangement); (ii) such affiliate agrees to be bound by the covenants and obligations of Newco contained herein and to comply with the provisions of this Agreement applicable thereto; (iii) such affiliate is, as of the Effective Time, the direct or indirect (including through Newco or any other wholly-owned subsidiary) beneficial owner of all of the Newco Assets; (iv) such assignment would not and would not reasonably be expected to delay, impair or prevent the consummation of the transactions contemplated hereby or require any additional regulatory filings by, or any additional third-party consents to be obtained by, Parent or Purchaser; (v) such assignment would not, and would not reasonably be expected to, limit, impair or otherwise adversely affect the indemnification obligations of Newco or such assignee hereunder or the ability of Purchaser and Parent to enforce or recover under such indemnification obligations; (vi) such assignment would not result in any adverse Tax consequences to, or any increased costs, liabilities or obligations of, Purchaser, Parent or any of their affiliates, in each case as compared with the transactions contemplated by this Agreement without giving effect to such assignment and other than any such consequences, costs, liabilities or obligations for which Newco and such affiliate are responsible under Section 3.11; and (vii) Newco provides Purchaser and Parent with written notice of its intention to make such assignment not later than ten (10) Business Days prior to the date on which the Circular is to be mailed and, prior to the time of such assignment, a written instrument, in form and substance satisfactory to Purchaser and Parent, acting reasonably, executed by such affiliate evidencing its agreement to the matters in (ii) above; provided that no such assignment shall relieve Newco of its obligations hereunder and Newco shall continue to be fully liable as primary obligor, on a joint and several basis with any such assignee, to Purchaser and Parent for any default in performance by the assignee of Newco’s obligations hereunder, including its indemnification obligations. If Newco gives notice of its intention to assign this Agreement in accordance with this Section 11.2: (A) the Parties shall make such amendments to this Agreement (including Schedule "B"), the Plan of Arrangement, the Conveyance Agreement, the Transition Services Agreement and the other transaction documents contemplated hereby as are reasonably necessary to give effect to such assignment (including so that the securities to be distributed to the Logan Shareholders pursuant to the Plan of Arrangement are securities of the Permitted Assignee and that the Circular, the Interim Order and the Final Order so provide); and (B) such assignment, the incorporation of the Permitted Assignee and the steps reasonably required to implement the foregoing shall be deemed to form part of the Newco Reorganization, to be permitted by Sections 3.2 and 3.9 and to be described in the Disclosure Letter.

11.3	Disclosure

The Parties agree that each Party may issue a separate press release with respect to this Agreement as soon as practicable after its due execution, provided that each Party shall promptly provide to the Other Party, for review by the Other Party and its legal counsel, and receive the prior consent, not to be unreasonably withheld, conditioned or delayed of the Other Party prior to issuing such press release. Thereafter each Party shall promptly provide to the Other Party, for review by the Other Party and its legal counsel, and receive the prior consent, not to be unreasonably withheld, conditioned or delayed, of the Other Party prior to issuing, or permitting any of its directors, officers, employees or agents to issue, any news release or other written statement or other public disclosure document with respect to this Agreement or the Arrangement, and the Other Party agrees to keep such information confidential until it is filed as part of such Party's public disclosure record on SEDAR+ and EDGAR, as applicable. Notwithstanding the foregoing, if either Party is required by Applicable Laws, or the rules of any stock exchange on which any of its securities may be listed, to make any disclosure relating to this Agreement or the transactions contemplated by this Agreement, such disclosure may be made, but that Party shall use reasonable commercial efforts to consult with the Other Party as to the nature and wording of such disclosure prior to it being made.

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11.4	Severability

If any one or more of the provisions (or any part thereof) of this Agreement is determined to be invalid, illegal or unenforceable in any respect in any jurisdiction, such provision or provisions (or part or parts thereof) shall be, and shall be conclusively deemed to be, as to such jurisdiction, severable from the balance of this Agreement and:

(a)	the validity, legality or enforceability of the remaining provisions of this Agreement will not in any way be affected or impaired by the severance of the provisions (or parts thereof) so severed; and
(b)	the invalidity, illegality or unenforceability of any provision (or part thereof) of this Agreement in any jurisdiction shall not affect or impair such provision (or part thereof) or any other provisions of this Agreement in any other jurisdiction.

Upon any determination that any term or other provision in this Agreement is invalid, illegal or incapable of being enforced, the Parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the fullest extent possible.

11.5	Further Assurances

Each Party shall from time to time and at all times hereafter at the request of the Other Party, but without further consideration, do and perform all such further acts, matters and things and execute and deliver all such further documents, deeds, assignments, agreements, notices and writings and give such further assurances as shall be reasonably required for the purpose of giving effect to this Agreement.

11.6	Time of Essence

Time is of the essence in this Agreement.

11.7	Governing Law

This Agreement shall be governed by and construed in accordance with the Laws of the Province of Alberta and the federal Laws of Canada applicable therein and the Parties irrevocably attorn to the jurisdiction of the courts of the Province of Alberta in respect of all disputes arising under or in relation to this Agreement.

11.8	Specific Performance

Each Party agrees that irreparable harm would occur for which money damages would not be an adequate remedy at Law in the event that any of the provisions of this Agreement were not performed by the Other Party in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, except as provided for in Section 7.4, each Party shall be entitled to an injunction or injunctions and other equitable relief to prevent breaches or threatened breaches of the provisions of this Agreement or the Confidentiality Agreement or to otherwise obtain specific performance of any such provisions, any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief hereby being waived.

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11.9	Third Party Beneficiaries
(a)	The provisions of Sections 3.3(h), 3.3(i), 3.3(j), 3.11 and 7.7 are: (i) intended for the benefit of the Persons referenced therein as and to the extent applicable in accordance with their terms, and shall be enforceable by each of such Persons and his or her heirs, executors, administrators and other legal representatives and Parent and Logan, as applicable, shall hold the rights and benefits of Section 7.7 in trust for and on behalf of such Persons and Parent and Logan hereby accept such trust and agree to hold the benefit of and enforce performance of such covenants on behalf of such Persons; and (ii) in addition to, and not in substitution for, any other rights that such Persons may have by Contract or otherwise.
(b)	Except as provided in this Section 11.9, this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.
11.10	Counterparts

This Agreement may be executed in counterparts and by portable document format (PDF) or other electronic means, each of which shall be deemed an original, and all of which together constitute one and the same instrument.

[remainder of page intentionally left blank]

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IN WITNESS WHEREOF the Parties have duly executed this Agreement on the date written on the first page of this Agreement.

OVINTIV INC.

By:
Name:
Title:

OVINTIV CANADA ULC

By:
Name:
Title:

LOGAN ENERGY CORP.

By:
Name:
Title:

LOGAN OIL CORP.

By:
Name:
Title:

SCHEDULE "A"
PLAN OF ARRANGEMENT

A-1

SCHEDULE "B"
FORMS OF LOGAN TRANSACTION RESOLUTION, NEWCO FINANCING RESOLUTION, NEWCO OPTION PLAN RESOLUTION AND NEWCO SHARE AWARD PLAN RESOLUTION

PART A – FORM OF LOGAN TRANSACTION RESOLUTION

BE IT RESOLVED THAT:

(a)	The arrangement (the "Arrangement") under Section 193 of the Business Corporations Act (Alberta), involving, among others, Logan Energy Corp. ("Logan"), Logan Oil Corp. ("Newco"), Ovintiv Inc. ("Parent") and Ovintiv Canada ULC ("Purchaser"), the holders ("Logan Shareholders") of common shares of Logan, the holders ("Logan Optionholders") of options to purchase common shares of Logan, the holders ("Logan Warrantholders") of common share purchase warrants of Logan and the holders ("Logan RSA Holders") of restricted share awards of Logan, all as more particularly described and set forth in the management information circular of Logan dated November 25, 2026 accompanying the notice of this meeting (as the Arrangement may be modified or amended), and all transactions contemplated thereby, be and is hereby authorized, approved and adopted;
(b)	The plan of arrangement, as it may be or has been amended (the "Plan of Arrangement") involving among others, Logan, Newco, Parent, Purchaser, the Logan Shareholders, the Logan Optionholders, the Logan Warrantholders and the Logan RSA Holders implementing the Arrangement, the full text of which is set out in Schedule "A" to the Arrangement Agreement (as hereinafter defined) (as the Plan of Arrangement may be, or may have been, modified or amended), is hereby approved and adopted;
(c)	The arrangement agreement (the "Arrangement Agreement") among Logan, Newco, Parent and Purchaser dated as of October 26, 2026, as the same may be modified, amended or amended and restated from time to time, and all the transactions contemplated therein, the actions of the directors of Logan in approving the Arrangement Agreement, and the actions of the directors and officers of Logan in executing and delivering the Arrangement Agreement, and any amendments, modifications or supplements to any of the foregoing, and any transactions contemplated by any of the foregoing, are hereby confirmed, authorized, ratified and approved;
(d)	Any one director or officer of Logan be and is hereby authorized and directed for and on behalf of Logan to execute, under the corporate seal of Logan or otherwise, and to deliver to the Registrar under the Business Corporations Act (Alberta) for filing, articles of arrangement and such other documents as are necessary or advisable to give effect to the Arrangement and the Plan of Arrangement in accordance with the Arrangement Agreement;
(e)	Notwithstanding that this resolution has been duly passed (and the Plan of Arrangement adopted) by the Logan Shareholders, the Logan Optionholders, the Logan RSA Holders and the Logan Warrantholders or that the Arrangement has been approved by the Court of King's Bench of Alberta, the directors of Logan are hereby authorized and empowered, without further notice to, or approval of, the Logan Shareholders, the Logan Optionholders, the Logan RSA Holders or the Logan Warrantholders:
B-1

(i)	to amend the Arrangement Agreement or the Plan of Arrangement (or any documents or agreements delivered in connection therewith) to the extent permitted by the Arrangement Agreement or the Plan of Arrangement, as applicable; or
(ii)	subject to the terms of the Arrangement Agreement, not to proceed with the Plan of Arrangement and revoke this resolution at any time prior to the Effective Time (as defined in the Plan of Arrangement);
(f)	Any one or more directors or officers of Logan is hereby authorized, for and on behalf and in the name of Logan, to execute (or cause to be executed) and deliver (or cause to be delivered), whether under corporate seal of Logan or otherwise, all such agreements, forms, waivers, notices, certificates, confirmations and other documents and instruments and to do or cause to be done all such other acts and things as in the opinion of such director or officer may be necessary, desirable or useful for the purpose of giving full effect to this resolution and the matters authorized hereby, the Arrangement Agreement, the Arrangement and the completion of the Plan of Arrangement in accordance with the terms of the Arrangement Agreement, including:
(i)	all actions required to be taken by or on behalf of Logan, and all necessary filings and obtaining the necessary approvals, consents and acceptances of appropriate regulatory authorities; and
(ii)	the signing of the certificates, consents and other documents or declarations required under the Arrangement Agreement or otherwise to be entered into by Logan, such opinion to be conclusively evidenced by the execution and delivery of such document, agreement or instrument or the doing of any such act or thing.
B-2

PART B – FORM OF NEWCO FINANCING RESOLUTION

BE IT RESOLVED, as an ordinary resolution of the shareholders of Logan Energy Corp. ("Logan"), other than those shareholders whose votes are required to be excluded for the purposes of Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions and the policies of the TSX Venture Exchange, THAT:

(a)	the non-brokered private placement (the "Newco Financing") by Logan Oil Corp. ("Newco") of common shares of Newco ("Newco Shares") and units of Newco ("Newco Units"), each such Newco Unit being comprised of one Newco Share and one Newco Share purchase warrant, at a price of $1.00 per Newco Share or Newco Unit for aggregate gross proceeds of not less than $100,000,000, including the participation therein of directors, officers and other insiders of Logan and Newco, all as more particularly described in the management information circular of Logan dated November 25, 2026 (the "Circular"), is hereby authorized and approved;
(b)	the issuance by Newco of the Newco Shares, the Newco Units, the Newco Share purchase warrants forming part of the Newco Unit and the Newco Shares issuable on exercise thereof pursuant to the Newco Financing, are hereby authorized and approved;
(c)	notwithstanding that this resolution has been passed by the shareholders of Logan, the directors of Logan and Newco are hereby authorized and empowered, without further notice to or approval of the shareholders of Logan, to determine not to proceed with the Newco Financing, in whole or in part, or to amend the terms thereof in a manner not materially adverse to the shareholders of Logan; and
(d)	any one or more directors or officers of Logan or Newco is hereby authorized, for and on behalf of Logan or Newco, as applicable, to execute and deliver all such agreements, documents and instruments and to do all such other acts and things as such director or officer may determine to be necessary or desirable to give effect to the foregoing resolutions, such determination to be conclusively evidenced by the execution and delivery of such agreement, document or instrument or the doing of any such act or thing.
B-3

PART C – FORM OF NEWCO OPTION PLAN RESOLUTION

BE IT RESOLVED, as an ordinary resolution of the shareholders of Logan Energy Corp. ("Logan") (excluding such votes as are required to be excluded by the policies of the TSX Venture Exchange), THAT:

(a)	the stock option plan of Logan Oil Corp. ("Newco"), substantially in the form described in the management information circular of Logan dated November 25, 2026 (the "Circular"), including the reservation for issuance thereunder of up to 10% of the issued and outstanding common shares of Newco from time to time, be and is hereby authorized, approved, ratified and confirmed as the stock option plan of Newco;
(b)	the grant, prior to the listing of the common shares of Newco on the TSX Venture Exchange, of options under such plan is hereby authorized and approved;
(c)	the form of stock option plan may be amended in order to satisfy the requirements or requests of any regulatory authorities without requiring further approval of the shareholders of Logan or Newco;
(d)	notwithstanding that this resolution has been passed by the shareholders of Logan, the directors of Newco are hereby authorized and empowered, without further notice to or approval of the shareholders of Logan, to amend such plan in a manner not materially adverse to the shareholders of Logan or to revoke this resolution, without any further approval of the shareholders of Logan or Newco, at any time if such revocation is considered necessary or desirable by the directors of Newco; and
(e)	any one or more directors or officers of Logan or Newco is hereby authorized, for and on behalf of Logan or Newco, as applicable, to execute and deliver all such agreements, documents and instruments and to do all such other acts and things as such director or officer may determine to be necessary or desirable to give effect to the foregoing resolutions, such determination to be conclusively evidenced by the execution and delivery of such agreement, document or instrument or the doing of any such act or thing.
B-4

PART D – FORM OF NEWCO SHARE AWARD PLAN RESOLUTION

BE IT RESOLVED, as an ordinary resolution of the shareholders of Logan Energy Corp. ("Logan") (excluding such votes, if any, as are required to be excluded by the policies of the TSX Venture Exchange), THAT:

(a)	the share award incentive plan of Logan Oil Corp. ("Newco"), substantially in the form described in the management information circular of Logan dated November 25, 2026 (the "Circular"), including the reservation for issuance thereunder of up to 10% of the issued and outstanding common shares of Newco from time to time, be and is hereby authorized, approved, ratified and confirmed as the share award incentive plan of Newco;
(b)	the grant, prior to the listing of the common shares of Newco on the TSX Venture Exchange, of share awards under such plan is hereby authorized and approved;
(c)	the form of share award incentive plan may be amended in order to satisfy the requirements or requests of any regulatory authorities without requiring further approval of the shareholders of Logan or Newco;
(d)	notwithstanding that this resolution has been passed by the shareholders of Logan, the directors of Newco are hereby authorized and empowered, without further notice to or approval of the shareholders of Logan, to amend such plan in a manner not materially adverse to the shareholders of Logan or to revoke this resolution, without any further approval of the shareholders of Logan or Newco, at any time if such revocation is considered necessary or desirable by the directors of Newco; and
(e)	any one or more directors or officers of Logan or Newco is hereby authorized, for and on behalf of Logan or Newco, as applicable, to execute and deliver all such agreements, documents and instruments and to do all such other acts and things as such director or officer may determine to be necessary or desirable to give effect to the foregoing resolutions, such determination to be conclusively evidenced by the execution and delivery of such agreement, document or instrument or the doing of any such act or thing.
B-5

SCHEDULE "C"
REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

(a)	Organization and Qualification. Each of Parent and Purchaser is a corporation validly existing and in good standing under the Applicable Laws of its jurisdiction of incorporation and has the requisite corporate power and authority to own its properties as now owned and to carry on its business as it is now being conducted. Each of Parent and Purchaser is duly registered to do business and is in good standing in each jurisdiction in which the character of its properties, owned or leased, or the nature of its activities makes such registration necessary, except where the failure to be so registered or in good standing would not, individually or in the aggregate, significantly impede the ability of Purchaser to complete the Arrangement.
(b)	Authority Relative to this Agreement and the Logan Support Agreements. Each of Parent and Purchaser has the requisite corporate authority to enter into this Agreement and to carry out its obligations hereunder. Purchaser has the requisite corporate authority to enter into the Logan Support Agreements and to carry out its obligations thereunder. The execution and delivery of this Agreement, and the consummation by Parent and Purchaser of the transactions contemplated hereunder, have been duly authorized by the Parent Board and the Purchaser Board, respectively, and no other corporate proceedings on the part of Parent or Purchaser are necessary to authorize this Agreement or the Arrangement. The execution and delivery of the Logan Support Agreements, and the consummation by Purchaser of the transactions contemplated thereunder, have been duly authorized by the Purchaser Board and no other corporate proceedings on the part of Purchaser are necessary to authorize the Logan Support Agreements. This Agreement has been duly executed and delivered by Parent and Purchaser and, assuming the due and valid execution of this Agreement by Logan, constitutes a legal, valid and binding obligation of each of Parent and Purchaser enforceable against each such Party in accordance with the terms hereof, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other Applicable Laws of general application relating to or affecting rights of creditors and that equitable remedies, including specific performance, are discretionary and may not be ordered. The Logan Support Agreements have been duly executed and delivered by Purchaser and, assuming the due and valid execution of each Logan Support Agreement by each other party thereto, each Logan Support Agreement constitutes a legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with the terms thereof, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other Applicable Laws of general application relating to or affecting rights of creditors and that equitable remedies, including specific performance, are discretionary and may not be ordered.
(c)	No Violation; Absence of Defaults and Conflicts.
(i)	Neither Parent nor Purchaser (A) is in violation of its constating documents or by-laws or (B) is in default in the performance or observance of any obligation, agreement, covenant or condition contained in any note, bond, mortgage, indenture, loan agreement, deed of trust, agreement, lien, Contract or other instrument or obligation to which Parent or Purchaser is a party or to which any of them, or their respective properties or assets, is subject or by which Parent or Purchaser is bound, except for such defaults which would not significantly impede the ability of Parent or Purchaser to consummate the Arrangement.
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(ii)	The execution, delivery and performance of this Agreement and the Logan Support Agreements by Parent and Purchaser, as applicable, the consummation of the Arrangement contemplated by this Agreement and compliance by Purchaser with any of the provisions hereof or thereof will not: (A) violate, conflict with, or result in a breach of any provision of, require any consent, approval or notice under, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) or result in a right of termination or acceleration under, or result in the creation of any Encumbrance upon any of the properties or assets of Parent or Purchaser or cause any indebtedness to come due before its stated maturity or cause any credit to cease to be available, under any of the terms, conditions or provisions of: (1) their respective constating documents or by-laws; or (2) any note, bond, mortgage, indenture, loan agreement, deed of trust, agreement, lien, Contract or other instrument or obligation to which Parent or Purchaser is a party or to which any of them, or any of their respective properties or assets, are subject or by which Parent or Purchaser is bound; (B) subject to obtaining the Competition Act Approval and the requisite approvals of the Logan Shareholders, the Court, the New York Stock Exchange and the Toronto Stock Exchange, as applicable, and subject to compliance with Applicable Canadian Securities Laws and Applicable U.S. Securities Laws, violate any Applicable Laws applicable to Parent or Purchaser; or (C) cause the suspension or revocation of any authorization, consent, approval or license currently in effect (except, in the case of each of clauses (A), (B) and (C) above, for such violations, conflicts, breaches, defaults, terminations, accelerations, creations of Encumbrances, suspensions or revocations which, or consents, approvals or notices which if not given or received, would not, individually or in the aggregate, significantly impede the ability of Parent or Purchaser to consummate the Arrangement).
(iii)	Assuming the Court has approved the Interim Order and the Final Order, other than filings and registrations required by Applicable Canadian Securities Laws, Applicable U.S. Securities Laws, the ABCA and in connection with obtaining the Competition Act Approval, no filing or registration with, or authorization, consent or approval of, any Governmental Authority is required of Parent or Purchaser in connection with the consummation of the Arrangement, except for such filings or registrations which, if not made, or for such authorizations, consents or approvals which, if not received, would not significantly impede the ability of Parent or Purchaser to consummate the Arrangement.
(d)	Funds Available. Parent or Purchaser will at the Effective Time have sufficient funds available or available under its credit facilities, to pay the aggregate Consideration payable under the Arrangement, the amounts payable pursuant to Section 3.5(b) and all other amounts payable by Parent and Purchaser under this Agreement and in connection with the Arrangement.
(e)	Litigation. There are no Proceedings pending or, to the knowledge of Parent, threatened, against Parent or Purchaser that would reasonably be expected to prevent, significantly impede or materially delay the completion of the Arrangement or the performance by Parent or Purchaser of their obligations under this Agreement.
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(f)	Bankruptcy. There are no bankruptcy, insolvency, reorganization or receivership actions pending against, being contemplated by, or threatened against, Parent or Purchaser.
(g)	Residence. Purchaser is a "Canadian corporation" as defined in the Tax Act and is not a non-resident of Canada for the purposes of the Tax Act.
(h)	Investment Canada Act. Parent is not a "state-owned enterprise" as defined in Section 3 of the Investment Canada Act and Parent is a "trade agreement investor" as defined in Section 14.11(6) of the Investment Canada Act.
(i)	No Stockholder Approval. The Arrangement does not require any vote of the equityholders of Parent under Applicable Law or the constating documents of Parent.
(j)	Takeover Laws. Assuming compliance with Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions, if applicable, the transactions contemplated by this Agreement are not subject to any applicable anti-takeover provisions related to business combinations under Applicable Law, or any other "moratorium", "control share", "fair price" or other similar state anti-takeover laws and regulations, including Section 203 of the General Corporation Law of the State of Delaware.
(k)	U.S. Securities Law Matters.
(i)	Parent is incorporated and organized under the laws of the State of Delaware and has its principal offices within the United States.
(ii)	Parent's common stock is registered pursuant to Section 12(b) of the U.S. Exchange Act, and Parent is subject to the reporting requirements of Section 13(a) of the U.S. Exchange Act.
(iii)	Parent is not registered or required to be registered as an "investment company" under the United States Investment Company Act of 1940.
(iv)	Parent is not, and on the Effective Date will not be, a "shell company" (as defined in Rule 405 under the U.S. Securities Act).
(v)	Purchaser is not incorporated in the United States, is not organized under the laws of the United States and does not have its principal offices within the United States.
(vi)	There is no class of securities of Purchaser registered or required to be registered under Section 12 of the U.S. Exchange Act, nor does Purchaser have a reporting obligation under Section 15 of the U.S. Exchange Act (other than in respect of its guarantee of Parent's debt securities, for which it relies on the exemption in Rule 12h-5 under the U.S. Exchange Act).
(vii)	Purchaser is not registered or required to be registered as an "investment company" under the United States Investment Company Act of 1940.
(viii)	Purchaser is not, and on the Effective Date will not be, a "shell company" (as defined in Rule 405 under the U.S. Securities Act).
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SCHEDULE "D"
REPRESENTATIONS AND WARRANTIES OF LOGAN

(a)	Organization and Qualification. Logan is a corporation validly existing and in good standing under the Applicable Laws of the Province of Alberta and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Logan is duly registered to do business and in good standing in each jurisdiction in which the character of its properties, owned or leased, or the nature of its activities makes such registration necessary, except where the failure to be so registered or in good standing would not have a Material Adverse Effect on Logan.
(b)	Authority Relative to this Agreement. Logan has the requisite corporate power, capacity and authority to enter into this Agreement, the Conveyance Agreement and the Transition Services Agreement and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and the consummation by Logan of the transactions contemplated hereunder have been duly authorized by the Logan Board and, subject to the approval of the Logan Transaction Resolution by Logan Shareholders, holders of Logan Options, holders of Logan RSAs and holders of Logan Warrants in the manner required by the Interim Order and the approval of the Circular and matters related to the Meeting by the Logan Board, no other corporate proceedings on the part of Logan are necessary to authorize this Agreement or the Arrangement. This Agreement has been duly executed and delivered by Logan and constitutes a legal, valid and binding obligation of Logan enforceable against it in accordance with the terms hereof, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other Applicable Laws of general application relating to or affecting rights of creditors and that equitable remedies, including specific performance, are discretionary and may not be ordered.
(c)	Subsidiaries; Joint Ventures. As of the Agreement Date, Logan has no subsidiaries other than Newco, and Newco has no subsidiaries and has no assets or liabilities other than cash, its rights and obligations under agreements in respect of the Newco Transactions disclosed in the Disclosure Letter to which it is a party, and the intercompany balances disclosed in the Disclosure Letter. Immediately prior to the Effective Time (before giving effect to the Newco Reorganization and the Arrangement), Logan will have no subsidiaries other than Newco and the Newco Subsidiaries, and Newco will have no subsidiaries other than the Newco Subsidiaries acquired or formed pursuant to or in connection with the Newco Transactions. No Logan Subsidiary is a Material Subsidiary. Except as disclosed in the Disclosure Letter, Logan is not a partner or participant in any material partnership, joint venture, profit-sharing arrangement or other material written arrangements, other than any customary joint operating agreements, pooling agreements or unit agreements affecting the oil and gas properties of Logan, and is not party to any agreement under which it agrees to carry on any material part of its business or any other activity in such manner or by which it agrees to share any material revenue or profit with any other Person.
(d)	Ownership of Newco. As of the Agreement Date and immediately prior to the Effective Time (before giving effect to the Newco Reorganization and the Arrangement), Logan is and will be the registered and beneficial owner of all of the outstanding Newco Shares with good title thereto free and clear of any and all Encumbrances, other than: (i) those granted to its bank lenders, which will be
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released at or prior to the Effective Time; and (ii) restrictions on transfer contained in the constating documents of Newco. Other than the Newco Transaction Warrants and the securities to be issued pursuant to the Newco Financing and the Newco Transactions as described in the Circular, there are no outstanding options, rights, entitlements, understandings or commitments (contingent or otherwise) regarding the right to acquire any Newco Shares or other equity interests in Newco. All of the outstanding Newco Shares are validly issued, fully paid and non-assessable and are not subject to, nor were they issued in violation of, any pre-emptive rights.

(e)	No Violation; Absence of Defaults and Conflicts.
(i)	Logan (A) is not in violation of its constating documents or by-laws, and (B) is not in default in the performance or observance of any obligation, agreement, covenant or condition contained in any note, bond, mortgage, indenture, loan agreement, deed of trust, agreement, lien, Contract or other instrument or obligation to which Logan is a party or to which it, or its properties or assets, may be subject or by which Logan is bound, except for such defaults which would not result in a Material Adverse Effect on Logan.
(ii)	Neither the execution and delivery of this Agreement by Logan nor the consummation of the Arrangement contemplated by this Agreement nor compliance by Logan with any of the provisions hereof will: (A) except as disclosed in the Disclosure Letter, violate, conflict with, or result in a breach of any provision of, require any consent, approval or notice under, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) or result in a right of termination or acceleration under, or result in the creation of any Encumbrance upon any of the properties or assets of Logan or cause any indebtedness to come due before its stated maturity or cause any credit to cease to be available, under any of the terms, conditions or provisions of: (1) its constating documents or by-laws; or (2) any note, bond, mortgage, indenture, loan agreement, deed of trust, agreement, lien, Contract or other instrument or obligation to which Logan is a party or to which it, or any of its properties or assets, may be subject or by which Logan is bound; or (B) subject to obtaining the Competition Act Approval, and the requisite approvals of the Logan Shareholders, the Court and the TSXV, violate any Applicable Laws applicable to Logan; or (C) cause the suspension or revocation of any authorization, consent, approval or license currently in effect (except, in the case of each of clauses (A)(2), (B) and (C) above, for such violations, conflicts, breaches, defaults, terminations, accelerations, creations of Encumbrances, suspensions or revocations which, or any consents, approvals or notices which if not given or received, would not, individually or in the aggregate, have any Material Adverse Effect on Logan).
(iii)	Other than the Competition Act Approval, the requisite approvals of the Logan Shareholders, the Court and the TSXV and filings and registrations required by Applicable Canadian Securities Laws and the ABCA: (A) there is no legal impediment to Logan's consummation of the Arrangement; and (B) no filing or registration with, or authorization, consent or approval of, any Governmental Authority is required of Logan in connection with the consummation of the Arrangement, except for such filings or registrations which, if not made, or for such authorizations, consents or approvals which, if not received, would not have a Material Adverse Effect on Logan or
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significantly impede or delay the ability of Logan to consummate the Arrangement.

(f)	Funds Available. Logan has, and will until the Effective Time have, sufficient funds available or available under its credit facilities to pay the Purchaser Termination Amount pursuant to Section 7.2.
(g)	Litigation. There are no material Proceedings pending or, to the knowledge of Logan, threatened, affecting or that would reasonably be expected to affect Logan or any of its properties or assets at law or equity or before or by any court or Governmental Authority. Logan is not subject to any material outstanding Order, writ, injunction or decree against Logan.
(h)	Returns Filed and Taxes Paid. All material Returns required to be filed by or on behalf of Logan have been duly filed on a timely basis and such Returns are true, complete and correct in all material respects. All material Taxes and all installments of material Taxes due or payable by Logan, whether or not shown to be payable on such Returns, or on subsequent assessments with respect thereto, have been paid in full on a timely basis, other than any such Taxes being contested in good faith and for which adequate reserves in accordance with IFRS have been established.
(i)	Tax Reserves. Logan has provided adequate accruals in the Logan Financial Statements for material impacts to deferred Taxes payable and current Taxes payable by, or required to be withheld and remitted by, Logan, which Taxes are not yet payable to the applicable Governmental Authority, in each case in conformity with IFRS.
(j)	Tax Credits. Logan has correctly calculated and duly filed all material claims for federal and provincial Tax credits (including refundable or reimbursable Tax credits). Logan has not applied for, claimed or received a material refund of Tax (or amount deemed for purposes of the Tax Act to be an overpayment of Tax) to which it was not entitled pursuant to Applicable Law.
(k)	Tax Deficiencies; Audits. No deficiencies exist or have been asserted with respect to Taxes of Logan that would have a Material Adverse Effect on Logan. Logan is not a party to any action or proceeding for assessment or collection of Taxes that would have a Material Adverse Effect on Logan, nor, to the knowledge of Logan, has such an event been asserted or threatened against Logan or any of its assets that would have a Material Adverse Effect on Logan.
(l)	Withholding Taxes. Logan has paid or has withheld and remitted to the appropriate Governmental Authority all Taxes required to be paid, withheld and remitted by it, including in connection with amounts paid or owing to present or former employees, non-residents of Canada, independent contractors, creditors, shareholders or other third parties, except where the failure to pay or withhold and remit would not have a Material Adverse Effect on Logan, and Logan has complied with all related information reporting and record retention requirements.
(m)	Foreign Returns. Logan has not filed and has not been required or is currently not required to file, any material Returns with any Governmental Authority outside of its jurisdictions of incorporation, and no claims have ever been made by a Governmental Authority that Logan is or may be subject to Tax in a jurisdiction where it does not file Returns.
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(n)	GST and Similar Taxes. The books and records of Logan fairly and correctly set out and disclose, in all material respects, all liabilities and unclaimed input tax credits under Part IX of the Excise Tax Act (Canada) for purposes of the goods and services or harmonized sales tax or any similar legislation, and fairly and correctly set out and disclose in all material respects all liabilities and remittances in respect of any provincial sales tax, fuel tax, or any other value-added tax. All financial transactions of Logan have been accurately and completely recorded, in all material respects in the books and records of Logan.
(o)	Residence. Logan is a "Canadian corporation" as defined in the Tax Act.
(p)	Listed Transactions. Logan has not (i) participated in any listed transaction within the meaning of U.S. Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of state or local Tax Law), and (ii) entered into or been contractually obligated to enter into a "reportable transaction" within the meaning of section 237.3 of the Tax Act or "notifiable transaction" within the meaning of section 237.4 of the Tax Act or any analogous provision of any comparable law of any province or territory of Canada including any transaction subject to the mandatory disclosure rules under the Taxation Act (Quebec).
(q)	Tax Sharing Agreements. Logan (i) is not a party to, has no obligation under or is not bound by any agreement relating to the sharing, allocation or indemnification of Taxes, or any similar agreement, Contract or arrangement (other than any such agreement entered into in the ordinary course of business the primary purpose of which does not relate to Taxes), and (ii) does not have any material liability for Taxes of any Person (other than members of an affiliated, consolidated, combined or unitary group of which Logan is the common parent), as a transferee or successor, by Contract or otherwise by operation of Law.
(r)	Distributing or Controlled Corporation. Logan has not constituted a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Internal Revenue Code) in a distribution of shares qualifying or intending to qualify for tax-free treatment under Section 355 of the Internal Revenue Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Internal Revenue Code) in conjunction with this acquisition.
(s)	Non-Application. None of Section 17, 18(4), 78, 79, 80, 80.01, 80.02, 80.03 and 80.04 of the Tax Act, or any equivalent provision of the Laws of any other jurisdiction, has applied or will apply to Logan at any time on or before the Effective Date.
(t)	Reporting Issuer Status. Logan is a reporting issuer in all provinces of Canada and is in material compliance with all Applicable Canadian Securities Laws therein. The Logan Shares are listed and posted for trading on the TSXV, and Logan is in material compliance with the applicable rules of the TSXV.
(u)	U.S. Securities Law Matters; HSR Act.
(i)	Logan is not incorporated in the United States, is not organized under the laws of the United States and does not have its principal offices within the United States.
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(ii)	There is no class of securities of Logan registered or required to be registered under Section 12 of the U.S. Exchange Act, nor does Logan have a reporting obligation under Section 13(a) or 15 of the U.S. Exchange Act.
(iii)	Logan is not registered or required to be registered as an "investment company" under the United States Investment Company Act of 1940.
(iv)	Logan is not, and on the Effective Date will not be, a "shell company" (as defined in Rule 405 under the U.S. Securities Act).
(v)	Logan (and all entities "controlled by" Logan for purposes of the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended) (i) does not hold assets located in the United States with a fair market value greater than US$133.9 million and (ii) has not made aggregate sales in or into the United States of more than US$133.9 million in its most recent fiscal year.
(v)	Capitalization. As of the Agreement Date, the authorized capital of Logan consists of an unlimited number of Logan Shares. As of the Agreement Date, 691,619,020 Logan Shares are issued and outstanding. As of the Agreement Date other than 6,812,230 Logan RSAs, 42,520,370 Logan Options and 64,243,270 Logan Warrants, there are no options, restricted stock, restricted stock units, phantom equity or other equity or equity-based awards or similar rights, warrants or other rights, plans, agreements or commitments of any nature whatsoever requiring the issuance, sale, transfer, redemption or acquisition by Logan of any securities of Logan (including Logan Shares) or any securities convertible into, or exchangeable or exercisable for, or otherwise evidencing a right to acquire, any securities of Logan. All outstanding Logan Shares have been duly authorized and validly issued, are fully paid and non-assessable and were not issued in violation of any pre-emptive rights and all Logan Shares issuable upon the exercise, settlement or redemption, as applicable, of the Logan Incentives and the Logan Warrants in accordance with their respective terms will be duly authorized, validly issued, fully paid and non-assessable and will not be subject to any pre-emptive rights. As of the Agreement Date, there are no outstanding bonds, debentures or other evidences of indebtedness of Logan having the right to vote (or that are convertible for or exercisable into securities having the right to vote) with the Logan Shareholders on any matter.
(w)	Logan Credit Agreement. As of October 23, 2026, (i) the aggregate principal amount outstanding under the Logan Credit Agreement (including the aggregate face amount of issued and undrawn letters of credit thereunder) is $147,233,924.14, being $145,642,387.14 of advances ($115,000,000 under the revolving facility and $30,642,387.14 under the operating facility) and $1,591,537 of issued and undrawn letters of credit, (ii) the aggregate principal amount outstanding under the Logan Letter of Credit Facility (including the aggregate face amount of issued and undrawn letters of credit thereunder) is $4,216,199, all of which is issued and undrawn letters of credit and (iii) the aggregate principal amount outstanding under the Logan Bilateral Credit Facility is nil, and there are no issued and outstanding letters of credit thereunder. Other than amounts borrowed under the Logan Credit Documents or letters of credit issued thereunder, Logan has no indebtedness for borrowed money. Logan has provided Parent with a true and complete copy of the Logan Credit Documents.
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(x)	Shareholder and Similar Agreements. Logan is not party to any shareholder, pooling, voting trust or other similar agreement or arrangement relating to the issued and outstanding voting shares or other equity or voting securities in the capital of Logan.
(y)	Dividends. There are no dividends declared or other distributions or payments in respect of the Logan Shares that are unpaid or due to be paid.
(z)	No Orders. No Order having the effect of suspending the sale of, or ceasing the trading of, the Logan Shares or any other securities of Logan has been issued by any Governmental Authority and is continuing in effect and no proceedings for that purpose have been instituted, are pending or, to the knowledge of Logan, are contemplated or threatened under any Applicable Laws or by any Governmental Authority.
(aa)	Material Agreements.
(i)	Other than this Agreement or as permitted pursuant to this Agreement, Logan has not entered into any Contracts which are required to be filed by Logan under National Instrument 51-102 – Continuous Disclosure Obligations, except for those agreements which have been so filed by Logan.
(ii)	Other than the Contracts described in Section (aa)(i) above, Logan has made available to Parent in the Data Room, true and complete copies (including all material amendments, modifications, extensions or renewals with respect thereto) of each of the following Contracts to which Logan is a party or bound as of the Agreement Date:
(A)	each Contract containing any area of mutual interest, joint bidding area, joint acquisition area, area of dedication, production dedication or non-compete or similar type of provision that materially restricts the ability of Logan (including Logan following the Effective Time) to (1) compete in any line of business or geographic area or with any Person during any period of time after the Effective Time or (2) make, sell or distribute any products or services, or use, transfer or distribute, or enforce any of its rights with respect to, any of its material assets or properties;
(B)	each Contract that creates, evidences, provides commitments in respect of, secures or guarantees (1) indebtedness for borrowed money in any amount in excess of [limit redacted] or (2) other indebtedness of Logan (whether incurred, assumed, guaranteed or secured by any asset) in excess of [limit redacted] other than agreements solely between Logan and Newco;
(C)	each Contract involving the pending acquisition, swap, exchange, sale or other disposition of (or option to purchase, acquire, swap, exchange, sell or dispose of) any oil and gas properties of Logan for which the aggregate consideration (or the fair market value of such consideration, if non-cash) payable to or from Logan exceeds [limit redacted] other than Contracts involving the acquisition or sale of (or option to purchase or sell) hydrocarbons in the ordinary course of business;
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(D)	each International Swaps and Derivatives Association master agreement (each, together with each schedule thereto and amendments thereto, an "ISDA") under which any Hedging Transactions are outstanding involving: (1) with respect to hydrocarbons, aggregate notional quantities of natural gas in excess of [amount redacted] GJ per day (calculated over any monthly period) or aggregate notional quantities of crude oil, condensate and other liquid hydrocarbons in excess of [amount redacted] barrels per day (calculated over any monthly period); (2) with respect to interest rates, aggregate notional amounts in excess of [limit redacted] (or the equivalent in any other currency); or (3) with respect to cross-currency exchange, aggregate notional amounts in excess of [limit redacted] (or the equivalent in any other currency), it being further represented and warranted that each Hedging Transaction under each such ISDA is evidenced by and confirmed through the standard bank counterparty confirmation process and documentation which (except as disclosed in the Data Room) does not materially amend such ISDA;
(E)	each partnership, shareholder, joint venture, limited liability company agreement or other joint ownership agreement, other than with respect to arrangements exclusively between Logan and Newco and other than any customary joint operating agreements or unit agreements affecting the oil and gas properties of Logan;
(F)	each joint development agreement, exploration agreement, participation, co-ownership, farmout, farm-in or program agreement or similar Contract requiring Logan to make annual expenditures in excess of [limit redacted] or aggregate payments in excess of [limit redacted] (in each case, net to the interest of Logan) following the date of this Agreement, other than customary joint operating agreements and exploration and development obligations under oil and gas leases;
(G)	each agreement that contains any exclusivity, "most favored nation" or most favored customer provision, call or put option, preferential right or rights of first or last offer, negotiation or refusal, to which Logan is subject, and, in each case, is material to the business of Logan, in each case other than those contained in (1) any agreement in which such provision is solely for the benefit of Logan, (2) customary royalty pricing provisions in oil and gas leases or (3) customary preferential rights in joint operating agreements, pooling agreements or unit agreements affecting the business or the oil and gas properties of Logan;
(H)	any acquisition or divestiture Contract that contains "earn out" or other contingent payment obligations, or remaining indemnity or similar obligations (other than (1) asset retirement obligations or plugging and abandonment obligations set forth in the Logan Reserves Report or (2) customary indemnity obligations with respect to the post-closing ownership and operation of acquired assets), that would reasonably be expected to result in (I) earn out payments, contingent payments or other similar obligations to a third party (but
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excluding indemnity payments) in any year in excess of [limit redacted] or (II) earn out payments, contingent payments or other similar obligations to a third party, including indemnity payments, in excess of [limit redacted] in the aggregate after the Agreement Date;

(I)	each Contract for lease of personal property or real property involving payments in excess of [limit redacted] in any calendar year that is not terminable without penalty or other liability to Logan (other than any ongoing obligation pursuant to such Contract that is not caused by any such termination) within sixty (60) days;
(J)	any Contract (other than any other Contract otherwise covered by this Section (aa)(ii)) that creates future payment obligations (including settlement agreements or Contracts that require any capital contributions to, or investments in, any Person) of Logan, in each case, involving annual payments in excess of [limit redacted] or aggregate payments in excess of [limit redacted] (excluding, for the avoidance of doubt, customary joint operating agreements or unit agreements affecting the oil and gas properties of Logan), or creates or would create an Encumbrance on any material asset or property of Logan;
(K)	any Contract that provides for gathering, processing, fractionation, transportation or other midstream services to, or the sale by, Logan of hydrocarbons for a term greater than or equal to five (5) years and does not allow Logan to terminate it without penalty to Logan within sixty (60) days;
(L)	any Contract that provides for a "take-or-pay" clause, "ship-or-pay" clause, minimum revenue clause or any similar prepayment obligation, minimum volume commitments or capacity reservation fees to a gathering, processing, fractionation, transportation or other arrangement downstream of the wellhead, any marketing Contract which (A) involves, or would reasonably be expected to involve, volumes in excess of [limit redacted] MMcf of gas per day or [amount redacted] barrels of liquid hydrocarbons per day (in each case, calculated on a yearly average basis) or (B) contains acreage dedications of more than [limit redacted] acres, or similar arrangements that otherwise guarantee or commit volumes of hydrocarbons from Logan's oil and gas properties, which in each case, would reasonably be expected to involve payments (including penalty or deficiency payments) in excess of [limit redacted] during the twelve (12) month period following the date of this Agreement or aggregate penalty or deficiency payments in excess of [limit redacted] during the two (2)-year period following the date of this Agreement; and
(M)	any Contracts related to drilling rigs, fracking operations or similar operational contracts, involving payments in excess of [limit redacted] in any calendar year that are not terminable without penalty or other liability to Logan within sixty (60) days.
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(iii)	Each Logan Material Contract is legal, valid and binding and enforceable in accordance with its terms on Logan and, to the knowledge of Logan, each other party thereto, and is in full force and effect, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other Applicable Laws of general application relating to or affecting rights of creditors. Logan is not in breach of, or default under the terms of, and, to the knowledge of Logan, no other party to the Logan Material Contracts is in breach of, or default under the terms of, the Logan Material Contracts, nor is any event of default (or similar term) continuing under the Logan Material Contracts, and, to the knowledge of Logan, there does not exist any event, condition or omission that would constitute such a default, breach or event of default (or similar term) (whether by lapse of time or notice or both) under the Logan Material Contracts, in each case where such breach, default or event of default (or similar term) would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect in respect of Logan. There are no material disputes pending or, to the knowledge of Logan, threatened with respect to any Logan Material Contract and Logan has not received any notice of the intention of any other party to any Logan Material Contract to terminate for default, convenience or otherwise any Logan Material Contract, nor to the knowledge of Logan, is any such party threatening to do so. None of the entering into of this Agreement, the Conveyance Agreement or the Transition Services Agreement or consummating the Arrangement or the other transactions contemplated by this Agreement (including the Newco Transactions) will give rise to any right of termination, non-renewal or buy-out, consent requirement, forced sale, pre-emptive right, right of first refusal, change of fee or dilution of interest under any Logan Material Contract, in each case except where the same would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Logan.
(bb)	Filings. Logan has filed, on a timely basis, all material documents, reports, forms, statements, exhibits and schedules (such documents, reports, forms, statements, exhibits and schedules, the "Logan Documents") required to be filed by it with all applicable Governmental Authorities and, except to the extent corrected by subsequent reports filed prior to the date hereof, all such documents were, as of their respective dates, in compliance in all material respects with all Applicable Laws and at the time filed or furnished did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date hereof and other than would not reasonably be expected to have individually or in the aggregate, a Material Adverse Effect in respect of Logan: (i) Logan has not received notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such Logan Documents; (ii) there are no outstanding or unresolved comments received by Logan from Governmental Authorities with respect to any of the Logan Documents; and (iii) to Logan's knowledge, none of the Logan Documents is the subject of an ongoing review by any Governmental Authority.
(cc)	Books and Records. The corporate records of Logan have been maintained substantially in accordance with all Applicable Laws and are complete and accurate in all material respects. The minute books of Logan, which have been made available to Parent prior to the date hereof, have been maintained substantially in accordance with Applicable Laws, are complete and accurate in all material respects (other than
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minutes of meetings of the Logan Board and any committee thereof relating to its strategic review process, this Agreement and the transactions contemplated hereby).

(dd)	Financial Statements.
(i)	The Logan Financial Statements, and any interim or annual financial statements filed by or on behalf of Logan on and after the Agreement Date with any securities regulatory authorities in compliance, or intended compliance, with any Applicable Canadian Securities Laws were, or when so filed, will have been, in compliance with Applicable Canadian Securities Laws, prepared in accordance with IFRS (consistently applied), and present, or when so filed will present, fairly, in all material respects, in accordance with IFRS the financial position, results of operations and changes in financial position of Logan as of the dates thereof and for the periods indicated therein (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments). There has been no material change in Logan's accounting policies, except as described in the notes to the Logan Financial Statements, since January 1, 2026.
(ii)	Logan has provided Parent with a true and complete copy of the Logan Q3 2026 Financial Statements as at the Agreement Date, which Logan Q3 2026 Financial Statements remain subject to Logan Board approval. The Logan Q3 2026 Financial Statements have been prepared in accordance with IFRS, specifically IAS 34 – Interim Financial Reporting, as issued by the International Accounting Standards Board (IASB), and present fairly in accordance with IFRS the financial position, results of operations and changes in financial position of Logan as of the dates thereof and for the periods indicated therein (subject to normal year-end adjustments and other adjustments which are not reasonably expected to be material and adverse).
(ee)	Financial Reporting. Logan maintains a system of internal control over financial reporting (as such term is defined in National Instrument 52-109 – Certification of Disclosure in Issuers' Annual and Interim Filings) providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with IFRS and has otherwise complied, in all material respects, with the requirements of National Instrument 52-109 – Certification of Disclosure in Issuers' Annual and Interim Filings. Logan is a "venture issuer" within the meaning of National Instrument 52-109 – Certification of Disclosure in Issuers' Annual and Interim Filings and, as such, files basic certificates thereunder and has not been required to evaluate, and makes no representation as to the effectiveness of, its internal control over financial reporting or its disclosure controls and procedures. To the knowledge of Logan, there is no material weakness in the design or operation of internal controls over financial reporting utilized by Logan, and, since January 1, 2026, there has not been any illegal act or fraud related to Logan, whether or not material, that involves management or other employees who have a significant role in Logan's internal controls.
(ff)	Disclosure Controls and Procedures. Although Logan, as a venture issuer, is not required under National Instrument 52-109 – Certification of Disclosure in Issuers' Annual and Interim Filings to establish and maintain disclosure controls and procedures, Logan maintains disclosure controls and procedures (as such term is defined in National Instrument 52-109 – Certification of Disclosure in Issuers' Annual and Interim Filings) that comply with the requirements of Applicable Canadian
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Securities Laws in all material respects; such disclosure controls and procedures have been designed to provide reasonable assurance that: (i) material information relating to Logan is made known to the chief executive officer and chief financial officer of Logan by others, particularly during the periods in which filings are being prepared; and (ii) material information required to be disclosed by Logan in the reports that it files or submits under Applicable Canadian Securities Laws is recorded, processed, summarized and reported within the time periods specified in Applicable Canadian Securities Laws, it being acknowledged that, as described in Section (ee), Logan makes no representation as to the effectiveness of such disclosure controls and procedures. Since January 1, 2026, Logan has filed with the appropriate Governmental Authority, in accordance with prescribed timelines, all forms, reports, certifications, schedules, statements and documents required to be filed under Applicable Canadian Securities Laws which are available for public viewing on SEDAR+.

(gg)	Absence of Undisclosed Liabilities. Logan has no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent), other than:
(i)	those set forth or adequately provided for in the most recent statement of financial position and associated notes thereto included in the Logan Financial Statements (the "Logan Balance Sheet");
(ii)	those incurred in the ordinary course of business and not required to be set forth in the Logan Balance Sheet under IFRS;
(iii)	those incurred in the ordinary course of business since the date of the Logan Balance Sheet and consistent with past practice; and
(iv)	those incurred in connection with the execution of this Agreement. Logan is not a party to, and does not have any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement (including any Contract relating to any transaction or relationship between or among Logan and any of its subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Logan, in Logan's financial statements. The amounts owing by Logan under the Logan Credit Agreement, the Logan Bilateral Credit Facility and the Logan Letter of Credit Facility as of October 23, 2026 are as set forth in the Disclosure Letter.
(hh)	No Material Adverse Change. Except for the Arrangement or any action taken in accordance with this Agreement (including any Newco Transaction undertaken in accordance with Article 3 or, in the case of any transaction or step completed prior to the Agreement Date, as disclosed in the Disclosure Letter), since December 31, 2025: (i) Logan has conducted its business only in the ordinary and normal course substantially consistent with past practice; (ii) no liability or obligation of any nature (whether absolute, accrued, contingent or otherwise) material to Logan has been incurred other than in the ordinary course of business; (iii) there has not been any Material Adverse Change in respect of Logan; and (iv) there have been no material facts, transactions, events or occurrences which would reasonably be expected to have a Material Adverse Effect on Logan.
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(ii)	Conduct of Business. Except as disclosed in the Disclosure Letter, since December 31, 2025, Logan has not taken any action that would be in violation of Section 3.2 if such provision had been in effect since that date, other than violations which would not have any Material Adverse Effect on Logan or would not significantly impede Logan's ability to consummate the Arrangement contemplated hereby.
(jj)	Environmental. There have not occurred any material Releases, spills, emissions or pollution on any property of Logan or as a result of its operations that have not been remediated in compliance with Environmental Laws, nor has Logan been subject to any stop Orders, control Orders, clean-up Orders or reclamation Orders under applicable Environmental Laws that have not been complied with, except in each case to the extent any of such material Releases, spills, emissions or pollution on property or stop Orders, control Orders, clean-up Orders or reclamation Orders would not, individually or in the aggregate, have a Material Adverse Effect on Logan. All operations of Logan have been and are now being conducted in compliance with all applicable Environmental Laws and generally accepted oilfield practices, except where the failure to be in compliance would not individually or in the aggregate have a Material Adverse Effect on Logan. To the knowledge of Logan, Logan is not subject to:
(i)	any proceeding, application, Order or directive which relates to environmental, health or safety matters, and which may require any material work, repairs, construction, or expenditures; or
(ii)	any demand or notice with respect to the breach of any Environmental Laws applicable to Logan, including any regulations respecting the use, storage, treatment, transportation, or disposition of any Hazardous Substances, which would reasonably be expected to have a Material Adverse Effect on Logan.
(kk)	Indigenous Matters.
(i)	Logan is not a party to any Contracts with Indigenous communities. Neither Logan nor any Person acting on behalf of Logan is currently in discussions or negotiations with any Indigenous community with respect to entering into a Contract with an Indigenous community.
(ii)	No dispute exists or, to the knowledge of Logan, is threatened between an Indigenous community group and Logan with respect to the oil and gas properties of Logan or the operations of the business of Logan which has had, or is reasonably likely to give rise to, a Material Adverse Effect.
(ll)	Real Property Title. Logan has good and sufficient title to its real property interests, including fee simple estate of and in real property, leases, easements, rights of way, permits or licenses from landowners or authorities permitting the use of land by Logan, necessary to permit the operation of its business as presently owned and conducted, other than where the failure to have such good and sufficient title would not individually or in the aggregate have a Material Adverse Effect on Logan. Logan does not have any knowledge nor is it aware of any defects, failures or impairments in the title of Logan to its assets, whether or not an action, suit, proceeding or inquiry is pending or threatened or whether or not discovered by any third party, which in aggregate would have a Material Adverse Effect on Logan.
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(mm)	No Defaults under Leases and Agreements.
(i)	Logan has not received notice of any default under any of the leases and other title and operating documents or any other agreement or instrument pertaining to its assets to which Logan is a party or by or to which Logan or any of its assets are bound or subject, except to the extent that such defaults would not in the aggregate have a Material Adverse Effect on Logan.
(ii)	To the knowledge of Logan:
(A)	Logan is in good standing under all, and is not in default under any; and
(B)	there is no existing condition, circumstance or matter which constitutes or which, with the passage of time or the giving of notice, would constitute a default under any, leases and other title and operating documents or any other agreements and instruments pertaining to its assets to which it is a party or by or to which it or such assets are bound or subject and all such leases, title and operating documents and other agreements and instruments are in full force and effect and, to the knowledge of Logan, none of the counterparties to such leases, title and operating documents and other agreements and instruments is in default thereunder, except in each case to the extent that such defaults would not, individually or in the aggregate, have a Material Adverse Effect on Logan.
(nn)	No Encumbrances. Logan has not Encumbered or alienated its interests in its assets or agreed to do so and its assets are free and clear of all Encumbrances except for such Encumbrances as are disclosed in any governmental registry or arising in the ordinary course of business or are not material in the aggregate.
(oo)	Ownership of Material Property. Logan has ownership of all material property (including oil and gas leasehold interests in accordance with industry standard oilfield practice) necessary to the operation of its business, in each case free and clear of all Encumbrances and other material adverse claims known to Logan, other than such Encumbrances as are disclosed in any governmental registry or arising in the ordinary course of business or are not material in the aggregate. Subject to the terms, covenants, conditions and stipulations in Logan's title and operating documents, Logan is entitled to hold and enjoy its assets without lawful interruption by any Person claiming by, through or under Logan, except as would not, individually or in the aggregate, have a Material Adverse Effect on Logan.
(pp)	No Default Notices. Logan has not received any notice of breach or default under Applicable Laws or Contracts entered into by Logan with respect to oil and gas leasehold interests or any notice alleging its breach or default or a breach or default by a third party thereunder that relates to Logan's material rights, title, interests, property, licenses or assets, which breach or default remains outstanding or unsatisfied in any material respect at the Effective Time.
(qq)	No ROFRs. There are no rights of first refusal, rights of first offer, pre-emptive rights of purchase or similar right whereby any third party has the right to acquire or purchase any of Logan's material rights, title, interests, property, licenses or assets as a consequence of the Parties entering into this Agreement or the Conveyance
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Agreement or consummating the Arrangement or the other transactions contemplated by this Agreement (including the Newco Transactions).

(rr)	Areas of Mutual Interest. Except as disclosed in the Disclosure Letter, Logan has not entered into any Contract which contains active area of mutual interest provisions in any of the Contracts affecting Logan's interest in and to Logan's assets.
(ss)	Take or Pay Obligations. Except as disclosed in the Disclosure Letter, Logan has not entered into any Contract which contains take or pay, ship or pay or minimum revenue obligations or any other similar obligations of any nature whatsoever affecting Logan's interests in and to Logan's assets.
(tt)	Dedication Obligations. Except as disclosed in the Disclosure Letter, Logan has not entered into any Contract which contains areas of dedication or production dedication affecting Logan's interests in and to Logan's assets or the petroleum substances produced therefrom.
(uu)	Royalties, Rentals and Taxes Paid. All royalties, rentals, shut-ins and similar payments payable under the leases and other title and operating documents pertaining to the oil and gas assets of Logan and all ad valorem, property, production, severance and similar taxes and assessments based upon or measured by the ownership of such assets or the production of petroleum substances derived therefrom or allocated thereto or the proceeds of sales thereof payable have been properly paid in full and in a timely manner, except to the extent that such non-payment would not in the aggregate have a Material Adverse Effect on Logan.
(vv)	Reserves. A true and complete copy of the Logan Reserves Report has been provided to Purchaser. Logan cooperated with McDaniel in the preparation of the Logan Reserves Report, which has been accepted and approved by the Reserves Committee and the Logan Board. Logan has made available to McDaniel prior to the issuance of the Logan Reserves Report for the purpose of preparing such report, all information within Logan's power or possession requested by McDaniel, which information did not to Logan's knowledge, at the time such information was provided, contain any misrepresentation and Logan does not have any knowledge of any change in the production, cost, reserves, resources or other relevant information provided to McDaniel since the date that such information was so provided that would result, individually or in the aggregate, in a Material Adverse Effect. Logan believes that the Logan Reserves Report reasonably presents the estimated quantity and pre-tax net present values of the oil and natural gas reserves associated with Logan's properties evaluated in such report as at December 31, 2025, based upon information available at the time such reserves information was prepared, and Logan believes that at the date of such report, the Logan Reserves Report reasonably presented the aggregate estimated quantity and pre-tax net present values of such reserves or the estimated monthly production volumes therefrom in all material respects.
(ww)	Sale of Hydrocarbons. All proceeds from the sale of hydrocarbons produced from the oil and gas properties of Logan are being received by it in a timely manner and are not being held in suspense (by Logan or, to the knowledge of Logan, any third party operator thereof or any other Person) for any reason other than awaiting preparation and approval of division order title opinions and the receipt of division orders for execution for recently drilled wells, except to the extent that such failure to
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receive timely payment would not in the aggregate have a Material Adverse Effect on Logan.

(xx)	Licences. Logan has obtained and is in compliance, in all material respects, with all licenses, permits, certificates, consents, registrations, approvals, Orders, grants and other authorizations of or from any Governmental Authority necessary to own, lease and operate its properties and assets and conduct its business as it is now being or is proposed to be conducted, other than such licenses, permits, certificates, consents, registrations, approvals, Orders, grants and other authorizations, the absence of which would not, individually or in the aggregate, have a Material Adverse Effect on Logan. All such licenses, permits, certificates, consents, registrations, approvals, Orders, grants and other authorizations are in full force and effect and no suspension or cancellation thereof is pending or, to the knowledge of Logan, threatened, except to the extent that such failure to be in full force and effect, suspension or cancellation would not in the aggregate have a Material Adverse Effect on Logan.
(yy)	Long-Term Hedging Transactions. Logan has no obligations or liabilities, direct or indirect, vested or contingent in respect of any Hedging Transaction except with respect to Hedging Transactions entered in the ordinary course of business consistent with past practice and as permitted under Logan's corporate hedging policies, which policies have been disclosed in the Disclosure Letter.
(zz)	Employee Benefit Plans. Logan has made available to Parent true, complete and correct copies of each material option, incentive compensation (including the Logan Incentive Plans), deferred compensation, share purchase or share-based compensation plan and each other material employee or director compensation or benefit plan, agreement or arrangement, or any similar agreement, plan, policy or other arrangement (and any amendments thereto), for the benefit of directors or former directors of Logan, consultants or former consultants of Logan, and employees or former employees of Logan, which are maintained by, contributed to, or binding upon Logan or in respect of which Logan has any actual or potential liability (the "Logan Employee Plans"), and:
(i)	each Logan Employee Plan has been maintained and administered in material compliance with its terms, and is funded in accordance with Applicable Laws;
(ii)	all required employer contributions and premiums under the Logan Employee Plans that are the responsibility of Logan have been made in accordance with the terms thereof in all material respects;
(iii)	each Logan Employee Plan that is required or intended to be qualified under Applicable Law or registered or approved by a Governmental Authority has been so qualified, registered or approved by the appropriate Governmental Authority, and to the knowledge of Logan, nothing has occurred since the date of the last qualification, registration or approval to materially adversely affect, or cause, the appropriate Governmental Authority to revoke such qualification, registration or approval;
(iv)	to the knowledge of Logan, there are no threatened material claims against or otherwise involving any of the Logan Employee Plans and no material suit, action or other litigation (excluding claims for benefits incurred in the ordinary
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course of Logan Employee Plan activities) has been brought against or with respect to the Logan Employee Plan;

(v)	all contributions, reserves or premium payments required to be made to the Logan Employee Plans have been made or accrued for in the books and records of Logan in all material respects;
(vi)	each Logan Option has been granted pursuant to a stock option agreement on terms substantially consistent with those set forth in the form of stock option agreement disclosed in the Disclosure Letter;
(vii)	the execution and delivery of this Agreement or the consummation of the transactions contemplated herein will not under any Logan Employee Plan result in, cause the accelerated vesting of, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, or director of Logan, or will not limit the right of Logan to amend, merge, terminate or receive a reversion of assets from the Logan Employee Plan or related trust in all material respects;
(viii)	all material unfunded liabilities in respect of the Logan Employee Plans have been reflected in the Logan Financial Statements or accrued for in the books and records of Logan;
(ix)	no Logan Employee Plan provides post-retirement or post-employment benefits to or in respect of any current or former directors, officers, employees, independent contractors or consultants, or to or in respect of the dependents or beneficiaries of such current or former directors, officers, employees, independent contractors or consultants, other than as required pursuant to Applicable Laws;
(x)	no Logan Employee Plan is or is intended to be: (A) a “registered pension plan”; (B) a “retirement compensation arrangement”; or (C) an “employee life and health trust”, in each case within the meaning of subsection 248(1) of the Tax Act;
(xi)	no Logan Employee Plan is intended to be, or has ever been found or alleged by a Governmental Authority to be, a “salary deferral arrangement” within the meaning of subsection 248(1) of the Tax Act; and
(xii)	no shares subject to Logan Options are "non-qualified securities" within the meaning of section 110 of the Tax Act, and no Logan Options have been awarded in circumstances in which paragraphs 7(1.1)(a) through (c) of the Tax Act were applicable.
(aaa)	Employment Matters and Collective Agreements. Except as disclosed in the Disclosure Letter:
(i)	other than the employment agreements and arrangements disclosed in the Disclosure Letter, Logan is not a party to, nor is engaged in any negotiations with respect to, any employment agreement with any employee or any written or oral agreement, arrangement or understanding: (A) providing for payment of any retention, bonus, fee, distribution, remuneration or other compensation, severance, termination or change of control payments to any
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Person (other than salaries, wages or bonuses paid or payable in the ordinary course of business in accordance with current compensation levels and practices); (B) which forgives or will be required to forgive any indebtedness of any Person; or (C) increases or will be required to increase any benefits otherwise payable by Logan, as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated herein;

(ii)	Logan has made available to Parent true, correct, up to date and complete copies of written Contracts with Logan Employees and Independent Contractors;
(iii)	Logan is not a party to or bound by any Contract in respect of any employee or former employee, which provides such employee or former employee with monetary termination or severance entitlements in excess of those required by Applicable Law (for greater certainty, including applicable employment standards legislation) that are unpaid and outstanding on the Agreement Date;
(iv)	Logan is not a party to, nor is engaged in any negotiations with respect to, any collective bargaining or union agreement, any actual or threatened application for certification or bargaining rights or letter of understanding, with respect to any current or former Logan employee, nor has any actual or threatened application for certification or bargaining rights or letter of understanding occurred since July 12, 2023. No trade union, council of trade unions, employee associations, employee bargaining agency or affiliated bargaining agent holds bargaining rights with respect to any Logan Employees by way of certification, interim certification, voluntary recognition or succession rights of the Logan Employees;
(v)	there is no labour strike, dispute, lock-out, work slowdown or stoppage or concerted work refusal outstanding, pending or involving Logan and, to the knowledge of Logan, no labour strike, dispute, lock-out, work slowdown or stoppage is threatened against Logan. No trade union has applied to have Logan declared a related successor or common employer pursuant to the Labour Relations Code (Alberta) or any similar legislation in any jurisdiction in which Logan carries on business;
(vi)	no unfair labour practice complaint, grievance or arbitration proceeding is pending or involving Logan and, to the knowledge of Logan, Logan has not engaged in any unfair labour practice and no unfair labour practice complaint, grievance or arbitration proceeding has been threatened against Logan, in each case other than as in the aggregate would not have a Material Adverse Effect on Logan;
(vii)	Logan is in material compliance with all terms and conditions of employment and all Applicable Laws respecting employment, including pay equity, human rights, privacy, employment standards, workers' compensation and occupational health and safety. There are no outstanding actual or, to the knowledge of Logan, threatened material claims, complaints, investigations or Orders under any such Applicable Laws;
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(viii)	the Disclosure Letter sets forth a complete and accurate list, other than errors and omissions, which are not material, as of the Agreement Date of each Logan Employee, including such Logan Employee's name, job title, job location, date of hire (including any prior agreement recognizing past service and if applicable, the relevant service date), status as to full- or part-time and active or inactive (for any inactive Logan Employees, the type of leave, leave start date and estimated leave end date), annual salary or hourly wage, commissions or bonuses, (including any retention or other special compensation and amounts such Logan Employee is entitled to), statutory termination notice and Logan's reasonable estimate of severance entitlement, long-term incentive entitlement, overtime eligibility, benefits (including any housing or travel benefits), and vacation entitlement;
(ix)	all amounts due or accrued for all salary, wages, bonuses, commissions, vacation pay and other employee benefits in respect of Logan employees which are attributable to the period before the date of this Agreement have been paid or are accurately reflected in the books and records of Logan in all material respects. All liabilities of Logan due or accruing due to Logan Employees or Independent Contractors have or shall have been paid or accrued and accurately reflected in the books and records of Logan as of the Agreement Date in all material respects, including premium contributions, remittances and assessments for employment insurance, employer health tax (if applicable), Canada Pension Plan, income tax and any other employer-related legislation;
(x)	to the knowledge of Logan, there are no material outstanding assessments, penalties, fines, liens, charges, surcharges or other amounts due or owing by Logan pursuant to any workers' compensation legislation and Logan has not been reassessed in any material respect under such legislation and, to the knowledge of Logan, no audit of Logan is currently being performed pursuant to any applicable workers' compensation legislation;
(xi)	to the knowledge of Logan, there are no material charges pending or threatened with respect to Logan under OHSL. Logan has complied in all material respects with OHSL, as well as with any Orders issued under OHSL. There are no appeals of any material Orders under OHSL currently outstanding. There have been no fatal or critical accidents which have occurred in the course of the operation of the business of Logan which might lead to charges under OHSL; and
(xii)	the Disclosure Letter sets forth a complete and accurate list as of the Agreement Date of Independent Contractors who are receiving remuneration for work or services provided to Logan, including such Independent Contractor's name (and corporate entity name, if applicable), a reasonable estimate of payments and entitlements as described in Section 2.7(c) and confirmation whether such Independent Contractor is providing services pursuant to a written contractor agreement.
(bbb)	Insurance. Policies of insurance are in force naming Logan as insured that adequately cover all risks as are customarily covered by oil and gas producers and distributors in the industry in which Logan operates. Except as disclosed in the Disclosure Letter, all such policies are in full force and effect and shall remain in force and effect and shall not be cancelled or otherwise terminated as a result of the
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transactions contemplated by this Agreement. Logan has not taken any action or failed to take any action that, with notice or lapse of time or both, would constitute a material breach or default, or permit a termination of, any of such insurance policies.

(ccc)	Indebtedness To and By Officers, Directors and Others. Logan is not indebted to any of its directors, officers, employees or consultants or other parties not at arm's length, except for amounts due as normal compensation or reimbursement of ordinary business expenses, nor is there any indebtedness owing by any such parties to Logan.
(ddd)	Compliance with Laws. Logan has complied with and is not in violation of any Applicable Laws other than non-compliance or violations which would, individually or in the aggregate, not have a Material Adverse Effect on Logan. No investigation or review by any Governmental Authority with respect to any material violation, or potential material violation, of any Applicable Law by Logan is pending or, to the knowledge of Logan, threatened.
(eee)	Possession of Intellectual Property. (i) Logan owns with good and valid title thereto, free and clear of all Encumbrances, or has the full right or license to use, and to continue to use, the Intellectual Property Rights owned (or purported to be owned) by or used by it in the operation, conduct or maintenance of its business in the manner presently operated, conducted and maintained (collectively, the "Logan IP"); (ii) the Logan IP is sufficient for Logan to operate, conduct and maintain its business in the manner presently operated, conducted and maintained; (iii) neither the operation, conduct or maintenance by Logan of its business in the manner presently operated, conducted and maintained, nor the use by Logan of the Logan IP in respect thereto infringes, misappropriates, misuses or violates the Intellectual Property Rights of any third party; (iv) Logan has not received any written notice, complaint, threat or claim alleging: (A) the infringement, misappropriation, misuse or violation by it of any Intellectual Property Right of any third party; or (B) that Logan does not own the Logan IP or, in the case of Logan IP which is licensed to Logan, as the case may be, that it does not have the right to use such Intellectual Property Rights in connection with the operation, conduct and maintenance of its business in the manner presently operated, conducted and maintained; (v) Logan has used and continues to use reasonable commercial efforts (including measures to protect secrecy and confidentiality, where appropriate) to protect the Logan IP; (vi) the entering into of this Agreement will not trigger any material change of control payments or fees under any material seismic license agreements; (vii) the Information Technology owned, licensed, leased or used by Logan (collectively, the "Logan IT") meets or exceeds industry standards for performance and security, and adequately satisfies the data processing and other computing needs of the business and operations of Logan as presently operated, conducted and maintained; (viii) Logan: (A) has used and continues to use reasonable commercial efforts to protect the security and integrity of the Logan IT and the information thereon; and (B) has adopted administrative, procedural, physical and technological safeguards (including disaster recovery and business continuity plans), which are consistent with or exceed current industry standards, to adequately and properly ensure the protection of its business; (ix) Logan has collected, used, disclosed, stored, and otherwise processed all Personal Information under its custody and control materially in accordance with applicable data protection and privacy Laws; (x) to the knowledge of Logan, all necessary assignments and waivers have been obtained from all Logan employees, independent contractors, consultants, and any other Persons who have contributed to the creation or development of any of the Logan IP, and without limiting the
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foregoing, all authors of any works included in the Logan IP have expressly waived, in writing, any and all moral rights they may have in such works, to the fullest extent permitted by Applicable Law, including under the Copyright Act (Canada); (xi) with the exception of registrations or applications abandoned in the ordinary course of business, all registrations and applications for registration of Intellectual Property Rights owned by Logan are subsisting and in good standing, and all maintenance and renewal fees due prior to the Effective Date have been paid; (xii) Logan has not granted any material licenses, options, or rights to any third party to use, enforce, or acquire any Logan IP; (xiii) there is no pending or threatened litigation, opposition, cancellation, re-examination, or other proceeding or challenge relating to any Logan IP; and (xiv) Logan is in material compliance with all applicable open source software license terms and has not used any open source software in a manner that would require the disclosure, licensing, or distribution of any proprietary source code of Logan, or that would otherwise subject any proprietary software of Logan to any open source license obligations; in each case, other than non-compliance with or violations of the representations and warranties provided in this Section (eee)(i)-(xiv) which would, individually or in the aggregate, not have a Material Adverse Effect on Logan.

(fff)	Corrupt Practices and Trade Legislation.
(i)	To the knowledge of Logan, neither Logan nor any of its directors or officers, acting in their capacity as such, has, directly or indirectly, (A) made or authorized, or promised to make or authorize, any contribution, payment or gift of funds, property or other thing of value to any official, employee or agent of any governmental agency, authority or instrumentality (including government-owned or –controlled businesses) of any jurisdiction or any official or employee of any public international organization, state-owned enterprise, or a close relative thereof, or (B) made, or promised to make, or authorized any contribution, payment or gift of funds, property or other thing of value to any candidate for public office, to any political party, political party official or employee, in either case, where either the payment or the purpose of such contribution, payment, gift or other thing of value is to improperly influence any government action or decision or to secure an improper advantage for the purpose of obtaining or retaining business, or was, is, or would be prohibited under Anti-Corruption Laws applicable to Logan and its operations and have instituted and maintained policies and procedures reasonably designed to promote compliance with applicable Anti-Corruption Laws. No action, suit or proceeding or investigation by or before any court or governmental agency, authority or body or any arbitrator involving Logan with respect to the Anti-Corruption Laws is ongoing, or to the knowledge of Logan, pending or threatened or has been pending or threatened.
(ii)	To the knowledge of Logan, there have been no investigations by any governmental agency, authority or body involving Logan with respect to the Anti-Corruption Laws, nor are any ongoing or pending or threatened or have been pending or threatened.
(iii)	During the periods of the Logan Financial Statements, the operations of Logan are and have been conducted at all times in material compliance with applicable statutory and regulatory financial recordkeeping and reporting requirements, the accurate books and records requirements of Anti-Corruption Laws, and Money Laundering Laws. To the knowledge of Logan,
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no action, suit, proceeding or investigation by or before any court or governmental agency, authority or body or any arbitrator involving Logan with respect to the Money Laundering Laws is ongoing or, to the knowledge of Logan, pending or threatened or has been pending or threatened. To the knowledge of Logan, there have been no investigations by any governmental agency, authority or body involving Logan with respect to the Money Laundering Laws, nor are any ongoing or pending or threatened or have been pending or threatened.

(iv)	Neither Logan nor, to the knowledge of Logan, any director or officer of Logan has been the target of Economic Sanctions; and Logan is not in violation of any of the applicable Economic Sanctions, including, for greater certainty, Economic Sanctions that restrict oil and gas sector investments and trade in oil and gas sector equipment to certain destinations such as Russia, Iran and Syria, or is conducting or has conducted business with any Person who is the target of any Economic Sanctions in violation of applicable Economic Sanctions.
(v)	To the knowledge of Logan, there have been no material inaccurate or fictitious entries made in the books or records of Logan (to the extent such books or records are kept in connection with the books and records of Logan) relating to any secret or unrecorded fund or any unlawful payment, gift, political or charitable contribution or other thing of value or advantage, and to the knowledge of Logan, Logan has not directly or indirectly established or maintained a secret or unrecorded fund.
(vi)	Logan: (A) maintains systems of accounting and internal controls sufficient to provide reasonable assurances that: (1) the books and records of Logan accurately and fairly reflect the transactions of Logan, as applicable, in reasonable detail; (2) transactions are executed in accordance with management's general or specific authorization; and (3) transactions are recorded as necessary to maintain accountability for assets; (B) maintains a risk-based system of accounting and compliance controls sufficient to ensure that Logan's financial statements are accurately and fairly stated and to monitor, prevent, detect and report transactions violating any Applicable Law that prohibits corruption or bribery; and (C) has instituted policies and procedures in relation to business conduct and ethics required by Applicable Law and otherwise reasonably sufficient to provide reasonable assurances that the business of Logan is conducted without any of the actions described in clause (i)(A) and (i)(B) of this Section (fff) and, to the knowledge of Logan, there has not been any material breach of such policies or procedures.
(vii)	Without limiting the generality of the foregoing, Logan, and to the knowledge of Logan, each of its officers is in material compliance with all Applicable Laws relating to lobbying activities and campaign contributions, if any, and all filings required to be made under any Applicable Law relating to such lobbying activities and campaign contributions are accurate and have been properly filed with the appropriate Governmental Authority in all material respects.
(viii)	For the avoidance of doubt, any reference to "other thing of value" in this Section (fff) includes meals, entertainment, travel and lodging.
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(ggg)	Collateral Benefits. Except as disclosed in the Disclosure Letter, to the knowledge of Logan, no “related party” of Logan (within the meaning of Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions), together with its associated entities, that beneficially owns or exercises control or direction over 1.0% or more of the outstanding Logan Shares, will receive a “collateral benefit” (within the meaning of Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions) as a consequence of the Arrangement or the other transactions contemplated by this Agreement (including the Newco Transactions).
(hhh)	Newco and the Newco Transactions.
(i)	Upon completion of the Andora Acquisition, Newco will be the registered and beneficial owner of all of the issued and outstanding shares of Andora (or Andora will have amalgamated with Newco pursuant to the Andora Amalgamation).
(ii)	True and complete copies of the Andora Transaction Agreements and of the other Contracts in respect of the Newco Transactions entered into as of the Agreement Date have been made available to Parent in the Data Room.
(iii)	The Disclosure Letter sets out a complete and accurate description of the Newco Transactions, including all guarantees, indemnities, letters of credit and other credit support provided by Logan in respect of the obligations of Newco, any Newco Subsidiary or Andora, and all intercompany balances between Logan and Newco or any Newco Subsidiary.
(iv)	Except as disclosed in the Disclosure Letter, Logan has not provided any guarantee, indemnity or other credit support in respect of, and is not a party to, bound by or otherwise obliged under, any of the Andora Transaction Agreements.
(v)	The full particulars of the estimated aggregate indebtedness incurred or to be incurred by Logan in connection with the Newco Transactions are set forth in the Disclosure Letter.
(vi)	The Newco Transactions, if completed as described in the Disclosure Letter, will not give rise to any Tax payable by Logan or reduce the Tax Attributes of Logan below the amounts set forth in the Disclosure Letter, other than as described in the Disclosure Letter.
(vii)	At the Effective Time, after giving effect to the Newco Reorganization, Logan will have no ownership interest in, and no guarantee, indemnity, letter of credit, other credit support, intercompany balance or other liability or obligation in respect of, Newco, any Newco Subsidiary, the Newco Assets or the Newco Transactions, other than as expressly provided in this Agreement.
(viii)	None of the Contracts, commitments or Hedging Transactions of Logan disclosed in the Disclosure Letter as remaining with Logan following the Effective Time relate to Newco or the Newco Assets.
(ix)	Except as disclosed in the Disclosure Letter, all of the assets, properties, rights, Contracts, permits, licences and employees used primarily in, or held primarily for use in, the business of Newco and the Newco Subsidiaries are
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included in the Newco Assets, and all liabilities and obligations arising primarily out of, or relating primarily to, Newco, the Newco Subsidiaries, the Newco Assets or the Newco Transactions (whether arising before, on or after the Effective Time) are, or at the Effective Time will be, liabilities and obligations of Newco or a Newco Subsidiary. No Newco Asset is required by Logan for the conduct of any portion of its business following the Effective Time.

(x)	Except as disclosed in the Disclosure Letter, at and following the Effective Time, there will be no services, Contracts or other arrangements (including any transition services, shared services, secondment, cost-sharing or intercompany arrangements) between Logan, on the one hand, and Newco or any Newco Subsidiary, on the other hand, other than this Agreement, the Conveyance Agreement and the Transition Services Agreement, and all such services, Contracts and arrangements existing prior to the Effective Time will have been terminated at or prior to the Effective Time without any liability to Logan.
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SCHEDULE "E"
REPRESENTATIONS AND WARRANTIES OF NEWCO

(a)	Organization and Qualification. Newco is a corporation validly existing and in good standing under the Applicable Laws of the Province of Alberta and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Newco is duly registered to do business and in good standing in each jurisdiction in which the character of its properties, owned or leased, or the nature of its activities makes such registration necessary, except where the failure to be so registered or in good standing would not reasonably be expected to prevent or materially delay the completion of the Newco Transactions or the Arrangement.
(b)	Authority Relative to this Agreement. Newco has the requisite corporate power, capacity and authority to enter into this Agreement, the Conveyance Agreement and the Transition Services Agreement and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and the consummation by Newco of the transactions contemplated hereunder have been duly authorized by the board of directors of Newco and no other corporate proceedings on the part of Newco are necessary to authorize this Agreement or the Arrangement. This Agreement has been duly executed and delivered by Newco and constitutes a legal, valid and binding obligation of Newco enforceable against it in accordance with the terms hereof, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other Applicable Laws of general application relating to or affecting rights of creditors and that equitable remedies, including specific performance, are discretionary and may not be ordered.
(c)	Status of Operations. As of the Agreement Date, other than entering into this Agreement, the Andora Transaction Agreements and the other agreements in respect of the Newco Transactions disclosed in the Disclosure Letter, Newco has not issued any securities (other than Newco Shares issued to Logan), acquired any assets, become subject to any liabilities or obligations or otherwise carried on any business or conducted any operations.
(d)	Ownership of Newco. All of the issued and outstanding Newco Shares are owned by Logan.
(e)	Absence of Defaults and Conflicts. Neither the execution and delivery of this Agreement by Newco, the consummation of the Arrangement, the completion of the Newco Transactions, nor the compliance by Newco with any of the provisions of this Agreement, the Conveyance Agreement or the Transition Services Agreement will conflict with, result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under any of the terms, conditions or provisions of its constating documents or by-laws.
(f)	Newco Assets and Liabilities. Except as disclosed in the Disclosure Letter, all of the assets, properties, rights, Contracts, permits, licences and employees used primarily in, or held primarily for use in, the business of Newco and the Newco Subsidiaries are included in the Newco Assets, and all liabilities and obligations arising primarily out of, or relating primarily to, Newco, the Newco Subsidiaries, the Newco Assets or the Newco Transactions (whether arising before, on or after the Effective Time) are, or at the Effective Time will be, liabilities and obligations of Newco or a Newco Subsidiary. No Newco Asset is required by Logan for the conduct of any portion of its business following the Effective Time.
(g)	No Residual Newco Liability. Except as expressly provided for in this Agreement (including Newco Transaction Costs not exceeding $65,800,000 in the aggregate), following the
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completion of the Newco Transactions and the Arrangement, Logan will not have any liability, cost, expense, obligation, guarantee, indemnity, credit support or commitment (whether absolute, accrued, contingent or otherwise, and whether arising before, on or after the Effective Time) in respect of Newco, the Newco Subsidiaries, the Newco Assets, the Newco Transactions or the distribution of the Newco Securities. There is no security interest, guarantee, letter of credit, surety or performance bond or other form of credit support provided by Logan in respect of any obligation of Newco or any Newco Subsidiary that will remain outstanding immediately following the Effective Time.

(h)	No Continuing Arrangements. Except as disclosed in the Disclosure Letter, at and following the Effective Time, there will be no services, Contracts or other arrangements (including any transition services, shared services, secondment, cost-sharing or intercompany arrangements) between Logan, on the one hand, and Newco or any Newco Subsidiary, on the other hand, other than this Agreement, the Conveyance Agreement and the Transition Services Agreement, and all such services, Contracts and arrangements existing prior to the Effective Time will have been terminated at or prior to the Effective Time without any liability to Logan.
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SCHEDULE "F"
FORM OF CONVEYANCE AGREEMENT

[Redacted]

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SCHEDULE "G"
RESTRICTED AREA MAP

The Restricted Area comprises the lands within the red outline on the map below.

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SCHEDULE "H"
TRANSITION SERVICES AGREEMENT

[Redacted]

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